      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 7, 1999
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                              RADISYS CORPORATION

             (Exact name of registrant as specified in its charter)

            OREGON                         7373                       93-0945232
 (State or other jurisdiction       (Primary Standard              (I.R.S. Employer
              of                        Industrial              Identification Number)
incorporation or organization)     Classification Code
                                         Number)

                           5445 NE DAWSON CREEK DRIVE
                     HILLSBORO, OREGON 97124 (503) 615-1100

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               GLENFORD J. MYERS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              RADISYS CORPORATION
                           5445 NE DAWSON CREEK DRIVE
                            HILLSBORO, OREGON 97124
                                 (503) 615-1100

          (Name and address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

  IT IS RESPECTFULLY REQUESTED THAT THE COMMISSION SEND COPIES OF ALL NOTICES,
                         ORDERS AND COMMUNICATIONS TO:

           Annette M. Mulee                         T. William Porter
            John R. Thomas                           Chris A. Ferazzi
           Jason M. Brauser                         Brett A. Schrader
           Stoel Rives LLP                       Porter & Hedges, L.L.P.
   900 SW Fifth Avenue, Suite 2600             700 Louisiana, 35(th) Floor
        Portland, Oregon 97204                    Houston, TX 77002-2764
            (503) 224-3380                            (713) 226-0600

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS PROMPTLY AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
           TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE          REGISTRATION
        SECURITIES TO BE REGISTERED            BE REGISTERED(1)        PER UNIT       OFFERING PRICE(2)         FEE(3)
Common Stock................................      3,627,384            $6.96875          $101,113,322         $28,109.51

(1) Represents the maximum amount of common stock of RadiSys Corporation issuable upon completion of the merger described in this Registration Statement, assuming the conversion of each outstanding share of common stock of Texas Micro Inc. into 0.25 shares of RadiSys common stock.

(2) Pursuant to Rule 457(f) under the Securities Act of 1933 and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is based upon $6.96875, the average of the high and low sale prices of Texas Micro common stock as reported on the Nasdaq Stock Market on June 29, 1999 and a maximum of 14,509,535 shares of Texas Micro common stock exchanged in the merger.

(3) Pursuant to Rule 457(b) of the Act, the registration fee of $28,109.51 calculated hereunder is offset by the fee of $22,353.76 previously paid in connection with the filing on June 7, 1999 with the Commission of the preliminary proxy materials relating to the transactions described herein.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH A DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                       [LOGO]

         [LOGO]

                  PROPOSED MERGER--YOUR VOTE IS VERY IMPORTANT

    The Boards of Directors of RadiSys and Texas Micro have unanimously approved a merger agreement that would result in Texas Micro becoming a wholly owned subsidiary of RadiSys. If the merger is completed, Texas Micro stockholders will receive, for each Texas Micro common share, between .25 and .20 of a RadiSys common share depending on the average closing price of a RadiSys common share during a ten-day trading period ending two days before the shareholders' meetings of RadiSys and Texas Micro. RadiSys shareholders will continue to own their existing shares after the merger.

    Depending on the actual conversion ratio, the former Texas Micro stockholders will own between approximately 30.2% and 25.7% of the outstanding RadiSys common shares after the merger, and the RadiSys shareholders will own between approximately 70.3% and 74.8% of the outstanding RadiSys common shares.

    We are asking you to approve:

RADISYS SHAREHOLDERS:

    - the issuance of RadiSys common shares to Texas Micro stockholders in the merger.

    - an amendment to the 1995 Stock Incentive Plan of RadiSys to increase the number of shares of RadiSys common stock reserved for issuance under the plan by up to 500,000 shares to a total of up to 2,750,000 shares.

TEXAS MICRO STOCKHOLDERS:

    - the merger agreement.

    WE URGE YOU TO CONSIDER THE RISK FACTORS BEGINNING ON PAGE 14 THAT DESCRIBE RISKS RELATED TO THE PROPOSED MERGER.

    The merger cannot be completed unless the shareholders of both companies approve their related merger proposal. We have each scheduled special meetings for our shareholders to vote on the proposals. YOUR VOTE IS VERY IMPORTANT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE MERGER DESCRIBED IN THIS JOINT PROXY
STATEMENT/PROSPECTUS OR THE RADISYS COMMON STOCK TO BE ISSUED IN CONNECTION WITH THIS DOCUMENT OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          This Joint Proxy Statement/Prospectus is dated July 7, 1999, and is first being mailed to shareholders on or about July 12, 1999.

                      REFERENCES TO ADDITIONAL INFORMATION

    This document incorporates important business and financial information about our companies from documents we have filed with the SEC but have not included in or delivered with this document. If you write or call us, we will send you these documents without charge. You may contact us at:

RadiSys Corporation                   Texas Micro Inc.
5445 NE Dawson Creek Drive            5959 Corporate Drive
Hillsboro, Oregon 97124               Houston, Texas 77036
(503) 615-1100                        (713) 541-8200

    Please request documents from RadiSys or Texas Micro by August 5, 1999. If you request any incorporated documents, we will mail the documents you request by first class mail, or another equally prompt means, by the next business day after we receive your request.

    See "Where You Can Find More Information" on page 80 for more information about the documents referred to in this document.

                                     [LOGO]

                              RADISYS CORPORATION
                           5445 NE DAWSON CREEK DRIVE
                            HILLSBORO, OREGON 97124

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON AUGUST 12, 1999

To the Shareholders of RadiSys:

    A special meeting of shareholders of RadiSys will be held on August 12, 1999 at 10:00 a.m. local time, at the company's headquarters, located at 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124, for the following purposes:

    1. To consider and vote on a proposal to approve the issuance of RadiSys common stock to stockholders of Texas Micro under the terms of a merger agreement among RadiSys, Texas Micro and Tabor Merger Corp., a wholly owned subsidiary of RadiSys. As a result of the issuance of RadiSys common stock in the merger, Texas Micro will become a subsidiary of RadiSys.

    2. To consider and vote on a proposal to amend the 1995 Stock Incentive Plan of RadiSys to increase the number of shares of RadiSys common stock reserved for issuance under the plan by up to 500,000 shares to a total of up to 2,750,000 shares.

    3. To transact other business related to the proposal above that may properly come before the special meeting or any postponement or adjournment.

    A form of proxy and Joint Proxy Statement/Prospectus containing more detailed information about the matters to be considered at the special meeting (including a copy of the merger agreement) accompany this notice. We urge you to give this material your careful attention.

                                          By Order of the Board of Directors
                                          Annette M. Mulee

                                          SECRETARY

Hillsboro, Oregon
July 7, 1999

                            YOUR VOTE IS IMPORTANT.
                    TO VOTE YOUR SHARES, PLEASE SIGN, DATE,
                   COMPLETE AND MAIL THE ENCLOSED PROXY CARD
                   PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                                     [LOGO]

                                TEXAS MICRO INC.
                              5959 CORPORATE DRIVE
                              HOUSTON, TEXAS 77036

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 12, 1999

To the Stockholders of Texas Micro Inc.:

    A special meeting of stockholders of Texas Micro will be held on August 12, 1999 at 10:00 a.m. local time, at the company's headquarters, located at 5959 Corporate Drive, Houston, Texas 77036, for the following purposes:

    1. To consider and vote on a proposal to approve the merger agreement among Texas Micro, RadiSys and Tabor Merger Corp., a wholly owned subsidiary of RadiSys. Under the terms of the merger agreement, Texas Micro will become a subsidiary of RadiSys.

    2. To transact other business related to the proposal above that may properly come before the special meeting or any postponement or adjournment.

    The close of business on July 6, 1999 has been fixed by the Board of Directors of Texas Micro as the record date for determination of the stockholders of Texas Micro entitled to notice of, and to vote at, the special meeting or any postponement or adjournment.

    YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meeting, we urge you to complete, sign and return the enclosed proxy card in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is voted by delivering to Texas Micro at 5959 Corporate Drive, Houston, Texas 77036, Attention: K. R. Sumrall, Secretary, a written notice of such revocation or a duly executed, later-dated proxy or by attending the special meeting and voting in person.

                                          By Order of the Board of Directors
                                          K. R. Sumrall

                                          SECRETARY

Houston, Texas
July 7, 1999

                            YOUR VOTE IS IMPORTANT.
                    TO VOTE YOUR SHARES, PLEASE SIGN, DATE,
                   COMPLETE AND MAIL THE ENCLOSED PROXY CARD
                   PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.
           PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.

                        JOINT PROXY STATEMENT/PROSPECTUS
                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................................................           2

SUMMARY....................................................................................................           3
  The companies............................................................................................           3
    RadiSys................................................................................................           3
    Texas Micro............................................................................................           3
  Reasons for the merger...................................................................................           3
  The merger...............................................................................................           4
    What Texas Micro stockholders will receive.............................................................           4
    Material federal income tax consequences...............................................................           4
    Comparative per share market price and dividend information............................................           5
    Listing of RadiSys common stock........................................................................           5
    Ownership of RadiSys after the merger..................................................................           5
    Dissenters' and appraisal rights.......................................................................           5
    Interests of members of Texas Micro's board of directors and management in the merger..................           6
    Regulatory approvals...................................................................................           6
    Conditions to the merger...............................................................................           6
    Termination of the merger agreement....................................................................           6
    Termination fees.......................................................................................           6
    Stock option agreement.................................................................................           7
  Amendment of RadiSys 1995 Stock Incentive Plan...........................................................           7
  The special meetings.....................................................................................           7
  Record date and shareholder vote required to approve proposals...........................................           7
  Recommendations to shareholders..........................................................................           7
    To RadiSys shareholders................................................................................           7
    To Texas Micro stockholders............................................................................           8
  Selected historical and pro forma financial data.........................................................           9
    RadiSys selected historical financial data.............................................................          10
    Texas Micro selected historical financial data.........................................................          11
  Selected unaudited pro forma combined financial data and comparative per share information...............          12

RISK FACTORS...............................................................................................          14

THE COMPANIES..............................................................................................          18
  RadiSys..................................................................................................          18
  Texas Micro..............................................................................................          18
  Tabor Merger Corp........................................................................................          18

RADISYS SPECIAL MEETING....................................................................................          18
  Recommendations of the RadiSys board.....................................................................          19
  Solicitation, voting and revocability of proxies.........................................................          19

TEXAS MICRO SPECIAL MEETING................................................................................          21
  Recommendation of the Texas Micro board..................................................................          21
  Record date and vote required............................................................................          21
  Voting of proxies........................................................................................          21
  Revoking proxies.........................................................................................          22
  Solicitation of proxies..................................................................................          22

                        JOINT PROXY STATEMENT/PROSPECTUS
                         TABLE OF CONTENTS (CONTINUED)

                                                                                                                PAGE
                                                                                                                -----
THE MERGER.................................................................................................          23
  Background of the merger.................................................................................          23
  Reasons of RadiSys for the merger........................................................................          25
  Reasons of Texas Micro for the merger....................................................................          27
  Opinion of RadiSys financial advisor regarding the merger................................................          28
  Opinion of Texas Micro financial advisor regarding the merger............................................          36
  Interests of members of Texas Micro's board of directors and management in the merger....................          43
  Material United States federal income tax consequences of the merger.....................................          44
  Accounting treatment.....................................................................................          45
  Regulatory approvals.....................................................................................          45
  Dissenters' rights.......................................................................................          46
  Nasdaq listing of RadiSys common stock...................................................................          46
  Federal securities law consequences; stock transfer restriction agreements...............................          46

THE MERGER AGREEMENT.......................................................................................          47
  The merger...............................................................................................          47
  Merger consideration.....................................................................................          47
  Exchange of certificates for shares......................................................................          47
  Representations and warranties...........................................................................          48
  Continuation of business pending the merger..............................................................          49
  No solicitation..........................................................................................          50
  Hart-Scott-Rodino filing.................................................................................          50
  Conditions to our obligations to complete the merger.....................................................          51
  Additional conditions to obligations of RadiSys and Tabor Merger Corp....................................          51
  Additional conditions to obligations of Texas Micro......................................................          51
  Termination..............................................................................................          52
  Termination fees and expenses............................................................................          53
  Amendments and waiver....................................................................................          53

OTHER AGREEMENTS...........................................................................................          54
  Stock option agreement...................................................................................          54
  Voting agreements........................................................................................          54
  Registration rights agreement............................................................................          55

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS..........................................................          56

COMPARATIVE MARKET PRICES AND DIVIDENDS....................................................................          64

COMPARISON OF SHAREHOLDERS' RIGHTS.........................................................................          65
  General..................................................................................................          65
  Number of directors......................................................................................          65
  Classified board of directors............................................................................          65
  Removal of directors.....................................................................................          65
  Vacancies on the board of directors......................................................................          65
  Shareholder action by written consent....................................................................          66
  Amendments of certificate/articles of incorporation......................................................          66
  Amendment of bylaws......................................................................................          67
  Notice of shareholders' proposals/nominations of directors...............................................          68
  Calling of special meeting of shareholders; shareholder action by written consent........................          69
  Transactions with interested shareholders................................................................          70
  Dissenters' and appraisal rights.........................................................................          71

                        JOINT PROXY STATEMENT/PROSPECTUS
                         TABLE OF CONTENTS (CONTINUED)

                                                                                                                PAGE
                                                                                                                -----
  Consideration of other constituencies....................................................................          71
  Liability of directors...................................................................................          72
  Indemnification of directors and officers................................................................          72
  Payment of dividends.....................................................................................          73
  Transactions with officers or directors..................................................................          73

PROPOSAL TO APPROVE AND ADOPT THE RADISYS STOCK INCENTIVE PLAN AMENDMENT...................................          74
  Purpose of the plan......................................................................................          74
  Shares reserved for issuance under the plan..............................................................          74
  Administration...........................................................................................          75
  Participation and types of grants........................................................................          75
  Exercise price...........................................................................................          75
  Duration and exercise of options.........................................................................          75
  Termination of employment or service, death and assignment...............................................          76
  Amendment and termination of the plan....................................................................          77
  Federal income tax consequences..........................................................................          77

LEGAL MATTERS..............................................................................................          79

EXPERTS....................................................................................................          79

OTHER MATTERS..............................................................................................          80

WHERE YOU CAN FIND MORE INFORMATION........................................................................          80

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE............................................................          81

APPENDIX A--AGREEMENT OF REORGANIZATION AND MERGER
APPENDIX B--19.9% STOCK OPTION AGREEMENT
APPENDIX C--FAIRNESS OPINION OF BROADVIEW INTERNATIONAL LLC
APPENDIX D--FAIRNESS OPINION OF SG COWEN SECURITIES CORPORATION
APPENDIX E--PROPOSED AMENDMENT TO RADISYS CORPORATION 1995 STOCK INCENTIVE PLAN

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:         WHAT DO I NEED TO DO NOW?

A:         After carefully reading and considering the information contained in this document, please complete and sign your proxy card. Then, mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting and voted as you wish.

Q:         IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES ON
           THE MERGER FOR ME?

A:         Your broker will vote your RadiSys or Texas Micro shares on the merger only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:         CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:         You can change your vote at any time before your proxy is voted at the RadiSys or
           Texas Micro special meetings. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to RadiSys at the address on page 20 if you are a RadiSys shareholder, or to Texas Micro at the address on page 22 if you are a Texas Micro stockholder. Third, you can attend the special meeting of the company of which you are a shareholder and vote in person. Simply attending the meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:         IF I AM A TEXAS MICRO STOCKHOLDER, SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:         No. After the merger is completed, RadiSys will send written instructions to Texas
           Micro stockholders explaining how to exchange their stock certificates. RadiSys shareholders will keep their existing share certificates.

Q:         WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:         We are working toward completing the merger as quickly as possible. In addition to shareholder approvals, we must also satisfy all applicable regulatory waiting periods and obtain all necessary regulatory clearances and approvals. At the earliest, we expect the merger could be completed by the middle of August 1999.

Q.         WHERE CAN I FIND MORE INFORMATION ABOUT RADISYS AND TEXAS MICRO?

A.         This document is accompanied by the latest annual report on Form 10-K for Texas Micro, as well as Texas Micro's latest quarterly report on Form 10-Q. You may obtain additional information about RadiSys and Texas Micro as described under "Where You Can
           Find More Information" on page 80.

Q.         WHO DO I CONTACT IF I HAVE QUESTIONS ABOUT THE MEETINGS OR THE MERGER?

RADISYS SHAREHOLDERS:         TEXAS MICRO STOCKHOLDERS:

RadiSys                       Texas Micro
5445 NE Dawson Creek Drive    5959 Corporate Drive
Hillsboro, Oregon 97124       Houston, Texas 77036
(503) 615-1100                (713) 541-8200
Attention: Stephen F.         Attention: Michael L.
Loughlin                      Baudler

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER AND RELATED MATTERS FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGES 80 AND 81. EACH ITEM IN THIS SUMMARY INCLUDES A PAGE REFERENCE DIRECTING YOU TO A MORE COMPLETE DESCRIPTION OF THAT ITEM.

                                 THE COMPANIES

RADISYS (SEE PAGE 18)
5445 NE Dawson Creek Drive
Hillsboro, OR 97124
(503) 615-1100

    RadiSys is an independent designer and manufacturer of embedded computer solutions used by original equipment manufacturers for products in the telecommunications, manufacturing automation, medical devices, transportation, gaming and retail/office automation industries. RadiSys has manufacturing operations in Hillsboro, Oregon. RadiSys markets its products primarily in North America, Western Europe and Japan. RadiSys has U.S. offices in Boston, Boca Raton and San Jose and European offices in Swindon, United Kingdom; Munich, Germany; Paris, France and Eindhoven, The Netherlands.

TEXAS MICRO (SEE PAGE 18)
5959 Corporate Drive
Houston, TX 77036
(713) 541-8200

    Texas Micro is a provider of differentiated Intel-based computer systems and single board computers for the communications and industrial automation markets. Texas Micro products are sold globally through a network of marketing partners including original equipment manufacturers, system integrators and value-added distributors. Texas Micro markets its products through its direct sales force and its indirect sales channels in North America, Europe and Asia.

                             REASONS FOR THE MERGER

    The boards of directors of our companies have identified various benefits that are likely to result from the merger. The boards of directors believe the merger will:

    - enhance the long-term interests of each company's shareholders, as well as the interests of each company's employees, customers, creditors, suppliers and the communities in which each company operates;

    - enable the combined company's research and development activities to bring new products to market more quickly and cost-effectively;

    - create the potential for revenue diversification and financial flexibility;

    - create a business of sufficient size to enable the combined company to compete more effectively against larger companies in the embedded computer industry; and

    - provide the opportunity to use economies of scale and operating efficiencies through combined purchasing, consolidation of infrastructure and integration of distribution channels.

    These and other reasons for approving and recommending the merger identified by each board are explained in greater detail on pages 25 through 27 and 27 through 28 of this document.

                                   THE MERGER

    THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A TO THIS DOCUMENT. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT BECAUSE IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

WHAT TEXAS MICRO STOCKHOLDERS WILL RECEIVE (SEE PAGE 47)

    As a result of the merger, Texas Micro stockholders will receive, for each Texas Micro common share, between 0.25 and 0.20 of a RadiSys common share depending on the average closing price per share of RadiSys common stock for the ten-day period ending two days before the date of the RadiSys and Texas Micro special meetings. The actual conversion ratio is illustrated by the following table:

           AVERAGE CLOSING PRICE OF
             RADISYS COMMON STOCK
       DURING THE 10-DAY TRADING PERIOD                        CONVERSION RATIO
----------------------------------------------  ----------------------------------------------
less than or equal to $32.00..................  0.25
between $32.00 and $40.00.....................  $8.00 divided by the average closing price greater than or equal to $40.00...............  0.20

    RadiSys will not issue any fractional shares. Instead, a Texas Micro stockholder will receive a check in the amount equal to closing sales price of a RadiSys common share multiplied by the fractional share the stockholder would have otherwise received in the merger.

EXAMPLE:

    - Assuming a conversion ratio of 0.225, if you own 100 Texas Micro common shares, then after the merger you will receive 22 RadiSys common shares and a check for the 0.5 of one share of RadiSys common stock based on the closing price per share of RadiSys common stock on the date the merger closes.

    Texas Micro stockholders should not send in their stock certificates until instructed to do so after the merger is completed. After the merger is completed, Texas Micro stockholders will no longer have any rights as Texas Micro stockholders. Texas Micro stockholders who turn in their Texas Micro stock certificates will receive the merger consideration from the exchange agent on terms described in a letter of transmittal to be sent to Texas Micro stockholders.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 44)

    The merger has been structured as a reorganization for federal income tax purposes. Accordingly, Texas Micro stockholders generally will not recognize any gain or loss for federal income tax purposes on the exchange of their Texas Micro common stock for RadiSys common stock in the merger, except for any gain or loss on receipt of cash instead of a fractional share of RadiSys common stock. The companies themselves, as well as RadiSys shareholders, will not recognize gain or loss as a result of the merger. It is a condition of the obligations of RadiSys and Texas Micro to complete the merger that each receive a legal opinion from its outside counsel that the merger will be a reorganization for federal income tax purposes.

    This summary addresses only U.S. federal income taxes. This summary does not address other taxes that may be relevant to you, such as state, local or foreign taxes. In addition, the tax consequences described above and elsewhere in this document may not apply to all Texas Micro stockholders, including those specifically referred to on page 44.

    The tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION (SEE PAGE 64)

    Shares of RadiSys common stock and Texas Micro common stock are listed for quotation on the Nasdaq National Market. On May 21, 1999, the last full trading day before the public announcement of the proposed merger, RadiSys common stock closed at $34.00 per share and Texas Micro common stock closed at $4.875 per share. On July 6, 1999, RadiSys common stock closed at $41.00 per share and Texas Micro common stock closed at $7.8125 per share. We urge you to obtain current market quotations.

    Neither RadiSys nor Texas Micro has ever paid cash dividends. After the merger, the combined company does not expect to pay dividends in the foreseeable future.

LISTING OF RADISYS COMMON STOCK (SEE PAGE 46)

    RadiSys will list the shares of RadiSys common stock to be issued to Texas Micro stockholders in the merger for quotation on the Nasdaq National Market.

OWNERSHIP OF RADISYS AFTER THE MERGER

    The number of shares of RadiSys common stock to be issued to the Texas Micro stockholders in the merger is between approximately 2.7 million and 3.4 million shares, representing between approximately 25.2% and 29.7% of the outstanding shares of RadiSys common stock after the merger. The actual number of shares and percentage stock ownership will depend on the actual conversion ratio. This ratio is based on the closing sales price of a share of RadiSys common stock for the ten-day period ending two days before the special meetings. See "--The Merger-What Texas Micro stockholders will receive." The following table shows the percentage stock ownership of the RadiSys shareholders and the Texas Micro stockholders in RadiSys after the merger under various assumed average closing prices of RadiSys common stock:

                                                           AVERAGE CLOSING PRICE OF SHARE OF RADISYS COMMON STOCK
                                                ----------------------------------------------------------------------------
                                                  $24.00       $28.00       $32.00       $34.00       $36.00       $40.00
                                                -----------  -----------  -----------  -----------  -----------  -----------
Conversion ratio..............................       0.250        0.250        0.250        0.235        0.222        0.200
Texas Micro stockholders percentage
  ownership...................................        30.2%        30.2%        30.2%        28.9%        27.8%        25.7%
RadiSys shareholders percentage ownership.....        69.8%        69.8%        69.8%        71.1%        72.2%        74.3%
                                                     -----        -----        -----        -----        -----        -----
    Total.....................................       100.0%       100.0%       100.0%       100.0%       100.0%       100.0%
                                                     -----        -----        -----        -----        -----        -----
                                                     -----        -----        -----        -----        -----        -----


                                                  $44.00       $48.00
                                                -----------  -----------
Conversion ratio..............................       0.200        0.200
Texas Micro stockholders percentage
  ownership...................................        25.7%        25.7%
RadiSys shareholders percentage ownership.....        74.3%        74.3%
                                                     -----        -----
    Total.....................................       100.0%       100.0%
                                                     -----        -----
                                                     -----        -----

    These assumed closing prices are provided for illustration only and the actual average closing price may be different from any of these amounts. The percentages are based on the number of shares of each company outstanding on July 6, 1999 and do not take into account stock options or other equity based awards.

DISSENTERS' AND APPRAISAL RIGHTS (SEE PAGE 46)

    The RadiSys and Texas Micro shareholders will not have any right to an appraisal of their shares of RadiSys common stock and Texas Micro common stock as a result of the merger.

INTERESTS OF MEMBERS OF TEXAS MICRO'S BOARD OF DIRECTORS AND MANAGEMENT IN THE
  MERGER (SEE PAGE 43)

    When you consider the Texas Micro board's recommendation that Texas Micro stockholders vote in favor of the merger, you should be aware that a number of Texas Micro officers and directors may have interests in the merger that may be different from, or in addition to, yours. For example,

    - officers and directors of Texas Micro who held options to purchase Texas Micro common stock will receive options to purchase the number of shares of RadiSys common stock determined by applying the same conversion ratio governing the exchange of shares in the merger to the number of shares of Texas Micro common stock subject to the options right before the merger, and

    - some employees of Texas Micro will become eligible to receive (1) severance payments under employment agreements if their employment is terminated within a specified time after the effective time of the merger and (2) retention bonuses if they continue their employment with the combined company for specified periods after the effective time of the merger.

REGULATORY APPROVALS (SEE PAGE 45)

    Under the Hart-Scott-Rodino Act, the merger could not be completed until after we had given certain information and materials to the Federal Trade Commission and Department of Justice and a required waiting period had expired or been terminated. The companies submitted pre-merger notification and report forms during the week of May 31, 1999 and received notification of early termination of the waiting period on June 18, 1999.

CONDITIONS TO THE MERGER (SEE PAGE 51)

    The completion of the merger depends upon meeting a number of conditions, including

    - obtaining shareholder approval,

    - receiving pooling letters from PricewaterhouseCoopers LLP and

    - approval of the listing for quotation on the Nasdaq National Market of RadiSys shares to be issued to Texas Micro stockholders in the merger.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 52)

    RadiSys and Texas Micro can agree to terminate the merger agreement without completing the merger, and either of RadiSys or Texas Micro may terminate the merger agreement if the merger is not completed by October 31, 1999.

    In addition, RadiSys may terminate the merger agreement if the Texas Micro board of directors withdraws, modifies or amends its approval of the merger agreement in any way adverse to RadiSys or recommends an alternative transaction.

    In addition, Texas Micro may terminate the merger agreement if the average closing price per share of RadiSys common stock for the ten-day period ending two days before the date of the Texas Micro special meeting is less than $20.00, if before Texas Micro stockholders approve the merger agreement, a person other than RadiSys proposes a "superior transaction."

TERMINATION FEES (SEE PAGE 53)

    The merger agreement requires Texas Micro to pay RadiSys a termination fee of $2.5 million if the merger agreement is terminated in specified circumstances.

STOCK OPTION AGREEMENT (SEE PAGE 54)

    Under the merger agreement, RadiSys and Texas Micro entered into a stock option agreement under which Texas Micro granted to RadiSys an option to purchase approximately 19.9% of Texas Micro's outstanding common stock, at a price per share of $4.4375, subject to adjustments in specified circumstances. Alternatively, RadiSys may elect to receive a cash payment based on the difference between the total fair market value of the Texas Micro common shares subject to the option and the total exercise price represented by those shares. The option is exercisable under the same circumstances in which Texas Micro is required to pay the termination fee referred to above. The sum of the termination fee and the value attributable to the stock option cannot exceed 5% of the total value of the merger consideration. The stock option agreement is attached hereto as Appendix B. We encourage you to read this document.

          AMENDMENT OF RADISYS 1995 STOCK INCENTIVE PLAN (SEE PAGE 74)

    The RadiSys board is proposing an amendment to the RadiSys 1995 Stock Incentive Plan to increase the number of shares of its common stock reserved for issuance under the plan by up to 500,000 shares to a total of up to 2,750,000 shares. The RadiSys board is proposing this amendment to accommodate the increased number of employees of RadiSys after completion of the merger.

                              THE SPECIAL MEETINGS

    The RadiSys special meeting will be held at the company's headquarters located at 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124, at 8:00 a.m. local time on August 12, 1999.

    The Texas Micro special meeting will be held at the company's headquarters located at 5959 Corporate Drive, Houston, Texas 77036 at 10:00 a.m. local time on August 12, 1999.

         RECORD DATE AND SHAREHOLDER VOTE REQUIRED TO APPROVE PROPOSALS

    You are entitled to vote at your special meeting if you owned shares as of the close of business on July 6, 1999, the record date.

    FOR RADISYS SHAREHOLDERS: Approval of the issuance of the shares of RadiSys common stock under the merger agreement and approval of the proposed amendment to the stock incentive plan require a majority of the votes cast by holders of RadiSys common shares at the RadiSys special meeting, provided a quorum is present. The presence, in person or by proxy, of holders of a majority of the outstanding shares of RadiSys common stock on the record date is necessary for a quorum.

    FOR TEXAS MICRO STOCKHOLDERS: Approval of the merger agreement requires a majority of the total votes represented by the outstanding shares of Texas Micro common stock on the record date.

                        RECOMMENDATIONS TO SHAREHOLDERS

TO RADISYS SHAREHOLDERS:

    The RadiSys board believes the merger is in the best interests of RadiSys shareholders and unanimously recommends RadiSys shareholders vote FOR the proposals to

    - approve the issuance of RadiSys common stock to stockholders of Texas Micro in the merger and

    - approve an amendment to RadiSys' 1995 Stock Incentive Plan to increase the number of shares of its common stock reserved for issuance under the plan by up to 500,000 shares to a total of up to 2,750,000 shares.

TO TEXAS MICRO STOCKHOLDERS:

    The Texas Micro board believes the merger is in the best interests of Texas Micro and its stockholders and unanimously recommends Texas Micro stockholders vote FOR the proposal to approve the merger agreement.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

    The following tables show summary historical financial data for each of our companies, and also show similar information reflecting the merger of our two companies (which we refer to as "pro forma" information). In presenting the comparative pro forma information for some time periods, we assumed our companies had been merged throughout those periods. The following tables show information about each of our companies' earnings per share and book value per share and similar pro forma information.

    We base some of the information in the following tables on the historical financial information of our companies that we have presented in our prior filings with the SEC and, in the case of Texas Micro, accompanying this document. When you read the summary financial information we provide in the following tables, you should also read the historical financial information we provided in the documents we have filed with the SEC, and the more detailed financial information we provide in this document, which you can find beginning on page 56, as well as the historical financial information in the other documents to which we refer. See "Where You Can Find More Information" on page 80 for instructions on how to obtain documents each of our companies has filed with the SEC.

RADISYS SELECTED HISTORICAL FINANCIAL DATA

    This summary of financial information for RadiSys for the years 1994 to 1998 was taken from and should be read along with the audited financial statements contained in RadiSys' most recent annual report on Form 10-K. Information for the three months ended March 31, 1998 and 1999 was taken from financial statements that have not been audited but which, we believe, fairly present our financial position and results of operations and cash flows for the periods and should be read along with RadiSys' most recently filed quarterly report on Form 10-Q. See "Where You Can Find More Information" on page 80.

                              RADISYS CORPORATION
                       SELECTED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                      THREE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                      MARCH 31,
                                              -----------------------------------------------------  --------------------
                                                1994       1995       1996       1997       1998       1998       1999
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                                         (UNAUDITED)
INCOME STATEMENT DATA
Revenues....................................  $  20,241  $  35,025  $  81,043  $ 125,442  $ 108,198  $  33,663  $  31,559
Gross profit................................      8,336     12,033     33,655     50,133     36,630     12,119     11,274
Research and development....................      2,130      3,301      8,222     11,712     13,591      3,536      4,633
Selling, general and administrative.........      4,872      6,714     11,830     15,789     16,301      4,102      4,427
Income from operations......................      1,334      2,018     13,603     22,632      6,738      4,481      2,214
Net income..................................      1,365      1,516      9,546     15,425      5,432      3,125      1,712
Net income per share (diluted)..............       0.35       0.35       1.30       1.93       0.68       0.39       0.21
Weighted average shares outstanding
  (diluted).................................      3,884      4,355      7,362      8,003      8,034      8,056      8,301

BALANCE SHEET DATA (END OF PERIOD)
Working capital.............................  $   7,917  $  31,808  $  45,830  $  58,808  $  63,348  $  60,862  $  45,253
Total assets................................     12,367     39,112     80,253     94,943     94,454     95,419    101,239
Long-term obligations, excluding current
  portion...................................         --        884        648        399         88        302         --
Shareholders' equity........................      9,649     34,819     56,778     75,882     81,696     79,496     84,137

TEXAS MICRO SELECTED HISTORICAL FINANCIAL DATA

    This summary of financial information for Texas Micro for the fiscal years 1994 to 1998 was taken from and should be read along with the audited financial statements contained in Texas Micro's most recent annual report on Form 10-K accompanying this Joint Proxy Statement/Prospectus. Information for the nine months ended March 31, 1998 and 1999 is taken from financial statements that have not been audited but which, Texas Micro believes, fairly present its financial position and results of operations and cash flows for the periods and should be read along with Texas Micro's most recently filed quarterly reports on Form 10-Q accompanying this Joint Proxy Statement/Prospectus. See "Where You Can Find More Information" on page 80.

                                TEXAS MICRO INC.
                       SELECTED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                      NINE MONTHS ENDED
                                                           FISCAL YEAR ENDED JUNE 30,                 MARCH 28, MARCH 29
                                              -----------------------------------------------------  --------------------
                                                1994       1995       1996       1997       1998       1998       1999
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                                         (UNAUDITED)
INCOME STATEMENT DATA
Revenues....................................  $  91,826  $ 104,039  $ 102,222  $  64,992  $  70,940  $  51,675  $  63,518
Gross Profit................................     43,817     46,960     35,958     20,650     22,129     15,910     22,257
Research and development....................     11,621     13,044     12,780      8,552      7,878      5,717      6,608
Selling, general and administrative.........     22,053     28,052     25,206     15,185     14,682     10,948     12,794
Other charges/restructuring charge
  (credit)..................................     (1,109)        --      3,010         --         --         --         --
Income (loss) from operations...............     11,252      5,864     (5,038)    (3,087)      (431)      (755)     2,855
Net income (loss)...........................     10,481      5,277     (4,517)    (2,744)        90       (304)     3,085
Net income (loss) per share (diluted).......  $    0.67  $    0.33  $   (0.29) $   (0.19) $    0.01  $   (0.02) $    0.22
Weighted average shares outstanding
  (diluted).................................     15,760     16,061     15,423     14,658     13,811     13,517     13,745
BALANCE SHEET DATA (END OF PERIOD)
Working capital.............................  $  26,270  $  29,884  $  26,512  $  20,137  $  19,523  $  20,023  $  20,031
Total assets................................     50,409     52,241     46,351     34,024     32,856     32,861     39,740
Long-term obligations, excluding current
  portion...................................      1,835         56         --         --         --         --         --
Shareholders' equity........................     29,484     35,326     31,791     23,969     23,187     23,584     26,390

                     SELECTED UNAUDITED PRO FORMA COMBINED
              FINANCIAL DATA AND COMPARATIVE PER SHARE INFORMATION

    The following selected unaudited pro forma combined financial data give effect to the combination of RadiSys and Texas Micro on a pooling of interests basis. The unaudited pro forma combined balance sheet data assume the merger took place on March 31, 1999 and combine RadiSys' and Texas Micro's historical balance sheets at that date.

    The selected unaudited pro forma combined income statement data assume that the merger took place as of the beginning of each of the periods presented and combine RadiSys' consolidated historical statements of operations for each of the three years ended December 31, 1998 and for the three months ended March 31, 1998 and 1999 with Texas Micro's consolidated historical statements of operations for each of the three twelve month periods ended December 29, 1996, December 28, 1997 and December 27, 1998 and the three months ended March 29, 1998 and March 28, 1999.

    Transaction costs are expected to be incurred to complete the merger and consist primarily of financial advisor, legal, accounting and consulting fees, and printing, mailing and registration expenses. Due to the non-recurring nature of these costs, they have not been reflected in the selected unaudited pro forma combined financial data. For purposes of the selected unaudited pro forma combined financial data, we have assumed that 0.25 share of RadiSys common stock will be exchanged for each outstanding share and outstanding option of Texas Micro stock. See page 47 for a detailed description of the conversion ratio.

    The selected unaudited pro forma combined financial data are not necessarily indicative of operating results which would have been achieved had the merger been completed as of the beginning of the periods and should not be construed as representative of future operations. This selected unaudited pro forma combined financial data should be read in conjunction with the unaudited pro forma financial statements included elsewhere in this document.

                    RADISYS CORPORATION AND TEXAS MICRO INC.
                   SELECTED UNAUDITED COMBINED PRO FORMA DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                              THREE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,             MARCH 31,
                                                         ----------------------------------  --------------------
                                                            1996        1997        1998       1998       1999
                                                         ----------  ----------  ----------  ---------  ---------
INCOME STATEMENT DATA
Revenues...............................................  $  161,431  $  191,814  $  186,548  $  50,370  $  52,698
Gross profit...........................................      58,105      70,549      62,684     17,263     18,839
Research and development...............................      19,383      19,354      22,190      5,395      6,662
Selling, general and administrative....................      32,323      30,030      31,925      7,574      8,804
Income from operations.................................       6,399      21,165       8,569      4,294      3,373
Net income (loss)......................................        (141)     14,272       7,818      3,238      2,917
Net income (loss) per share (diluted)..................  $    (0.01) $     1.24  $     0.68  $    0.28  $    0.25
Weighted average shares outstanding (diluted)..........      10,787      11,493      11,464     11,524     11,805

BALANCE SHEET DATA (END OF PERIOD)
Working capital........................................                                                 $  65,284
Total assets...........................................                                                   140,979
Long-term obligations, excluding current portion.......                                                        --
Shareholders' equity...................................                                                   110,527

                       COMPARATIVE PER SHARE INFORMATION

    The following tables set forth various per share data for RadiSys and Texas Micro on an historical basis, for RadiSys and Texas Micro on a pro forma combined basis and on a per share equivalent pro forma combined basis for Texas Micro. The information gives effect to the proposed merger between RadiSys and Texas Micro on a pooling-of-interests basis at an assumed conversion ratio of
0.25 of a share of RadiSys common stock for each share of Texas Micro common stock, and assuming dilution. Under the merger agreement, the conversion ratio may fluctuate depending on the market price of RadiSys shares during the ten-day trading period ending two trading days before the special meetings. The unaudited pro forma combined and equivalent financial data do not reflect any cost savings or other synergies anticipated by RadiSys or Texas Micro management as a result of the merger. Also in connection with the merger, the companies expect to incur charges for merger-related costs. Neither RadiSys nor Texas Micro have included the amount of these merger-related costs in their historical financial data. The pro forma earnings per share data do not reflect any of these costs. The companies may have performed differently if they had always been combined. You should not rely on the pro forma information as being indicative of the historical results the combined companies would have had or the results they will experience in the future.

    RadiSys' year ends on December 31 and Texas Micro's fiscal year ends on June
30. For purposes of combining Texas Micro's historical financial data with RadiSys' historical financial data in the unaudited pro forma combined financial data in this document, the financial information of Texas Micro has been reported using the twelve-month periods ended December 29, 1996, December 28, 1997 and December 27, 1998. Historical book value per share is computed by dividing stockholders' equity by the number of shares outstanding at the end of each period. Pro forma book value per share is computed by dividing pro forma shareholders' equity by the pro forma number of shares outstanding at the end of each period.

    The information below should be read with the unaudited pro forma combined financial data of RadiSys and Texas Micro on pages 56 to 63 and the historical financial statements and related notes of RadiSys and Texas Micro contained in their reports filed with the SEC and, in the case of Texas Micro, which accompany this document. See "Where You Can Find More Information" on page 80.

                                                                     YEAR ENDED DECEMBER 31,
                                                                 -------------------------------  THREE MONTHS ENDED
                                                                   1996       1997       1998       MARCH 31, 1999
                                                                 ---------  ---------  ---------  -------------------
RADISYS COMMONSTOCK
Net income (loss) per share
  Basic........................................................  $    1.38  $    2.01  $    0.69       $    0.22
  Diluted......................................................  $    1.30  $    1.93  $    0.68       $    0.21
  Pro forma combined-basic.....................................  $   (0.01) $    1.28  $    0.69       $    0.26
  Pro forma combined-diluted...................................  $   (0.01) $    1.24  $    0.68       $    0.25
Book value per share at period-end
  Historical...................................................                        $   10.42       $   10.60
  Pro forma combined...........................................                        $    9.54       $    9.77

                                                               TWELVE MONTHS ENDED
                                                  ---------------------------------------------
                                                  DECEMBER 29,   DECEMBER 28,    DECEMBER 27,     THREE MONTHS ENDED
                                                      1996           1997            1998           MARCH 28, 1999
                                                  -------------  -------------  ---------------  ---------------------
TEXAS MICRO COMMON STOCK
Net income (loss) per share
  Basic.........................................    $   (0.63)     $   (0.08)      $    0.18           $    0.09
  Diluted.......................................    $   (0.63)     $   (0.08)      $    0.17           $    0.09
  Pro forma equivalent-basic....................    $   (0.00)     $    0.32       $    0.17           $    0.06
  Pro forma equivalent-diluted..................    $   (0.00)     $    0.31       $    0.17           $    0.06
Book value per share at period-end
  Historical....................................                                   $    1.87           $    1.96
  Pro forma equivalent..........................                                   $    2.39           $    2.44

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS JOINT PROXY
STATEMENT/PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING AN INVESTMENT IN THE COMBINED COMPANY AND ITS BUSINESS.

THE VALUE OF YOUR MERGER CONSIDERATION MAY FLUCTUATE.

    If the merger is completed, the number of RadiSys common shares that Texas Micro stockholders will receive will be based on the average closing price per share of RadiSys common stock for the ten-day period ending two days before the date of the RadiSys and Texas Micro shareholder meetings. The actual conversion ratio is illustrated by the following table:

           AVERAGE CLOSING PRICE OF
         RADISYS COMMON STOCK DURING
          THE 10-DAY TRADING PERIOD                            CONVERSION RATIO
----------------------------------------------  ----------------------------------------------
less than or equal to $32.00..................  0.25
between $32.00 and $40.00.....................  $8.00 divided by the average closing price greater than or equal to $40.00...............  0.20

    The one-for-0.25 conversion ratio generally is fixed if RadiSys' common stock price does not exceed $32.00 per share and will not be adjusted if the price of RadiSys common stock decreases or the price of Texas Micro common stock increases or decreases. Similarly, the one-for-0.20 conversion ratio generally is fixed if RadiSys' common stock price equals or exceeds $40.00 per share and will not be adjusted if the price of RadiSys common stock increases or the price of Texas Micro common stock increases or decreases. Consequently, the value of the consideration received by Texas Micro stockholders in the merger may be different from the value at the time of the signing of the merger agreement, the date of this document and the date of the shareholder meetings, since it may vary depending on fluctuations in the value of the RadiSys common stock. Factors that could cause these fluctuations include

    - changes in the business, operations or prospects of RadiSys or Texas
      Micro,

    - market assessments of the likelihood that the merger will be completed,

    - the date of the completion of the merger,

    - regulatory considerations,

    - industry developments and

    - general market and economic conditions.

Accordingly, we urge you to obtain current market quotations for Texas Micro common stock and RadiSys common stock.

THE COMBINED COMPANY MAY HAVE DIFFICULTIES MAINTAINING THE CURRENT PROFIT LEVELS OF RADISYS AND TEXAS MICRO.

    The need for continued significant expenditures for research and development, capital equipment purchases and worldwide training and customer service and support will make it difficult for the combined company to reduce significantly its fixed expenses as a percentage of sales in a particular period if its sales goals for that period are not met. Each company has generally increased its expense levels in anticipation of current and future growth. The combined company may not be able to maintain or exceed each company's current level of revenues and, consequently, may be unprofitable for future periods.

    In addition, at the start of each quarter Texas Micro typically has a backlog of sales orders that results in approximately one-third of the sales revenue for that quarter. Thus, a substantial portion of Texas Micro's revenue in each quarter typically comes from orders received in that quarter. Differences in the receipt of customer orders in any quarter, therefore, may produce significant fluctuations in quarterly revenue and profits, and also will make the combined company's quarterly financial results difficult to predict.

THE COMBINED COMPANY'S OPERATING RESULTS MAY BE ADVERSELY AFFECTED BY DOWNTURNS IN ANY ONE OF SEVERAL INDUSTRIES.

    The combined company's sales will depend in large part upon market demand for embedded computers and products using embedded computers by our customers in the semiconductor, telecommunications, industrial automation, gaming, medical equipment and automotive industries. This demand has been highly cyclical and has experienced periodic downturns. These downturns have resulted in lower demand for each company's products. Demand for our products could also decrease in late 1999 and early 2000 if end-users purchasing our OEM customers' products are required to reduce capital expenditures in an effort to address year 2000 compliance issues. The combined company will be adversely affected by any future downturns in its customers' businesses.

A SIGNIFICANT PORTION OF THE COMBINED COMPANY'S SALES WILL BE OUTSIDE THE UNITED STATES AND SUBJECT TO FOREIGN CURRENCY RATE FLUCTUATIONS AND OTHER INTERNATIONAL OPERATIONS RISKS.

    On a pro forma basis to reflect the merger, sales outside the United States would have accounted for 30% of the combined company's revenues for 1997 and 29% of the combined company's revenues for 1998. The combined company will primarily sell to customers in U.S. dollars. However, some portion of the combined company's international sales will be denominated in currencies other than U.S. dollars, and thus the combined company will be exposed to risks associated with exchange rate fluctuations. An increase in the value of the U.S. dollar relative to foreign currencies could adversely affect the combined company's results.

    In addition, we expect the combined company to market and sell its products in foreign countries partly through independent distributors. The combined company's foreign sales efforts may be unsuccessful, and the inability to develop and maintain significant foreign sales levels could adversely affect the combined company's results of operations.

IF WE ARE UNABLE TO CONVINCE THE MARKET TO ACCEPT OUR PRODUCTS AND SERVICES, OUR ABILITY TO ATTAIN OUR GROWTH OBJECTIVES WILL BE ADVERSELY AFFECTED.

    Many of our large potential customers have historically designed and manufactured or contracted for the manufacture of embedded computer systems in-house. Increased market acceptance of our products and services is dependent on these customers, particularly in the telecommunications industry, relying on us to design and manufacture their embedded computer systems. We believe a number of factors will be important to achieve increased market acceptance of our products and services. These factors include

    - our design and manufacturing expertise,

    - our ability to provide a broad family of products at multiple levels of integration,

    - increasing use and complexity of embedded computer systems in new and traditional products,

    - customers' time-to-market requirements,

    - customers' assessment of direct and indirect cost savings as a result of using our products and

    - customers' willingness to rely on us for mission-critical applications.

    We believe that in many applications the cost to the customer of its own embedded computer systems may be, or may be perceived by the customer to be, greater than the direct cost savings realized by the customer from using our products. We also believe the use of our products is influenced by factors other than cost, such as design and technical expertise, quality and reliability. Increased market acceptance of our products and services is dependent on providing embedded computer solutions that address larger markets. Our failure to achieve increased market acceptance of our products would have a material adverse effect on our ability to achieve our growth objectives.

BECAUSE WE ARE DEPENDENT ON A FEW SUPPLIERS OR, IN SOME CASES, ONE SUPPLIER FOR SOME OF THE COMPONENTS WE USE IN OUR PRODUCTS, A LOSS OF THAT SUPPLIER OR A SHORTAGE OF ANY OF THOSE COMPONENTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

    We are dependent on third parties for a continuous supply of the components we use in the manufacture of our products. Some of these components are obtained from a single supplier, or a limited number of suppliers. For example, we are dependent solely on Intel Corporation for the supply of microprocessors and other components, and RadiSys depends on Maxim Integrated Products, Inc., Linear Technology Corporation, Ifineon Technologies A.G. (formerly Siemens Semiconductor) and Texas Instruments Incorporated as sole source suppliers for other components. We would encounter difficulty in locating alternative sources of supply for some of these components. Moreover, suppliers may discontinue or upgrade products, some of which are incorporated into our products. Any limitation, discontinuance or upgrade could require us to redesign a product to incorporate newer or alternative technology. We have no long-term contract with any suppliers of components. The computer industry has experienced product shortages, some of which have been both prolonged and severe. Because of capacity constraints in the electronic component industry, we have at times experienced supply shortages of many of our components. These shortages have adversely affected component prices and have resulted in the delay of shipments of products incorporating these components. Our failure to obtain adequate supplies of components or increases in the cost of components could have a material adverse effect on our business, financial condition and results of operations.

BECAUSE OF OUR DEPENDENCE ON OUR RELATIONSHIP WITH INTEL AND ITS PRODUCTS, ANY DISRUPTION OF OUR RELATIONSHIP WITH INTEL, OR ANY DOWNTURN IN INTEL'S BUSINESS, COULD HAVE AN ADVERSE IMPACT ON OUR BUSINESS.

    Our success is significantly dependent on Intel's continued commitment to the embedded computer market. Most of our embedded computer systems are based on Intel's architecture. Intel's decision to de-emphasize or withdraw support of the embedded computer segment of the computer market would have a material adverse effect on our business, financial condition and results of operations.

    In addition, we have designed and manufactured embedded computer solutions for Intel, received research and development funding from Intel for the development of various embedded computer systems, engaged in joint planning and marketing programs with Intel and relied in part on Intel's distributors to market our products. No contracts reflect our relationship with Intel. Any adverse development in our relationships with Intel could have a material adverse effect on our business, financial condition and results of operations. Finally, our reliance on Intel's architecture renders us vulnerable to changes in microprocessor technology. For example, if the architectures used in the microprocessors of Intel's competitors, such as Advanced Micro Devices and Motorola Corporation, became standard in the embedded computer industry, demand for our embedded computer systems may be adversely effected. Any failure on our part to use the most current technology in our products could have a material adverse effect on our business, results of operations and financial condition.

WE MAY NOT BE ABLE TO COMBINE RADISYS AND TEXAS MICRO SUCCESSFULLY

    If we cannot successfully combine our operations we may experience a material adverse effect on our business, financial condition and results of operations. The merger involves combining companies that previously operated separately. This involves a number of risks, including:

    - demands on management related to the significant increase in size of RadiSys after the merger,

    - the diversion of management's attention to combining operations, including the diversion of RadiSys' recently hired chief financial officer from the day-to-day operations of the combined company,

    - difficulties in combining operations and systems, including plans to update systems for year 2000 compliance,

    - difficulties in assimilating and retaining employees,

    - challenges in keeping customers, and

    - potential adverse short-term effects on operating results.

    We may not be able to maintain the levels of operating efficiency that we had achieved or might achieve separately. Because of difficulties in combining operations, we may not be able to achieve other size related benefits that we hope to achieve after the merger. Also, an element of RadiSys' growth strategy has been the pursuit of strategic acquisitions that either expand or complement its business. Future acquisitions may further complicate the process.

WE MAY NOT ACHIEVE THE EXPECTED ENHANCED EARNINGS AND WE WILL HAVE SIGNIFICANT
  MERGER RELATED COSTS.

    We expect the earnings of the combined company to exceed those which we could achieve separately. Our earnings estimates are based on many assumptions, including

    - future sales levels and other operating results,

    - the availability of funds for investment,

    - continued acceptance by our customers of outsourcing of the design and manufacture of embedded computer systems,

    - the timing of events, and

    - general industry and business conditions.

Many of these factors are beyond our control. Actual increased earnings, if any, could differ from our estimates and these differences could be material. Unforeseen costs and expenses or other factors may offset the estimated increased earnings or other components of our plan. They also may result in delays in the realization of increased earnings.

    We will have substantial costs in connection with the merger. The merger will result in charges to operations for transaction fees and costs. The actual amount of these charges cannot be determined until the plan for combining the companies is completed. We expect these charges will significantly affect the combined company's results of operations for the quarter in which the merger is completed. We also expect to have significant charges resulting from the merger in the future.

                                 THE COMPANIES

RADISYS

    RadiSys is an independent designer and manufacturer of embedded computer solutions used by original equipment manufacturers for products in the telecommunications, manufacturing automation, medical devices, transportation, gaming and retail/office automation industries. Unlike general purpose computers, embedded computer solutions are incorporated into systems and equipment to provide a single or a limited number of critical system control functions and are generally integrated into larger automated systems. RadiSys' embedded computers are based upon the Intel x86 or the Texas Instruments C6x architectures and are typically capable of running PC-compatible operating systems and application software. RadiSys offers a broad spectrum of solutions, including application-specific embedded computer subsystems, board-level modules, software and chip-level products.

    RadiSys markets its products primarily in North America, Western Europe and Japan. RadiSys has U.S. offices in Boston, Boca Raton and San Jose. Each office has a sales manager and several sales and applications engineers. The field sales force is supported by approximately 28 factory-based applications engineers, product marketing personnel and sales support personnel. In addition, RadiSys' management plays a key role in RadiSys' marketing and selling efforts. In Japan, RadiSys sells its products through a wholly owned Japanese subsidiary that markets RadiSys' products directly and through several distributors in Japan. In Europe, RadiSys sells its products through wholly owned subsidiaries in the United Kingdom, France, Germany and The Netherlands, and through approximately six distributors throughout Europe. RadiSys has sales offices in Swindon, United Kingdom; Munich, Germany; Paris, France and Eindhoven, The Netherlands.

TEXAS MICRO

    Texas Micro is a provider of differentiated Intel-based computer systems and single board computers for the communications and industrial automation markets. Texas Micro computer systems, which support "off-the-shelf" application software and run on standard Windows and UNIX platforms, are distinct from conventional commercial desktop computers and servers in both architecture and functionality. Texas Micro's single board computers are embedded computer solutions which are integrated into manufactured systems products. Texas Micro also sells its single board computers as components to be incorporated into specialized platforms by original equipment manufacturers.

    Texas Micro sells its products globally through a network of marketing partners including original equipment manufacturers, system integrators and value-added distributors. Texas Micro markets its products through its direct sales force and its indirect sales channels in North America, Europe and Asia. In North America, Texas Micro maintains five sales offices and has established four distributor and numerous original equipment manufacturer relationships. Texas Micro conducts its international sales, marketing and support primarily through three wholly owned subsidiaries in Europe.

TABOR MERGER CORP.

    Tabor Merger Corp., a wholly owned subsidiary of RadiSys, was formed by RadiSys solely for the purpose of effecting the proposed merger. Its mailing address is 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124, and its telephone number is (503) 615-1100.

                            RADISYS SPECIAL MEETING

    This document is being furnished to shareholders of RadiSys as part of the solicitation of proxies by the RadiSys board of directors for use at a special meeting of shareholders to be held on August 12, 1999 at 8:00 a.m. local time, at the company's headquarters located at 5445 NE Dawson Creek Drive,

Hillsboro, Oregon. This document and the enclosed form of proxy are first being mailed to shareholders of RadiSys on or about July 12, 1999.

    The purposes of the RadiSys special meeting are:

    - to consider and vote on a proposal to approve the issuance of RadiSys common stock under the merger agreement,

    - to consider and vote on a proposal to amend the 1995 Stock Incentive Plan to increase the number of shares of RadiSys common stock reserved for issuance under the Plan by up to 500,000 shares to a total of up to 2,750,000 shares and

    - to transact other business related to those proposals that may properly come before the RadiSys special meeting.

A form of proxy for use at the RadiSys special meeting accompanies each copy of this document mailed to holders of RadiSys common stock.

    The merger is subject to a number of conditions, including the receipt of required regulatory and shareholder approvals. See "The Merger Agreement" and "The Merger--Regulatory Approvals."

    As of July 6, 1999, directors and executive officers of RadiSys and their affiliates beneficially owned approximately 254,000 shares of RadiSys common stock, or approximately 3% of the shares of RadiSys common stock outstanding on that date.

RECOMMENDATIONS OF THE RADISYS BOARD

    The RadiSys board unanimously approved the merger agreement and the amendment to the stock incentive plan. The RadiSys board believes the transactions contemplated by the merger agreement are advisable and in the best interests of the shareholders of RadiSys. Accordingly, the RadiSys board unanimously recommends RadiSys shareholders vote FOR the issuance of RadiSys common stock in the merger and the amendment to the stock incentive plan. In making the determination to approve the merger agreement, the RadiSys board considered the opinion of Broadview International LLC, RadiSys' financial advisor, that as of May 23, 1999 the merger consideration was fair from a financial point of view to RadiSys shareholders. See "The Merger--Reasons of RadiSys for the Merger."

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

    The RadiSys board has fixed the close of business on July 6, 1999 as the record date to determine the shareholders entitled to receive notice of and to vote at the RadiSys special meeting. Each holder of RadiSys common stock on the RadiSys record date is entitled to one vote per share held on all matters properly presented at the RadiSys special meeting. As of the close of business on the RadiSys record date, 7,982,851 shares of RadiSys common stock were outstanding and entitled to vote, held by approximately 84 holders of record. The presence, in person or by proxy, of a majority of the outstanding shares of common stock entitled to be voted at the RadiSys special meeting is necessary to constitute a quorum for the transaction of business. The issuance of shares of RadiSys common stock under the merger agreement and the amendment to the stock incentive plan each requires the approval of a majority of votes cast on the proposal, provided a quorum is present.

    Proxies for shares of RadiSys common stock may be submitted by completing and mailing the enclosed proxy card that accompanies this document. To submit a proxy, holders of RadiSys common stock should complete, sign, date and mail the proxy card in accordance with the instructions set forth on the card.

    If an executed proxy card is returned and the shareholder has explicitly abstained from voting on any matter, the shares represented by the proxy will be considered present at the RadiSys special meeting for purposes of determining a quorum and will count as votes cast on the matter but will not count as votes cast in favor of any proposal and, therefore, will have the same effect as a vote against the proposal. Broker non-votes will be counted for purposes of determining whether a quorum exists at the RadiSys special meeting, but will not be considered to have been voted on any proposal.

    If the enclosed proxy card is properly executed and returned to RadiSys in time to be voted at the RadiSys special meeting, the shares represented by it will be voted in accordance with the instructions marked on it. EXECUTED PROXIES WITHOUT INSTRUCTIONS WILL BE VOTED "FOR" THE MERGER PROPOSAL AND THE AMENDMENT TO THE STOCK INCENTIVE PLAN. If any other business is properly brought before the RadiSys special meeting, including

    - a motion to adjourn or postpone the meeting to another time or place for the purpose of soliciting additional proxies in favor of the approval of the merger proposal or

    - to permit the dissemination of information regarding material developments relating to the merger proposal or otherwise germane to the RadiSys special meeting,

one or more of the persons named in the proxy card will vote the shares represented by the proxy upon these matters as determined in their discretion.

    If the RadiSys special meeting is adjourned for any reason, the approval of the merger proposal and the amendment to the stock incentive plan may be considered and voted upon by shareholders at the subsequent reconvened meeting. All proxies will be voted in the same manner as they would have been voted at the original meeting, except for any proxies that have been properly withdrawn or revoked.

    A proxy may be revoked by

    - filing with the Secretary of RadiSys, at or before the vote at the RadiSys special meeting, a written notice of revocation dated after the date of the proxy,

    - signing a later proxy relating to the same shares and delivering it to the Secretary of RadiSys before the RadiSys special meeting or

    - attending the RadiSys special meeting and voting in person.

Attendance at the RadiSys special meeting, however, will not in and of itself constitute a revocation of a proxy. All written notices of revocation and other communications about revocation of RadiSys proxies should be addressed to RadiSys, 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124, Attention: Stephen
F. Loughlin, Chief Financial Officer, or hand delivered to the Secretary at or before the taking of the vote at the RadiSys special meeting.

    The cost of soliciting proxies for the RadiSys special meeting will be borne by RadiSys. The cost of preparing and mailing this document, however, will be borne equally by RadiSys and Texas Micro. In addition to soliciting proxies by mail, proxies may be solicited personally or by telephone, facsimile, or other means of communications by directors, officers and employees of RadiSys. These persons will not be specifically compensated for these activities, but they may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by these persons. RadiSys will reimburse these brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with this solicitation. ChaseMellon will assist in the solicitation of proxies for a fee up to $8,500, plus reimbursement of reasonable out-of-pocket expenses. We will indemnify ChaseMellon against specific liabilities and expenses including liabilities and expenses under the federal securities laws.

                          TEXAS MICRO SPECIAL MEETING

    This document is being furnished to stockholders of Texas Micro as part of the solicitation of proxies by the Texas Micro board of directors for use at a special meeting of stockholders to be held on August 12, 1999 at 10:00 a.m. local time, at Texas Micro's headquarters, 5959 Corporate Drive, Houston, Texas.

    The purposes of the Texas Micro special meeting are:

    - to consider and vote on the proposal to approve the merger agreement, and

    - to transact other business related to that proposal that may properly come before the Texas Micro special meeting.

A form of proxy for use at the Texas Micro special meeting accompanies each copy of this document mailed to holders of Texas Micro common stock.

RECOMMENDATION OF THE TEXAS MICRO BOARD

    The Texas Micro board unanimously approved and adopted the merger agreement. The Texas Micro board believes the transactions contemplated by the merger agreement are advisable and in the best interests of Texas Micro and its stockholders. Accordingly, the Texas Micro board unanimously recommends Texas Micro stockholders vote FOR approval and adoption of the merger agreement. For a discussion of the factors the Texas Micro board considered in making this recommendation, see "The Merger--Reasons of Texas Micro for the merger."

RECORD DATE AND VOTE REQUIRED

    The Texas Micro board has fixed the close of business on July 6, 1999 as the record date to determine the stockholders entitled to receive notice of and to vote at the Texas Micro special meeting. Each holder of Texas Micro common stock on the Texas Micro record date is entitled to one vote per share held on all matters properly presented at the Texas Micro special meeting. As of the close of business on the Texas Micro record date, 13,821,615 shares of Texas Micro common stock were outstanding and entitled to vote, held by approximately 618 holders of record. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Texas Micro common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Texas Micro special meeting. Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Texas Micro common stock on the record date.

    As of July 6, 1999, directors and executive officers of Texas Micro and their affiliates owned approximately 2,632,801 shares of Texas Micro common stock, or approximately 19% of its then outstanding common shares. These executive officers and directors have indicated that they will vote for approval of the merger agreement. In addition, executive officers and directors holding a total of 2,386,688 Texas Micro common shares, including J. Michael Stewart, a company director and its President and Chief Executive Officer, and John C. Leonardo, Jr., the company's Executive Vice President and Chief Operating Officer, have entered into voting agreements under which they have agreed to vote their shares for the approval of the merger agreement.

VOTING OF PROXIES

    Proxies for shares of Texas Micro common stock may be submitted by completing and mailing the enclosed proxy card that accompanies this document. To submit a proxy, holders of Texas Micro common stock should complete, sign, date and mail the proxy card in accordance with the instructions set forth on the card.

    If an executed proxy card is returned and the stockholder has explicitly abstained from voting on any matter, the shares represented by the proxy will be considered present at the Texas Micro special meeting for purposes of determining a quorum and will count as votes cast on the matter but will not count as votes cast in favor of any proposal and, therefore, will have the same effect as a vote against the proposal. Broker non-votes will be counted for purposes of determining whether a quorum exists at the Texas Micro special meeting, but will not be considered to have been voted on any proposal.

    If the enclosed proxy card is properly executed and returned to Texas Micro in time to be voted at the Texas Micro special meeting, the shares represented by it will be voted in accordance with the instructions marked on it. EXECUTED PROXIES WITHOUT INSTRUCTIONS WILL BE VOTED "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. Although the Texas Micro board knows of no business to be presented at the special meeting other than that described in this document, if any other business is so presented, including

    - a motion to adjourn or postpone the meeting to another time or place for the purpose of soliciting additional proxies in favor of the approval and adoption of the merger agreement or

    - to permit the dissemination of information regarding material developments relating to the merger proposal or otherwise germane to the Texas Micro special meeting,

one or more of the persons named in the proxy card will vote the shares represented by the proxy upon these matters as determined in their discretion.

    If the Texas Micro special meeting is adjourned for any reason, the approval and adoption of the merger agreement may be considered and voted upon by stockholders at the subsequent reconvened meeting. Assuming a new record date is not required, all proxies will be voted in the same manner as they would have been voted at the original meeting, except for any proxies that have been properly withdrawn or revoked.

REVOKING PROXIES

    A proxy may be revoked by

    - filing with the Secretary of Texas Micro, at or before the vote at the Texas Micro special meeting, a written notice of revocation dated after the date of the proxy,

    - signing a later proxy relating to the same shares and delivering it to the Secretary of Texas Micro before the Texas Micro special meeting or

    - attending the Texas Micro special meeting and voting in person.

Attendance at the Texas Micro special meeting, however, will not in and of itself constitute a revocation of a proxy. All written notices of revocation and other communications about revocation of Texas Micro proxies should be addressed to Texas Micro, 5959 Corporate Drive, Houston, Texas 77036, Attention: K.R. Sumrall, Secretary, or hand delivered to the Secretary at or before the taking of the vote at the Texas Micro special meeting.

SOLICITATION OF PROXIES

    The cost of soliciting proxies for the Texas Micro special meeting will be borne by Texas Micro. The cost of preparing and mailing this document, however, will be borne equally by Texas Micro and RadiSys. In addition to soliciting proxies by mail, proxies may be solicited personally or by telephone, facsimile, or other means of communications by directors, officers and employees of Texas Micro. These persons will not be specifically compensated for these activities, but they may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by these persons. Texas Micro will reimburse these brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with this solicitation.

    TEXAS MICRO STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER

BACKGROUND OF THE MERGER

    In early 1998, the RadiSys board of directors began considering acquisitions as a possible growth strategy for RadiSys. At that time, RadiSys management identified several possible acquisition candidates, including Texas Micro. In May 1998, RadiSys engaged Broadview to assist it with corporate development, including possible acquisitions.

    In June 1998, at the request of Glenford J. Myers, RadiSys' chief executive officer, Broadview contacted several companies that RadiSys considered as acquisition possibilities, including Texas Micro, to gauge these companies' interest in a transaction. On June 25, 1998, Broadview contacted Texas Micro's chief executive officer, J. Michael Stewart, to discuss the potential for a meeting with RadiSys management.

    On July 8, 1998, Mr. Stewart, Mr. Myers and representatives of Broadview met at Texas Micro's offices to discuss publicly available information regarding the companies' backgrounds, product areas and perceived industry trends. Because this meeting was productive, the parties subsequently agreed to enter into a nondisclosure agreement to facilitate an exchange of more information. From July 20, 1998 through August 3, the parties negotiated a nondisclosure agreement, which was signed on August 4, 1998.

    The RadiSys board met on July 21, 1998 and discussed RadiSys' corporate development objectives. The RadiSys board reviewed prospective acquisition targets, including Texas Micro. The RadiSys board recommended further exploring a possible transaction with Texas Micro, and formed a committee of two directors to advise RadiSys management on preliminary discussions with acquisition candidates.

    On August 3 and 4, 1998, the companies held meetings at RadiSys' headquarters to continue discussing a possible business combination. Members of the management of RadiSys and Texas Micro and representatives of Broadview and SG Cowen participated in these meetings. After executing the nondisclosure agreement, the parties held preliminary discussions about the non-financial aspects of a potential combination, including organization, facilities, products and customers.

    From August 6 through September 4, the parties exchanged additional information and internally reviewed the potential benefits of a transaction and the possible structure of a transaction.

    On September 10 and 11, 1998, members of the management of RadiSys and Texas Micro met at Texas Micro's headquarters to discuss business models and determine whether any issues would prevent the companies from entering into a transaction. Representatives of Broadview and SG Cowen were also present. The parties also discussed valuation analyses and methodologies. RadiSys proposed a conversion ratio for the potential combination. On September 14, 1998, Mr. Myers and Mr. Stewart had a follow-up telephone conversation during which Mr. Stewart counter-proposed a conversion ratio. Over the following few days, Mr. Myers and Mr. Stewart discussed the proposed conversion ratio and Mr. Stewart's counterproposal.

    On September 17, 1998, Texas Micro's board met to discuss the potential combination with RadiSys. The Texas Micro board decided to proceed with negotiations.

    On September 22 and 23, 1998, members of the management of RadiSys and Texas Micro met at Texas Micro's headquarters to conduct due diligence and discuss the potential combination.

    On September 29, 1998, members of the management of RadiSys and Texas Micro met at RadiSys' headquarters to discuss a proposed business model for the combined company, valuation analyses and methodologies.

    The RadiSys board met on October 6, 1998 and was updated on the status of the discussions between RadiSys and Texas Micro regarding a possible business combination and other pending strategic initiatives. After this meeting, the parties continued discussing open issues until October 15, 1998, when conversations between RadiSys and Texas Micro regarding a possible business combination ceased because the parties were unable to agree on valuation and other terms.

    On October 20, 1998, Mr. Francis Hughes, chairman of the Texas Micro board, sent a memorandum to Mr. Myers formally terminating discussions between Texas Micro and RadiSys.

    On January 29, 1999, representatives of Broadview contacted Texas Micro about renewing combination discussions. On February 23, 1999, RadiSys and Texas Micro management, together with representatives of Broadview, met at Texas Micro's headquarters to reinitiate discussions of a proposed business model for the combined company and valuation analyses and methodologies.

    On February 28, 1999, Mr. Myers and Mr. Stewart discussed valuation, business strategies and integration issues.

    On March 2, 1999, Mr. Myers proposed to Mr. Stewart terms for a possible business combination, including a fixed conversion ratio subject to adjustment, a no-shop provision limiting Texas Micro's ability to solicit alternative proposals, a break-up fee, an escrow arrangement and an option to permit RadiSys' purchase of up to 19.9% of Texas Micro common stock.

    On March 4, 1999, Mr. Stewart responded that Mr. Myers' proposal was inadequate, but agreed to continue negotiations.

    Representatives of Broadview made presentations to the RadiSys board on March 12, 1999 that included an analysis of the proposed combination of RadiSys and Texas Micro, including an accretion/ dilution analysis. The RadiSys board approved continued negotiations, subject to due diligence, pooling-of-interests accounting treatment and an acceptable integration/retention plan.

    Texas Micro management made presentations to the Texas Micro board on March 29, 1999 that included an analysis of the proposed combination of RadiSys and Texas Micro. The Texas Micro board approved continued negotiations, subject to adjustments to the conversion ratio and a minimum amount for the merger consideration. Following the Texas Micro board meeting, Mr. Hughes called Mr. Myers to discuss specific objections to the terms for a possible business combination. On March 30, 1999, Mr. Myers responded in writing to Mr. Hughes and Mr. Stewart to address the specific objections that the Texas Micro board had to the terms for a possible business combination.

    Between March 30, 1999 and May 18, 1999, RadiSys, Texas Micro and their respective advisors continued to negotiate the specific terms for a possible business combination. During this same time members of RadiSys and Texas Micro management held multiple meetings to conduct due diligence and integration/retention planning discussions.

    The Texas Micro board met on May 21, 1999. At the meeting

    - Texas Micro's legal advisors and management updated the Texas Micro board on the status of negotiations with RadiSys and informed the Texas Micro board that all substantive issues had been resolved,

    - Texas Micro's legal advisors made a presentation to the Texas Micro board regarding the fiduciary duties of the Texas Micro board,

    - Texas Micro's legal advisors reviewed with the Texas Micro board the terms of the proposed merger agreement with RadiSys and the regulatory filings and approvals that would be required in connection with the proposed transaction,

    - SG Cowen made a financial presentation to the Texas Micro board and

    - SG Cowen rendered its opinion to the effect that, as of that date, the conversion ratio was fair to Texas Micro stockholders from a financial point of view.

    Afterwards, the Texas Micro board by a unanimous vote determined the merger was fair to, and in the best interests of, Texas Micro and its stockholders and

    - approved the terms of the merger agreement and the transactions contemplated by the agreement, subject to minor revisions to the measurement period used as the basis for setting the conversion ratio and

    - subject to RadiSys' approval of the revised measurement period, authorized the execution of the merger agreement and recommended approval by Texas Micro's stockholders at a special meeting to be held to vote on the transaction.

    On May 21, 1999, the closing price of RadiSys common stock was $34.00 per share and the closing price of Texas Micro common stock was $4.875 per share.

    The RadiSys board met on May 23, 1999. At the meeting

    - RadiSys' management and legal and financial advisors updated the RadiSys board on the status of negotiations with Texas Micro and informed the RadiSys board that all substantive issues had been resolved,

    - RadiSys' legal advisors made a presentation to the RadiSys board regarding the fiduciary duties of the RadiSys board,

    - RadiSys' legal advisors reviewed with the RadiSys board the terms of the proposed merger agreement with Texas Micro and the regulatory filings and approvals that would be required in connection with the proposed transaction,

    - Broadview made a financial presentation to the RadiSys board and

    - Broadview rendered its opinion that the merger consideration is fair to RadiSys shareholders from a financial point of view.

    Afterwards, the RadiSys board by a unanimous vote approved the merger agreement and the transactions contemplated by the agreement. The RadiSys board authorized the execution of the merger agreement and the related agreements by authorized officers of RadiSys, substantially in the forms presented to the RadiSys board subject to satisfaction of specified pooling treatment conditions.

    On May 23, 1999 all documentation, including the disclosure schedules of each party, were finalized to the satisfaction of the designated officers, and all conditions with respect to execution of the merger agreement were satisfied.

    Early May 24, 1999

    - RadiSys and Texas Micro executed and delivered the merger agreement and the stock option agreement,

    - specified stockholders of Texas Micro executed and delivered voting agreements agreeing to vote their shares in favor of the merger and

    - RadiSys and Texas Micro publicly announced the signing of the merger agreement.

REASONS OF RADISYS FOR THE MERGER

    RadiSys expects the merger to enhance its ability to serve the need for embedded computer solutions in several of its principal market segments, including telecommunications, manufacturing-automation and medical equipment. Because the products of RadiSys and Texas Micro complement each other with little overlap, RadiSys believes the combined company may be able to deliver greater value to customers than RadiSys and Texas Micro could separately. For example, Texas Micro's largest customer applications are voice messaging systems and computer telephony systems. It delivers a system chassis and CPU board to its typical customer, while the customer acquires other boards and software, such as DSP boards and WAN interface boards, from other sources. RadiSys, on the other hand, can deliver CPU boards, DSP boards and associated firmware, and has developed a growing set of WAN capabilities. Texas Micro also has developed a capability in system enclosures and is developing a fault-tolerant approach. Accordingly, RadiSys believes the combined company may be able to deliver a broader solution to telecommunications applications than either RadiSys or Texas Micro could separately.

    In addition to the benefit of delivering greater value to customers, the RadiSys board considered the following in reaching its determinations regarding the merger agreement and the amendment to the stock incentive plan:

    - the long-term interests of RadiSys and its shareholders, as well as the interests of RadiSys employees, customers, creditors, suppliers and the communities in which RadiSys operates;

    - information concerning the business, earnings, operations, financial condition and prospects of RadiSys and Texas Micro, both individually and on a combined basis, including information with respect to the historic earnings performance of each of RadiSys and Texas Micro;

    - the presentations made by Broadview at the May 23, 1999 meeting of the RadiSys board, and the opinion of Broadview that, as of May 23, 1999 and based on and subject to the matters reviewed with the RadiSys board, the proposed merger consideration was fair to RadiSys shareholders from a financial point of view. This opinion was considered together with the financial and other analyses presented to the RadiSys board by Broadview. A description of the opinion and the material financial analyses considered by Broadview in connection with its opinion are set forth below under "--Opinion of RadiSys financial advisor regarding the merger";

    - accretion/dilution analyses based on analysts' estimates that indicated that the effect of the merger would initially be dilutive to RadiSys earnings per share and would become accretive to earnings per share in the year 2000;

    - the expectation that the merger will provide the combined company with the economies of scale, geographic scope, product diversity and complementary research and development competencies to enable it to serve its customers better, which should allow the combined company to benefit, over the long run, from increased financial strength, revenue diversification and financial flexibility compared to either company on a stand-alone basis;

    - the expectation that the merger will create a business of sufficient size to enable the combined company to compete more effectively against larger companies in the embedded computer industry;

    - the terms of the merger agreement, including the merger, will likely qualify as a tax-free reorganization for federal income tax purposes;

    - the transaction qualifying for pooling-of-interests accounting treatment;

    - the stock option agreement granted by Texas Micro to RadiSys and the proposed termination fee to be exercisable or payable in certain circumstances, including the effect the stock option agreement and the termination fee may have on the ability of other parties to make competing business combination proposals with respect to Texas Micro;

    - the recent and historical trading prices of RadiSys common stock and Texas Micro common stock relative to those of other industry participants, and the potential for appreciation in the value of RadiSys common stock following the merger;

    - the relative ownership interests of RadiSys shareholders and Texas Micro stockholders in the combined company immediately following the merger, based on the shares of RadiSys common stock and Texas Micro common stock outstanding at approximately the time the merger agreement was executed;

    - the interests of the directors and executive officers of Texas Micro in the merger;

    - the ability to complete the merger, including the likelihood of obtaining regulatory approvals and the terms of the merger agreement regarding the obligations of both companies to pursue these regulatory approvals;

    - the uncertainties related to the integration of Texas Micro's business and the risks of diverting management's attention to the assimilation of operations and personnel of Texas Micro;

    - the fact that Texas Micro stockholders will receive a substantial premium over the market price for their stock at the time the merger was announced; and

    - the conversion of all outstanding Texas Micro stock options into RadiSys stock options upon completion of the merger.

    The discussion above sets forth the material information and factors considered by the RadiSys board in its consideration of the merger agreement and the amendment to the stock incentive plan. In view of the wide variety of factors considered, the RadiSys board did not find it practicable to, and did not make specific assessments of, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determinations. The determinations were made after consideration of all of the factors as a whole. In addition, individual members of the RadiSys board may have given different weights to different factors.

REASONS OF TEXAS MICRO FOR THE MERGER

    Texas Micro management believes a combined RadiSys and Texas Micro has the potential to realize increased market share and improved operating and financial performance as compared to the two entities operating independently. The combined company will create one of the largest embedded computer solution companies in the United States with pro forma combined revenue of approximately $186.5 million for the twelve months ended December 31, 1998. The combined company will be able to offer its customers a broader end-to-end embedded system solution through these complementary product lines, as well as expanded geographic support and service coverage. For example, in the telecommunications industry, Texas Micro generally ships its customers system chassis and CPUs, with the customer acquiring other boards and software, such as DSP boards and WAN interface boards from other vendors. With the addition of RadiSys' DSP and WAN capabilities, Texas Micro will be able to provide its customers with more value-added components. In addition, a combined company could (1) improve its competitive position relative to larger companies that have entered the embedded computer solution market in the past few years including, Motorola, Inc., Solectron and Compaq Computer Corporation and (2) reduce its susceptibility to large customer sales losses that historically have impacted each company. Finally, the combined company could strengthen each company's international position by creating European operations of a sufficient size to compete more effectively internationally, as well as giving Texas Micro a potential presence in Japan.

    For these reasons, among others, the Texas Micro board believes that the merger is in the best interests of Texas Micro and its stockholders. In reaching its conclusion, the Texas Micro board considered the following:

    - the judgment, advice and analyses of Texas Micro's management with respect to the strategic, financial and potential operational benefits, based in part on the business, financial and legal due diligence performed on RadiSys including the benefits discussed above;

    - the long-term interests of Texas Micro and its stockholders, as well as the interests of Texas Micro employees, customers, creditors and suppliers;

    - the reputation and experience of the management team of RadiSys;

    - unquantified cross-selling opportunities and operating efficiencies that may result from the merger;

    - the opinion of, and financial analysis prepared by, SG Cowen Securities Corporation which is more fully described under "--Opinion of Texas Micro financial advisor regarding the merger";

    - the advice of outside counsel that the RadiSys common stock issuable to the Texas Micro stockholders in the merger should be generally tax-free for federal income tax purposes;

    - the potential premium to be realized by the Texas Micro stockholders from the merger consideration based on the current relative stock prices of the two companies; and

    - improved liquidity to the Texas Micro stockholders based on increased market capitalization and research analyst coverage, as well as a larger institutional shareholder base.

    In addition, the Texas Micro board considered the following countervailing factors:

    - the volatility of the equity markets and the related impact on the share price of the RadiSys common stock;

    - the challenges inherent in combining the operations of Texas Micro and RadiSys and establishing a unified corporate culture, which is not assured; and

    - the ability of the combined company to achieve the benefits intended from the merger which will significantly depend on factors outside the control of the combined company including, the ability to cross-sell existing client relationships between the companies, which also cannot be assured.

    This discussion of information and factors considered by the Texas Micro board is not exhaustive. Because it considered so many factors in evaluating the merger, the Texas Micro board did not find it practicable to, and did not quantify or otherwise assign relative weights to, specific factors it considered. In addition, individual members of the Texas Micro board may have given different weight to different factors.

OPINION OF RADISYS FINANCIAL ADVISOR REGARDING THE MERGER

    Pursuant to a letter dated as of May 7, 1998, RadiSys engaged Broadview to act as financial advisor to the RadiSys board and to render an opinion to the RadiSys board regarding the fairness of the consideration to be paid by RadiSys in the merger, from a financial point of view, to RadiSys shareholders. The RadiSys board selected Broadview to act as financial advisor based on Broadview's reputation and experience in the information technology, communication and media industries. At the meeting of the RadiSys board on May 23, 1999, Broadview rendered the opinion that, as of May 23, 1999, based upon and subject to the various factors and assumptions described in Broadview's opinion, the consideration in the merger was fair, from a financial point of view, to the RadiSys shareholders.

    BROADVIEW'S OPINION, WHICH DESCRIBES THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY BROADVIEW, IS ATTACHED AS APPENDIX C TO THIS DOCUMENT. RADISYS SHAREHOLDERS ARE URGED TO, AND SHOULD, READ THE BROADVIEW OPINION CAREFULLY AND IN ITS ENTIRETY. THE BROADVIEW OPINION IS DIRECTED TO THE RADISYS BOARD AND ADDRESSES ONLY THE FAIRNESS OF THE CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF SHARES OF RADISYS COMMON STOCK AS OF THE DATE OF THE OPINION. THE BROADVIEW OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF RADISYS COMMON STOCK AS TO HOW TO VOTE AT THE RADISYS SPECIAL MEETING. THE SUMMARY OF THE BROADVIEW OPINION SET FORTH IN THIS PROXY STATEMENT, ALTHOUGH MATERIALLY COMPLETE, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

    In connection with rendering its opinion, Broadview, among other things:

    - reviewed the terms of the draft merger agreement dated May 20, 1999, furnished to Broadview by RadiSys' legal counsel, which Broadview assumed, with the permission of the RadiSys board, to be identical in all material respects to the executed merger agreement;

    - reviewed certain publicly available financial statements and other information of RadiSys and Texas Micro, respectively;

    - reviewed certain financial projections for Texas Micro prepared and provided to Broadview by Texas Micro management;

    - participated in discussions with RadiSys and Texas Micro management concerning the operations, business strategy, financial performance and prospects for RadiSys and Texas Micro, respectively;

    - discussed the strategic rationale for the merger with RadiSys and Texas Micro management, respectively;

    - reviewed the reported closing prices and trading activity for RadiSys common stock and Texas Micro common stock;

    - compared certain aspects of the financial performance of RadiSys and Texas Micro with other comparable public companies;

    - analyzed available information, both public and private, concerning other comparable mergers and acquisitions;

    - reviewed recent equity analyst reports covering RadiSys and Texas Micro;

    - analyzed the anticipated effect of the merger on the future financial performance of the consolidated entity;

    - assisted in negotiations and discussions related to the merger among RadiSys, Texas Micro and their financial and legal advisors; and

    - conducted other financial studies, analyses and investigations as Broadview deemed appropriate for purposes of the opinion.

    In rendering its opinion, Broadview relied, without independent verification, on the accuracy and completeness of all the financial and other information, including without limitation the representations and warranties contained in the merger agreement, that was publicly available or furnished to Broadview by Texas Micro or RadiSys. With respect to the financial projections examined by Broadview, Broadview assumed that they were reasonably prepared and reflected the best available estimates and good faith judgments of the management of Texas Micro as to the future performance of Texas Micro. Broadview also assumed that neither Texas Micro nor RadiSys is currently involved in any material transaction as of the date of Broadview's opinion other than the merger and those activities undertaken in the ordinary course of conducting their respective businesses.

    Broadview's opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as May 23, 1999, and any change in these conditions since that date may impact Broadview's opinion. Broadview's opinion did not express any opinion as to the price at which RadiSys common stock will trade at any time.

    The following is a brief summary of some of the information and valuation methodologies employed by Broadview in rendering Broadview's opinion. These analyses were presented to the RadiSys board at its meeting on May 23, 1999. This summary includes all financial analyses used by Broadview which are deemed to be material, but does not purport to be a complete description of analyses performed by Broadview in arriving at its opinion. Broadview did not explicitly assign any relative weights to the various factors or analyses considered. The summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by Broadview, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

    TEXAS MICRO HISTORICAL STOCK PRICE PERFORMANCE ANALYSIS. Broadview compared the recent stock performance of Texas Micro with that of the S&P 500 and the Texas Micro Comparable Index. The Texas Micro Comparable Index is comprised of public companies that Broadview deemed comparable to Texas Micro. Broadview selected companies competing in the board-level computing industry, with the following financial characteristics:

    - revenues between $25 million and $200 million for the last reported twelve months; and

    - positive net income for the last reported twelve months.

    The Texas Micro Comparable Index consists of the following companies: Emulex Corp.; Performance Technologies, Inc.; RadiSys; Brooktrout Technology Inc.; DY 4 Systems, Inc.; SBS Technologies, Inc.; Interphase Corp.; and Digi International Inc.

    PUBLIC COMPANY COMPARABLES ANALYSIS. Broadview considered ratios of share price and equity market capitalization, adjusted for cash and debt when appropriate, to selected historical and projected operating metrics to derive multiples placed on a company in a particular market segment. In order to perform this analysis, Broadview compared financial information of Texas Micro with publicly available information for the companies comprising the Texas Micro Comparable Index. For this analysis, as well as other analyses, Broadview examined publicly available information, a range of estimates based on securities research analyst reports and financial projections prepared by Texas Micro management.

    The following table presents, as of May 21, 1999, the median multiples and the range of multiples for the Texas Micro Comparable Index of total market capitalization (defined as equity market capitalization plus total debt minus cash and cash equivalents), and the share price divided by selected operating metrics:

                                                           MEDIAN MULTIPLE   RANGE OF MULTIPLES
                                                          -----------------  ------------------
Total Market Capitalization to Last Reported Twelve
  Months Revenue........................................          1.60x         0.74x--7.50x
Total Market Capitalization to Projected Calendar Year
  1999 Revenue..........................................          1.45x         0.72x--6.49x
Share Price to Last Reported Twelve Months Earnings Per
  Share.................................................         24.91x       10.34x--221.86x
Share Price to Projected Calendar Year 1999 Earnings Per
  Share.................................................         18.57x        9.71x--86.72x

    The following table presents, as of May 21, 1999, the median implied per share values and the range of implied per share values of Texas Micro's stock, calculated by using the multiples shown above and the appropriate Texas Micro operating metric:

                                                             MEDIAN IMPLIED    RANGE OF IMPLIED
                                                                  VALUE             VALUES
                                                            -----------------  -----------------
Total Market Capitalization to Last Reported Twelve Months
  Revenue.................................................      $    9.58      $ 4.66--$43.50
Total Market Capitalization to Projected Calendar Year
  1999 Revenue............................................      $    9.89      $ 5.13--$42.84
Share Price to Last Reported Twelve Months Earnings Per
  Share...................................................      $    6.02      $ 2.50--$53.57
Share Price to Projected Calendar Year 1999 Earnings Per
  Share...................................................      $    7.57      $ 3.95--$35.33

    No company utilized in the public company comparables analysis as a comparison is identical to Texas Micro. In evaluating the comparables, Broadview made numerous assumptions with respect to board-level computing industry performance and general economic conditions, many of which are beyond the control of Texas Micro. Mathematical analysis, such as determining the median, average, or range, is not in itself a meaningful method of using comparable company data.

    TRANSACTION COMPARABLES ANALYSIS. Broadview considered ratios of equity purchase price, adjusted for the seller's cash and debt when appropriate, to selected historical operating results in order to indicate multiples strategic and financial acquirers have been willing to pay for companies in a particular market segment. In order to perform this analysis, Broadview reviewed a number of transactions that they considered similar to the merger. Broadview selected these transactions by choosing recent transactions involving sellers in the board-level computing and enclosure products industries with revenues between $10 million and $200 million in the last reported twelve months before their acquisition. For this analysis, as well as other analyses, Broadview examined publicly available information, as well as information from Broadview's proprietary database of published and confidential merger and acquisition transactions in the information technology, communication and media industries. These transactions consisted of the acquisition of:

    - Microcom Inc. by Compaq Computer Corp.;

    - Bit 3 Computer Corp. by SBS Technologies Inc.;

    - Confidential by Confidential;

    - Vero Group plc by Applied Power Inc.;

    - Everest Electronic Equipment Inc. by Applied PowerInc.;

    - Rainford Group plc by Reltec Corp.;

    - Lucent Technologies Inc. (Computer Telephony Products) by Brooktrout Technology Inc.;

    - C Fab Group Ltd. by Applied Power Inc.;
    - International Business Machines Corp. (IBM ARCTIC) by RadiSys; and

    - Confidential by Confidential.

    The following table presents, as of May 21, 1999, the median multiple and the range of multiples of adjusted price (defined as equity price plus total debt minus cash and cash equivalents) divided by the seller's revenue in the last reported twelve months prior to acquisition for the transactions listed above:

                                                                                  RANGE OF
                                                            MEDIAN MULTIPLE       MULTIPLES
                                                           -----------------  -----------------
Adjusted Price to Last Reported Twelve
  Months Revenue.........................................          1.08x        0.42x--1.59x

    The following table presents, as of May 21, 1999, the median implied per share value and the range of implied per share values of Texas Micro's common stock, calculated by multiplying the multiples shown above by Texas Micro's revenue for the twelve months ended March 31, 1999:

                                                              MEDIAN IMPLIED    RANGE OF IMPLIED
                                                                   VALUE             VALUES
                                                             -----------------  ----------------
Adjusted Price to Last Reported Twelve
  Months Revenue...........................................      $    6.62       $2.80--$9.53

    No transaction utilized as a comparable in the transaction comparables analysis is identical to the merger. In evaluating the comparables, Broadview made numerous assumptions with respect to the board-level computing and enclosure products industries' performance and general economic conditions, many of which are beyond the control of Texas Micro and RadiSys. Mathematical analysis, such as determining the average, median, or range, is not in itself a meaningful method of using comparable transaction data.

    TRANSACTION PREMIUMS PAID ANALYSIS. Broadview considered the premiums paid above a seller's share price in order to determine the additional value strategic and financial acquirers, when compared to public shareholders, are willing to pay for companies in a particular market segment. In order to perform this analysis, Broadview reviewed a number of transactions involving publicly held hardware companies. Broadview selected these transactions from its proprietary database by choosing recent transactions with an equity purchase price between $25 million and $250 million. These transactions consisted of the acquisition of:

    - Meridian Data Inc. by Quantum Corp.;

    - Summa Four, Inc. by Cisco Systems, Inc.;

    - Micrion Corp. by FEI Co.;

    - SEEQ Technology, Inc. by LSI Logic Corp.;

    - Quality Semiconductor, Inc. by Integrated Device Technology, Inc.;

    - Artecon, Inc. by Box Hill Systems Corp.;

    - STB Systems, Inc. by 3Dfx Interactive, Inc.;

    - BENCHMARQ Microelectronics, Inc. by Unitrode Corp.;

    - Brite Voice Systems, Inc. by Intervoice, Inc.;

    - Continental Circuits Corp. by Hadco Corp.;

    - Computational Systems, Inc. by Emerson Electric Co.;

    - Teledata Communications Ltd. by ADC Telecommunications, Inc.;

    - DH Technology, Inc. by Axiohm SA;

    - Microdyne Corp. by L-3 Communications Corp.;

    - Powerhouse Technologies, Inc, by Anchor Gaming;

    - Micronics Computers, Inc. by Diamond Multimedia Systems, Inc.;

    - Cambridge SoundWorks, Inc. by Creative Technology Ltd.;

    - Shiva Corp. by Intel Corp.;

    - Impact Systems, Inc. by Voith Sulzer Paper Technology North America, Inc.;

    - Technology Service Group, Inc. by Elcotel, Inc.;

    - AG Associates, Inc. by STEAG Electronics Systems GmbH;

    - Corcom, Inc. by CII Technologies, Inc.;

    - Advanced Logic Research, Inc. by Gateway 2000, Inc.;

    - Aydin Corp. by L-3 Communications Corp.;

    - Checkmate Electronics, Inc. by International Verifact Inc.;

    - Innova Corp. by Digital Microwave Corp.;

    - Reflectone, Inc. by British Aerospace plc

    - NetVantage, Inc. by Cabletron Systems, Inc.;

    - Proxima Corp. by ASK asa;

    - DBA Systems, Inc. by The Titan Corp.;

    - AccelGraphics, Inc. by Evans & Sutherland Computer Corp.;

    - Integrated Process Equipment Corp. by SpeedFam International, Inc.;

    - Total Control Products, Inc. by GE Fanuc Automation, Inc.;

    - NACT Telecommunications, Inc. by World Access, Inc.;

    - Compression Labs, Inc. by VTEL Corp.;

    - Control Devices, Inc. by First Technology plc;

    - Information Storage Devices, Inc. by Winbond Electronics Corp.;

    - OnTrak Systems Inc. by Lam Research Corp.;

    - ILC Technology, Inc. by BEC Group, Inc.;

    - MAS Technology, Ltd. by Digital Microwave Corp.; and

    - GTI Corp. by Technitrol Inc.

    The following table presents, as of May 21, 1999, the median premium and the range of premiums for these transactions calculated by dividing

(1) the offer price per share minus the closing share price of the seller's common stock 20 trading days or one trading day before the public announcement of the transaction, by

(2) the closing share price of the seller's common stock 20 trading days or one trading day before the public announcement of the transaction:

                                                           MEDIAN PREMIUM     RANGE OF PREMIUMS
                                                         -------------------  ------------------
Premium Paid to Seller's Share Price 1 Trading Day
  Before Announcement..................................            25.5%        (7.4%)--169.0%
Premium Paid to Seller's Share Price 20 Trading Days
  Before Announcement..................................            39.7%        (2.7%)--213.8%

    The following table presents the median implied value and the range of implied values of Texas Micro's stock, calculated by using the premiums shown above and Texas Micro's share price 20 trading days and one trading day before May 21, 1999:

                                                              MEDIAN IMPLIED    RANGE OF IMPLIED
                                                                   VALUE             VALUES
                                                             -----------------  ----------------
Premium Paid to Seller's Share Price 1 Trading Day Before
  Announcement.............................................      $    6.12       $ 4.52--$13.11
Premium Paid to Seller's Share Price 20 Trading Days Before
  Announcement.............................................      $    6.55       $ 4.56--$14.71

    No transaction utilized as a comparable in the transaction premiums paid analysis is identical to the merger. In evaluating the comparables, Broadview made numerous assumptions with respect to hardware industry performance and general economic conditions, many of which are beyond the control of Texas Micro and RadiSys. Mathematical analysis, such as determining the average, median, or range is not in itself a meaningful method of using comparable transaction data.

    PRESENT VALUE OF PROJECTED SHARE PRICE ANALYSIS. Broadview calculated the present value as of May 21, 1999 of the potential future price of shares of Texas Micro common stock on a standalone basis using Texas Micro management projections of $0.58 earnings per share for the twelve months ending December 31, 2000. The implied share price was calculated using the median price to last twelve months earnings multiple for the Texas Micro Comparable Company Index and first discounted back to present values at an annual rate of 13.0%. This discount rate was determined by the capital asset pricing model and the risk implied by the past stock performance of the Texas Micro Comparable Index. Using this methodology, the present value of potential future share price was $11.74. Broadview also discounted the implied future share price utilizing a discount rate of 15.6%, a discount rate determined from the capital asset pricing model and the risk implied by the past stock performance of Texas Micro. The present value in this case was $11.31.

    RELATIVE CONTRIBUTION ANALYSIS. A relative contribution analysis measures each of the merging companies' contributions to selected historical and projected operating metrics on a percentage basis. In this analysis, projected figures are derived from selected equity analyst reports covering RadiSys and from projections prepared by Texas Micro management. Broadview performed the relative contribution analysis for calendar year 1998 revenue; projected calendar year 1999 revenue; projected calendar year 2000 revenue; calendar year 1998 pretax income; projected calendar year 1999 pretax income; and projected calendar year 2000 pretax income.

    The following table reflects the relative contribution of RadiSys and Texas Micro for each operating metric:

                                                                           RADISYS      TEXAS MICRO
                                                                         -----------  ---------------
Calendar Year 1998 Revenue.............................................        58.0%          42.0%
Projected Calendar Year 1999 Revenue...................................        63.1%          36.9%
Projected Calendar Year 2000 Revenue...................................        64.0%          36.0%
Calendar Year 1998 Pretax Income.......................................        75.9%          24.1%
Projected Calendar Year 1999 Pretax Income.............................        72.9%          27.1%
Projected Calendar Year 2000 Pretax Income.............................        74.6%          25.4%

    RELATIVE OWNERSHIP ANALYSIS. A relative ownership analysis measures each of the merging companies' relative equity ownership and relative entity ownership (entity ownership compares the relative entity values of the combining companies; entity value equals equity value plus total debt minus cash and cash equivalents).

    The following table reflects the relative ownership of RadiSys and Texas Micro for equity and entity value:

                                                                           RADISYS      TEXAS MICRO
                                                                         -----------  ---------------
Equity Value...........................................................        71.4%          28.6%
Entity Value...........................................................        71.5%          28.5%

    CONVERSION RATIO ANALYSIS. Broadview reviewed the ratios of the closing prices of Texas Micro common stock divided by the corresponding prices of RadiSys common stock over the period from May 18, 1998 to May 21, 1999 in contrast with the conversion ratio in the merger agreement. Based on this analysis, the historical conversion ratio has ranged from 0.1129 to 0.2544 with an average of 0.1700. The implied share value has ranged from $3.84 to $8.65 with an average of $5.78.

    RADISYS STOCK PERFORMANCE ANALYSIS. Broadview compared the recent stock performance of RadiSys with that of the S&P 500 and the RadiSys Comparable Index. The RadiSys Comparable Index is comprised of public companies that Broadview deemed comparable to RadiSys. Broadview selected companies competing in the board-level computing industry, with the following financial characteristics:

    - revenues between $25 million and $200 million for the last reported twelve months; and

    - positive net income for the last reported twelve months.

    The RadiSys Comparable Index consists of the following companies: Emulex Corp.; Performance Technologies, Inc.; Brooktrout Technology Inc.; DY 4 Systems, Inc.; SBS Technologies, Inc.; Interphase Corp.; Digi International Inc.; and Texas Micro.

    EVALUATION OF RADISYS EQUITY. Broadview compared financial information of RadiSys with publicly available information for the companies comprising the RadiSys Comparable Index. For this analysis, as well as other analyses, Broadview examined publicly available information, as well as a range of estimates based on securities research analyst reports.

    PRO FORMA COMBINATION ANALYSES. Broadview calculated the pro forma impact of the merger on the combined entity's projected earnings per share for the calendar year ending December 31, 1999 taking into consideration various financial effects which will result from consummation of the merger. This analysis relies upon certain financial and operating assumptions prepared by equity research analysts for RadiSys and projections provided by Texas Micro management for Texas Micro. These assumptions include that the merger would be accounted for as a pooling of interests and that opportunities exist for cost savings. Additionally, Broadview utilized Texas Micro management financial projections as well as RadiSys projected financial performance from a Black & Company analyst report dated April 23, 1999. Broadview further assumed that approximately $2,700,000 in expenses would be incurred by

RadiSys as a result of the transaction. Based on RadiSys management estimates of potential cost savings expected to result from the merger, the pro forma pooling model indicates that the merger would result in earnings per share accretion for shareholders of the combined entity of $0.08, excluding acquisition expenses, for the fiscal year ending December 31, 1999. For the fiscal year ending December 31, 2000, the pro forma pooling model indicates that the merger would result in earnings per share accretion of $0.19. Note that these projected results include tax savings expected to be realized from Texas Micro net operating loss carryforwards.

    CONSIDERATION OF THE DISCOUNTED CASH FLOW VALUATION METHODOLOGY. While discounted cash flow is a commonly used valuation methodology, Broadview did not employ such an analysis for the purposes of this opinion. For a company such as Texas Micro, a preponderance of the value in a valuation based on discounted cash flow will be in the terminal value of the entity, which is extremely sensitive to assumptions about the sustainable long-term growth rate of the company. Given the uncertainty in estimating both the future cash flows and a sustainable long-term growth rate for Texas Micro, Broadview considered a discounted cash flow analysis inappropriate for valuing Texas Micro.

    In connection with the review of the merger by the RadiSys board, Broadview performed a variety of financial and comparative analyses. The summary set forth above does not purport to be a complete description of the analyses performed by Broadview in connection with the merger.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Broadview considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Broadview believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

    In performing its analyses, Broadview made numerous assumptions with respect to industry performance and general business and economic conditions and other matters, many of which are beyond the control of RadiSys or Texas Micro. The analyses performed by Broadview are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses. The consideration in the merger and other terms of the merger agreement were determined through arm's length negotiations between RadiSys and Texas Micro, and were approved by the RadiSys board. Broadview provided advice to the RadiSys board during the negotiations; however, Broadview did not recommend any specific consideration to the RadiSys board or that any specific consideration constituted the only appropriate consideration for the merger. In addition, Broadview's opinion and presentation to the RadiSys board was one of many factors taken into consideration by the RadiSys board in making its decision to approve the merger. Consequently, the Broadview analyses as described above should not be viewed as determinative of the opinion of the RadiSys board with respect to the value of RadiSys or of whether the RadiSys board would have been willing to agree to a different consideration.

    Upon completion of the merger, RadiSys will be obligated to pay Broadview a transaction fee of approximately $1,400,000. RadiSys has already paid Broadview monthly retainer fees totaling $12,000 and a fairness opinion fee of $200,000. The monthly retainer fees and the fairness opinion fee will be credited against the transaction fee payable by RadiSys upon completion of the merger. In addition, RadiSys has agreed to reimburse Broadview for its reasonable expenses, including fees and expenses of its counsel, and to indemnify Broadview and its affiliates against specified liabilities and expenses related to their engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with Broadview, which RadiSys and Broadview believe are customary in transactions of this nature, were negotiated at arm's length between RadiSys and Broadview, and the RadiSys board was aware of the nature of the fee arrangement, including the fact that a significant portion of the fees payable to Broadview is contingent upon completion of the merger.

OPINION OF TEXAS MICRO FINANCIAL ADVISOR REGARDING THE MERGER

    Pursuant to an engagement letter dated March 26, 1999, Texas Micro retained SG Cowen Securities Corporation to render an opinion to its board of directors as to the fairness, from a financial point of view, to the holders of Texas Micro common stock, other than RadiSys and its affiliates, of the conversion ratio.

    On May 21, 1999, SG Cowen delivered certain of its written analyses and its oral opinion to the Texas Micro board, subsequently confirmed in writing as of the same date, to the effect that and subject to the various assumptions set forth therein, as of May 21, 1999, the conversion ratio was fair, from a financial point of view, to the stockholders of Texas Micro, other than RadiSys and its affiliates. THE FULL TEXT OF THE WRITTEN OPINION OF SG COWEN, DATED MAY 21, 1999, IS ATTACHED AS APPENDIX D AND IS INCORPORATED BY REFERENCE. HOLDERS OF TEXAS MICRO COMMON STOCK ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY SG COWEN. THE SUMMARY OF THE WRITTEN OPINION OF SG COWEN SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. SG COWEN'S ANALYSES AND OPINION WERE PREPARED FOR AND ADDRESSED TO THE TEXAS MICRO BOARD AND ARE DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONVERSION RATIO, AND DO NOT CONSTITUTE AN OPINION AS TO THE MERITS OF THE MERGER OR A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW TO VOTE ON THE PROPOSED MERGER. THE CONVERSION RATIO WAS DETERMINED THROUGH NEGOTIATIONS BETWEEN TEXAS MICRO AND RADISYS AND NOT PURSUANT TO RECOMMENDATIONS OF SG COWEN.

    In arriving at its opinion, SG Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

    - the draft of the merger agreement dated May 8, 1999;

    - certain publicly available information for Texas Micro and RadiSys, including the annual reports of Texas Micro and RadiSys filed on Form 10-K for each of the years ended June 30, 1996-98 and December 31, 1996-98, respectively, each of the quarterly reports of Texas Micro filed on Form 10-Q for each of the quarters ended September 27 and December 27, 1998 and March 28, 1999, and the quarterly earnings press release of RadiSys for the quarter ended March 31, 1999;

    - certain internal financial analyses, financial forecasts, reports and other information concerning Texas Micro prepared by the management of Texas Micro;

    - First Call consensus earnings per share estimates of financial institutions for Texas Micro and RadiSys, respectively, and financial projections provided in then available Wall Street analyst reports, including analyst projections prepared on a fully taxed basis, for Texas Micro and RadiSys, respectively, including, among other things, the capital structure, sales, net income, cash flow, capital requirements and other data of Texas Micro and RadiSys SG Cowen deemed relevant;

    - discussions SG Cowen had with certain members of the managements of each of Texas Micro and RadiSys concerning the historical and current business operations, financial conditions and prospects of Texas Micro and RadiSys, and such other matters as SG Cowen deemed relevant;

    - the reported price and trading histories of the shares of the common stock of Texas Micro and RadiSys as compared to the reported price and trading histories of certain publicly traded companies SG Cowen deemed relevant;

    - the respective financial conditions of Texas Micro and RadiSys as compared to the financial conditions of certain other companies SG Cowen deemed relevant;

    - certain financial terms of the merger as compared to the financial terms of other selected business combinations SG Cowen deemed relevant;

    - the financial forecasts prepared by Texas Micro management for the cash flows generated by Texas Micro on a stand-alone basis to determine the present value of the discounted cash flows;

    - based on the financial forecasts prepared by Texas Micro management, the First Call estimates and analyst projections, the potential pro forma financial effects of the merger; and

    - such other information, financial studies, analyses and investigations and such other factors that SG Cowen deemed relevant for the purposes of its opinion.

    In conducting its review and arriving at its opinion, SG Cowen, with Texas Micro's consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by Texas Micro and RadiSys or which was publicly available, SG Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, this information. In addition, SG Cowen did not conduct any physical inspection of the properties or facilities of Texas Micro or RadiSys. SG Cowen further relied upon the assurance of management of Texas Micro that they were unaware of any facts that would make the information provided to SG Cowen incomplete or misleading in any respect. SG Cowen, with Texas Micro's consent, assumed that the financial forecasts provided to SG Cowen were reasonably prepared by the management of Texas Micro, and reflected the best available estimates and good faith judgments of such management as to the future performance of Texas Micro. Management of each of Texas Micro and RadiSys confirmed to SG Cowen, and SG Cowen assumed, with Texas Micro's consent, that each of the financial forecasts, the First Call estimates and the analyst projections with respect to Texas Micro and RadiSys provided a reasonable basis for its opinion. SG Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of Texas Micro or RadiSys, nor was SG Cowen furnished with these materials. With respect to all legal matters relating to Texas Micro and RadiSys, SG Cowen relied on the advice of legal counsel to Texas Micro. SG Cowen expresses no opinion with respect to any legal matter.

    SG Cowen's services to Texas Micro in connection with the merger were comprised solely of rendering an opinion from a financial point of view of the conversion ratio. SG Cowen's opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by SG Cowen on the date of their opinion. It should be understood that although subsequent developments may affect its opinion, SG Cowen does not have any obligation to update, revise or reaffirm its opinion and SG Cowen expressly disclaims any responsibility to do so. Additionally, SG Cowen was not authorized or requested to, and did not, solicit alternative offers for Texas Micro or its assets, nor did SG Cowen investigate any other alternative transactions that may be available to Texas Micro. Texas Micro informed SG Cowen, and SG Cowen assumed, that the merger (i) will be recorded as a pooling-of-interests under generally accepted accounting principles and (ii) will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. SG Cowen was not asked to, nor did SG Cowen, express any opinion with respect to the option agreement, as defined in merger agreement.

    SG Cowen's opinion does not constitute a recommendation to any stockholder as to how the stockholder should vote on the proposed merger. SG Cowen's opinion does not imply any conclusion as to the likely trading range for RadiSys common stock following consummation of the merger or otherwise, which may vary depending on numerous factors that generally influence the price of securities. SG Cowen's opinion is limited to the fairness, from a financial point of view, of the conversion ratio. SG Cowen expresses no opinion as to the underlying business reasons that may support the decision of the Texas Micro board to approve, or Texas Micro's decision to consummate, the merger.

    In rendering its opinion, SG Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without waiver thereof. SG Cowen assumed that the final form of the merger agreement would be substantially similar to the last draft received by SG Cowen prior to rendering its opinion. SG Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the merger agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the merger.

    The following is a summary of the principal financial analyses performed by SG Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. SG Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the management of Texas Micro the assumptions on which such analyses were based and other factors, including the historical and projected financial results of Texas Micro and RadiSys. No limitations were imposed by the Texas Micro board with respect to the investigations made or procedures followed by SG Cowen in rendering its opinion.

    ANALYSIS OF PREMIUMS PAID IN SELECTED TRANSACTIONS. SG Cowen reviewed the premium of the offer price over the trading prices one trading day and four weeks prior to the announcement date of 55 acquisition transactions in the technology industry (the "Technology Transactions") announced since January 1, 1997, which included 10 transactions in the computer systems industry (the "Systems Transactions") and 15 transactions in the computer hardware industry (referred to below, collectively with the Systems Transactions, as the "Hardware Transactions").

    The following table presents the premium of the offer prices over the trading prices one day and four weeks prior to the announcement date for the Systems Transactions, the Hardware Transactions and the Technology Transactions, and the premiums implied for Texas Micro, based on the conversion ratio pursuant to the merger agreement. The information in the table is based on the closing stock price of RadiSys and Texas Micro stock on May 19, 1999.

                                                                            PREMIUMS PAID FOR:
                                               ----------------------------------------------------------------------------
                                                 SYSTEMS TRANSACTIONS     HARDWARE TRANSACTIONS    TECHNOLOGY TRANSACTIONS
                                               ------------------------  ------------------------  ------------------------
PREMIUMS PAID TO STOCK PRICE:                    MEDIAN        MEAN        MEDIAN        MEAN        MEDIAN        MEAN
---------------------------------------------  -----------     -----     -----------     -----     -----------     -----
  One day prior to announcement..............        13.0%        21.9%        15.9%        23.2%        20.0%        25.3%
  4 weeks prior to announcement..............        32.6%        40.8%        34.1%        41.0%        32.8%        42.0%


                                                PREMIUM IMPLIED
                                                 BY CONVERSION
                                                RATIO FOR TEXAS
PREMIUMS PAID TO STOCK PRICE:                        MICRO
---------------------------------------------  -----------------
  One day prior to announcement..............           73.0%
  4 weeks prior to announcement..............           73.0%

    ANALYSIS OF CERTAIN MERGERS. SG Cowen reviewed the financial terms, to the extent publicly available, of 8 transactions (the "Embedded Systems Transactions") involving the acquisition of companies in the embedded systems industry, which were announced or completed since January 1, 1995. These transactions were (listed as acquiror/target):

    - RadiSys/IBM ARCTIC (business unit)

    - Mizar, Inc./Loughborough Sound Images PLC.

    - Solectron Corporation/Force Computers, Inc.

    - SBS Technologies/Bit 3 Computer Corp.

    - SBS Technologies, Inc./Logical Design Group, Inc.

    - RadiSys Corp./Intel-Multibus product unit

    - Mylex Corp./BusLogic, Inc.

    - Sequoia Systems, Inc./Texas Microsystems, Inc.

    SG Cowen reviewed the market capitalization of common stock plus total debt less cash and equivalents ("Enterprise Value") paid in the Embedded Systems Transactions as a multiple of latest reported twelve month ("LTM") revenues, earnings before interest expense, income taxes, depreciation, and amortization ("EBITDA") and earnings before interest expense and income taxes ("EBIT"), and also examined the multiples of equity value paid in the Embedded Systems Transactions to book value and LTM earnings.

    The following table presents, for the periods indicated, the multiples implied by the ratio of Enterprise Value to LTM revenues, EBIT and EBITDA, and the ratio of equity value to book value and LTM earnings. The information in the table is based on the closing stock price of Texas Micro and RadiSys stock on May 19, 1999.

                                                                                                                   MULTIPLE
                                                                 MULTIPLES FOR EMBEDDED SYSTEMS TRANSACTIONS      IMPLIED BY
                                                                                                                  CONVERSION
                                                                 --------------------------------------------      RATIO FOR
                                                                    LOW       MEAN       MEDIAN       HIGH        TEXAS MICRO
                                                                 ---------  ---------  -----------  ---------  -----------------
Enterprise Value as a ratio of:
  LTM Revenue..................................................      0.20x      1.15x       1.03x       2.30x          1.28x
  LTM EBIT.....................................................       0.4x      15.2x       11.9x       34.0x          33.5x
  LTM EBITDA...................................................       0.4x      14.6x        8.9x       37.3x          21.9x
Equity Value as a ratio of:
  Book Value...................................................       1.9x       4.8x        5.5x        7.5x           4.3x
  LTM Earnings.................................................       0.6x      18.6x        8.7x       50.0x          32.2x

    Although the Embedded Systems Transactions were used for comparison purposes, none of those transactions is directly comparable to the merger, and none of the companies in those transactions is directly comparable to Texas Micro or RadiSys. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or Texas Micro to which they are being compared.

    ANALYSIS OF CERTAIN PUBLICLY TRADED COMPANIES. To provide contextual data and comparative market information, SG Cowen compared selected historical operating and financial data and ratios for Texas Micro to the corresponding financial data and ratios of certain other companies (the "Selected Companies") whose securities are publicly traded and which SG Cowen believes have operating, market valuation and trading valuations similar to what might be expected of Texas Micro. These companies were:

    - Ariel Corp.;

    - Blue Wave Systems, Inc.;

    - DY 4 Systems, Inc.;

    - Maxwell Technologies, Inc.;

    - Mercury Computer Systems, Inc.;

    - Performance Technologies, Inc.;

    - Radstone Technology PLC;

    - SBE, Inc.;

    - SBS Technologies, Inc.; and

    - Spectrum Signal Processing Inc.

    The data and ratios included the Enterprise Value of the Selected Companies as multiples of LTM revenues, EBITDA and EBIT, and the market capitalization of common stock of the Selected Companies as a multiple of the book value of common shareholders' equity. SG Cowen also examined the ratios of the current share prices of the Selected Companies to the LTM earnings per share ("EPS"), estimated 1999 calendar year EPS and estimated 2000 calendar year EPS (in each case, as available from SG Cowen research analyst reports or, if not so available, First Call) for the Selected Companies.

    The following table presents, for the periods indicated, the multiples implied by the ratio of Enterprise Value to LTM revenues, EBIT and EBITDA, and the ratio of equity value to LTM earnings and estimates for 1999 and 2000 calendar years earnings. The information in the table is based on the closing stock price of Texas Micro and RadiSys stock on May 19, 1999.

                                                                                                                    MULTIPLE
                                                                                                                   IMPLIED BY
                                                                             SELECTED COMPANY MULTIPLES            CONVERSION
                                                                    --------------------------------------------    RATIO FOR
                                                                       LOW       MEAN       MEDIAN       HIGH      TEXAS MICRO
                                                                    ---------  ---------  -----------  ---------  -------------
Enterprise Value as a ratio of:
  LTM Revenue.....................................................      0.44x      1.46x       1.55x       2.32x        1.28x
  LTM EBIT........................................................        4.4       11.5        11.0        22.2         33.5
  LTM EBITDA......................................................        3.0        8.5         8.3        14.5         21.9
Equity Value as a ratio of:
  Book Value......................................................       1.58       2.75        2.63        6.02         4.25
  LTM Earnings....................................................        7.2       14.7        15.8        22.1         32.2

                                                                                             MULTIPLE IMPLIED FOR TEXAS MICRO BY
                                                     SELECTED COMPANY MULTIPLES                       CONVERSION RATIO
                                            --------------------------------------------  -----------------------------------------
                                                                                            BASED ON      FULLY TAXED    BASED ON
                                                                                             ANALYST        ANALYST      FINANCIAL
                                               LOW       MEAN       MEDIAN       HIGH      PROJECTIONS    PROJECTIONS    FORECASTS
                                            ---------  ---------  -----------  ---------  -------------  -------------  -----------
Equity Value as a ratio of:
CY1999 Earnings...........................      10.1x      16.5x       13.9x       34.1x        22.6x          31.4x         14.9x
CY2000 Earnings...........................       10.4       10.5        10.5        10.7           NA             NA           9.4

    Although the Selected Companies were used for comparison purposes, none of those companies is directly comparable to Texas Micro. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies or Texas Micro to which they are being compared.

    HISTORICAL CONVERSION RATIO ANALYSIS. SG Cowen analyzed the ratios of the closing prices of Texas Micro common stock to those of RadiSys common stock over various periods ending May 19, 1999. The table below illustrates the ratios for those periods.

HISTORICAL EXCHANGE                                                           CONVERSION RATIO
--------------------------------------------------------------------------  ---------------------
Latest twelve months average..............................................            0.171
Latest six months average.................................................            0.153
Latest three months average...............................................            0.154
Latest one month average..................................................            0.146
High (latest twelve months)...............................................            0.254
Low (latest twelve months)................................................            0.113
Current...................................................................            0.127
Implied Conversion Ratio for Texas Micro..................................            0.225

    STOCK TRADING HISTORY. To provide contextual data and comparative market data, SG Cowen reviewed the historical market prices of Texas Micro common stock from March 31, 1995 (the date of Texas Micro's merger with Sequoia Systems) to May 19, 1999 and for the twelve month period ended May 19, 1999. SG Cowen noted that over the indicated periods the high and low prices for shares of Texas Micro were $10.00 and $1.88, and $5.94 and $2.00, respectively. SG Cowen also reviewed the historical market prices of RadiSys common stock from October 20, 1995 (the first trading day of RadiSys common stock) to May 19, 1999 and for the twelve month period ended May 19, 1999. SG Cowen noted that over the indicated periods the high and low prices for shares of RadiSys common stock were $74.50 and $9.00, and $36.88 and $11.38, respectively.

    CONTRIBUTION ANALYSIS. SG Cowen analyzed the respective contributions of LTM revenues, EBIT and earnings and 1999 calendar year estimated revenues, EBIT and earnings of Texas Micro and RadiSys to the combined company, based upon the historical and projected financial results of Texas Micro and RadiSys (based upon SG Cowen research analyst estimates for RadiSys, the financial forecasts prepared by management of Texas Micro and analyst projections for Texas Micro).

                                                                         % OF COMBINED COMPANY
                                                                    --------------------------------
                                                                        RADISYS        TEXAS MICRO
                                                                     CONTRIBUTION     CONTRIBUTION
                                                                    ---------------  ---------------
Operating Results
  LTM
    Revenue.......................................................          56.2%            43.8%
    Operating Income..............................................          58.4%            41.6%
    Earnings......................................................          53.8%            46.2%
  CY 1999
    Revenues......................................................          61.4%            38.6%
    Operating Income..............................................          68.3%            31.7%
    Earnings
      Financial Forecasts.........................................          60.6%            39.4%
      Analyst Projections.........................................          70.1%            29.9%
      Fully Taxed Analyst Projections.............................          76.4%            23.6%

    SG Cowen also noted that holders of Texas Micro common stock would own approximately 27.6% of the combined company, based on the RadiSys closing share price on May 19, 1999.

    DISCOUNTED CASH FLOW ANALYSIS. SG Cowen estimated a range of values for Texas Micro common stock based upon the discounted present value of the projected after-tax cash flows of Texas Micro described in the financial forecasts provided by management of Texas Micro, and in the financial forecasts on a fully taxed basis, for the fiscal years ended June 30, 1999 through June 30, 2001, and of the terminal value of Texas Micro at June 30, 2001, based upon multiples of EBITDA. After-tax cash flow was calculated by taking projected EBIT and subtracting from this amount projected taxes, capital expenditures, changes in working capital and changes in other assets and liabilities and adding back projected depreciation and amortization. This analysis was based upon certain assumptions described by, projections supplied by and discussions held with the management of Texas Micro. In performing this analysis, SG Cowen utilized discount rates ranging from 14.0% to 18.0%, which were selected based on the estimated industry weighted average cost of capital. SG Cowen utilized terminal multiples of EBITDA ranging from 8.0 times to 9.0 times, these multiples representing the general range of multiples of EBITDA for the Selected Companies.

    Utilizing this methodology, the per share equity value of Texas Micro ranged from:

    - $7.93 to $9.38 per share, based on the financial forecasts; and

    - $7.56 to $8.99 per share, based on the fully taxed financial forecasts

Because of the limited number of years for which projected financial information for Texas Micro was provided by Texas Micro, and because the discounted terminal value accounted for such a high percentage of the discounted present value of Texas Micro, SG Cowen did not ascribe significance to this analysis in reaching its opinion.

    DISCOUNTED FUTURE NET INCOME ANALYSIS. SG Cowen estimated a range of values for Texas Micro based upon the discounted present value of the projected 1999 calendar year net income of Texas Micro. This analysis was based upon analyst projections, including analyst projections on a fully taxed basis, and the financial forecasts provided by management of Texas Micro. In performing this analysis, SG Cowen utilized discount rates of 14.0% to 18.0% and trailing price to earnings multiples of 14.0x to 18.0x. Utilizing this methodology, the per share equity value of Texas Micro ranged from:

    - $3.23 to $4.24, based on fully taxed analyst projections;

    - $4.47 to $5.87, based on analyst projections; and

    - $6.87 to $9.03, based on the financial forecasts.

    The summary set forth above does not purport to be a complete description of all the analyses performed by SG Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. SG Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, SG Cowen believes, and has advised the Texas Micro board, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, SG Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Texas Micro and RadiSys. These analyses performed by SG Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Texas Micro, RadiSys, SG Cowen or any other person assumes responsibility if future results are materially different from those projected. As mentioned above, the analyses supplied by SG Cowen and its opinion were among several factors taken into consideration by the Texas Micro board in making its decision to enter into the merger agreement and should not be considered as determinative of such decision.

    SG Cowen was selected by the Texas Micro board to render an opinion to the Texas Micro board because SG Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, SG Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. SG Cowen is providing financial services for Texas Micro for which it will receive customary fees. In addition, in the ordinary course of its business, SG Cowen and its affiliates trade the equity securities of Texas Micro and RadiSys for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. Societe Generale, the sole shareholder of SG Cowen, and its affiliates, including SG Cowen, in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to Texas Micro and RadiSys, including serving as a financial advisor on potential acquisitions and as an underwriter on equity offerings, and have received and may in the future receive fees for the rendering of such services. In particular, in October 1995, SG Cowen acted as lead manager of RadiSys' initial public offering.

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
    Pursuant to the SG Cowen engagement letter, Texas Micro agreed to pay a fee to SG Cowen for rendering its opinion. Additionally, Texas Micro has agreed to reimburse SG Cowen for its out-of-pocket expenses, including attorneys' fees, and has agreed to indemnify SG Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with SG Cowen, which are customary in transactions of this nature, were negotiated at arm's length between Texas Micro and SG Cowen, and the Texas Micro board was aware of the arrangement, including the fact that the fee payable to SG Cowen is contingent upon the completion of the merger.

INTERESTS OF MEMBERS OF TEXAS MICRO'S BOARD OF DIRECTORS AND MANAGEMENT IN THE
  MERGER

    When considering the recommendation of the Texas Micro board, you should be aware that the Texas Micro directors and officers identified below have interests in the merger that are different from, or are in addition to, yours.

    SEVERANCE ARRANGEMENTS. J. Michael Stewart, Texas Micro's President and Chief Executive Officer, has entered into a resignation and severance agreement that will become effective upon the completion of the merger. The agreement provides for a severance payment equal in amount to one year's pay, along with a bonus of one-half a year's pay contingent on Texas Micro's receipt of specified aged-receivables and on meeting negotiated earnings per share targets. John C. Leonardo, Jr., Texas Micro's Executive Vice President and Chief Operating Officer, has also entered into an employment agreement that will become effective upon completion of the merger. The agreement provides for (a) a severance payment equal in amount to one year's pay if Mr. Leonardo's employment is terminated at any time under specified circumstances, or (b) a severance payment equal in amount to one year's pay if Mr. Leonardo voluntarily leaves his employment after December 31, 2000 under specified circumstances, and (c) an additional bonus of $37,500 if Mr. Leonardo remains employed through July 31, 2000, which will be increased to $75,000 if Texas Micro receives a specified receivable before the closing of the merger.

    RETENTION BONUSES. Texas Micro intends to enter into agreements with several of its employees, including seven senior officers, to pay retention bonuses for those persons who remain employees of Texas Micro for the period beginning July 15, 1999 and ending nine months after the merger is completed. The seven senior officers would be eligible to receive a total of $275,000 in the following amounts: John C. Leonardo, Jr., Executive Vice President and Chief Operating Officer--$75,000; Christopher M. Melson, Vice President-Product Development--$50,000; Ronald Groen, Vice President-Sales and Marketing--$50,000; Kermit R. Sumrall, Secretary and Acting Chief Financial Officer-- $20,000; Reva Teague, Vice President-Human Resources--$20,000; Michael Baudler, Controller-- $20,000; and Gene Janiszewski, Vice President--Information Services--$20,000.

    TEXAS MICRO STOCK OPTIONS. At the effective time of the merger, each outstanding option to purchase shares of Texas Micro common stock will be converted into an option to purchase shares of RadiSys common stock. The number of shares and exercise price will be adjusted based on the actual conversion ratio under the merger agreement. All other terms and conditions of the converted Texas Micro options will remain the same. In addition, unvested RadiSys stock options, which will replace the options previously granted to Texas Micro's officers under its 1996 Long-Term Incentive Stock Option Plan, will immediately vest if, within one year after the closing, the officer is involuntarily terminated without cause or resigns following a demotion. J. Michael Stewart's unvested replacement RadiSys stock options will vest upon his resignation at the completion of the merger in accordance with the existing plan provisions.

    REGISTRATION RIGHTS AGREEMENT. At or before the effective time of the merger, RadiSys has agreed to enter into a registration rights agreement with holders of at least 5% of Texas Micro's outstanding common stock to allow the stockholders to demand registration for resale of the shares of RadiSys

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common stock received in the merger at any time before the first anniversary of the merger and after publishing at least 30 days of post-merger combined financial results of RadiSys and Texas Micro. J. Michael Stewart is the only holder of at least 5% of Texas Micro's outstanding common stock. For a more detailed description of the Registration Rights Agreement, see, "Other Agreements--Registration Rights Agreement" on page 55.

    INDEMNIFICATION ARRANGEMENTS WITH TEXAS MICRO OFFICERS AND DIRECTORS. For six years after closing, RadiSys will not permit a change in the indemnification provided to the individuals who on or before the closing were officers and directors of Texas Micro that is less favorable than that provided in Tabor Merger Corp.'s charter in effect on May 13, 1999 and bylaws in effect on May 24, 1999.

    As a result of the interests described above, these directors and officers may be more likely to vote to approve the merger agreement than if they did not have these interests.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    It is a condition to the obligations of RadiSys and Texas Micro to complete the merger that each receive a legal opinion from its counsel that the merger constitutes a reorganization, within the meaning of Section 368 of the Code, for United States federal income tax purposes. The following discussion summarizes the opinions of Stoel Rives LLP and Porter & Hedges, L.L.P. as to the material United States federal income tax consequences of the merger.

    LIMITATIONS. This discussion is based upon the Internal Revenue Code of 1986, as amended, the regulations promulgated under the Code, Internal Revenue Service and other administrative rulings, and judicial authority in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Any change could affect the continuing validity of this discussion. This discussion does not address all aspects of United States federal income taxation that may be relevant to a stockholder in light of the stockholder's particular circumstances or to those Texas Micro stockholders subject to special rules, such as stockholders who are not citizens or residents of the United States, financial institutions, tax-exempt organizations, insurance companies, dealers in securities, traders in securities electing mark to market, stockholders who acquired their Texas Micro stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation or stockholders who hold their Texas Micro stock pursuant to a tax-qualified retirement plan or as part of a straddle or conversion transaction. This discussion assumes that Texas Micro stockholders hold their respective shares of Texas Micro stock as capital assets within the meaning of Section 1221 of the Code.

    The legal opinions will assume the merger will be completed according to the terms of the merger agreement and will rely on representations made by Texas Micro, RadiSys and others, including those contained in the merger agreement and in certificates of officers of Texas Micro and RadiSys delivered in connection with the opinions. If any of these assumptions or representations is inaccurate, the tax opinions cannot be relied upon and the tax consequences of the merger could differ from those described here. The opinions are not binding on the courts or the IRS and do not preclude the courts or the IRS from adopting a contrary position. Neither Texas Micro nor RadiSys intends to obtain a ruling from the IRS with respect to the tax consequences of the merger.

    UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO RADISYS
SHAREHOLDERS. Holders of RadiSys common stock will not recognize any gain or loss for United States federal income tax purposes as a result of the merger.

    UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO TEXAS MICRO
STOCKHOLDERS. Except as provided elsewhere in this document, holders of shares of Texas Micro stock will (1) not recognize any gain or loss for United States federal income tax purposes as a result of the exchange of their shares of Texas Micro stock for RadiSys common stock in the merger except with respect to cash received instead of a fractional share of RadiSys common stock and (2) have a tax basis in the RadiSys common stock

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
received in the merger equal to the tax basis of the Texas Micro stock surrendered in the merger less any tax basis of the Texas Micro stock surrendered that is allocable to a fractional share of RadiSys common stock for which cash is received. A Texas Micro stockholder's holding period with respect to the RadiSys common stock received in the merger will include the holding period of the Texas Micro stock surrendered in the merger.

    To the extent that a holder of shares of Texas Micro stock receives cash instead of a fractional share of RadiSys common stock, the holder will be required to recognize gain or loss for United States federal income tax purposes, measured by the difference between the amount of cash received and the portion of the tax basis of the holder's shares of Texas Micro stock allocable to such fractional share of RadiSys common stock. This gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the share of Texas Micro stock exchanged for the fractional share of RadiSys common stock was held for more than one year at the effective time of the merger.

    UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO TEXAS MICRO, RADISYS AND THE MERGER SUBSIDIARY. None of RadiSys, Texas Micro, or the merger subsidiary will recognize gain or loss for United States federal income tax purposes as a result of the merger.

    WE INTEND THIS DISCUSSION TO PROVIDE ONLY A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. WE DO NOT INTEND THAT IT BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, WE DO NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT UPON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, WE DO NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. ACCORDINGLY, WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE YOUR PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES RESULTING FROM THE MERGER, WITH RESPECT TO YOUR INDIVIDUAL CIRCUMSTANCES.

ACCOUNTING TREATMENT

    We intend to account for the merger as a "pooling of interests" business combination. It is a condition to completion of the merger that RadiSys and Texas Micro be advised by PricewaterhouseCoopers LLP that they concur with the parties' conclusion that the transactions contemplated by the merger agreement can properly be accounted for as a "pooling of interests" business combination. Under the "pooling of interests" method of accounting, each of our historical recorded assets and liabilities will be carried forward to the combined company at their recorded amounts. In addition, the operating results of the combined company will include our operating results for the entire fiscal year in which the merger is completed and our historical reported operating results for prior periods will be combined and restated as the operating results of the combined company.

REGULATORY APPROVALS

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission must review transactions such as the merger. The merger will also be reviewed by state antitrust authorities. The government agencies conducting these reviews determine whether the merger complies with antitrust laws. The Hart-Scott-Rodino Act requires us to notify these federal agencies of the merger. We must wait for at least 30 days after we file these notifications before we can complete the merger. We have both filed the notification reports with the Antitrust Division and the Federal Trade Commission and the waiting period with respect to such filings was terminated by the Federal Trade Commission effective June 18, 1999.

    At any time before or after the merger becomes effective, the Antitrust Division, the Federal Trade Commission, state antitrust authorities or a private person or entity could seek to enjoin the

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
merger or to cause RadiSys or Texas Micro to divest certain assets. Under the merger agreement, the obligation of RadiSys and Texas Micro to complete the merger is conditioned on

    - the termination of the waiting period and

    - the absence of any injunction against the merger on antitrust or other grounds.

A challenge to the merger could be made and, if such a challenge is made, RadiSys and Texas Micro may not prevail.

    Other than the approvals described in this document, we are not aware of any other significant government or regulatory approvals that we need to obtain to complete the merger. If we discover that other approvals are required, we will seek to obtain them. If any approval or action is needed, however, we may not be able to obtain it. Even if we could obtain the approval, conditions may be placed on it that would cause us to abandon the merger.

DISSENTERS' RIGHTS

    SHAREHOLDERS OF RADISYS. Under Oregon law, RadiSys shareholders will not have any appraisal rights or dissenters' rights.

    STOCKHOLDERS OF TEXAS MICRO. Under Delaware law, Texas Micro stockholders will not have any appraisal rights or dissenters' rights.

NASDAQ LISTING OF RADISYS COMMON STOCK

    RadiSys will apply for listing on the Nasdaq National Market of the shares of RadiSys common stock to be issued in the merger. This listing is a condition to the obligation of both RadiSys and Texas Micro to effect the merger. So long as Texas Micro continues to meet applicable listing requirements, Texas Micro common stock will continue to be listed on the Nasdaq National Market until the merger is completed. See "The Merger Agreement--Conditions to Obligations of Texas Micro."

FEDERAL SECURITIES LAW CONSEQUENCES; STOCK TRANSFER RESTRICTION AGREEMENTS

    This document does not cover resales of RadiSys common stock received by the Texas Micro stockholders in connection with the merger, and no person is authorized to make any use of this document for any resale.

    All shares of RadiSys common stock received by Texas Micro stockholders in connection with the merger will be freely transferable, except that shares of RadiSys common stock received by persons who are deemed to be "affiliates" (as that term is defined under the Securities Act of 1933) of Texas Micro before the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933 (or Rule 144, in the case of persons who become affiliates of RadiSys) or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of Texas Micro generally include individuals or entities that control, are controlled by, or are under common control with, Texas Micro, and may include certain officers and directors as well as principal stockholders of Texas Micro.

    In addition, each of the directors and executive officers of RadiSys and Texas Micro have executed written agreements prohibiting them from selling, transferring, or otherwise disposing of, or acquiring or selling options or other securities relating to securities of RadiSys or Texas Micro that would be intended to reduce the individual's risk relative to, any shares of RadiSys common stock or Texas Micro common stock owned by him or her during the period beginning July 1, 1999 and ending at the time financial results covering at least 30 days of combined operations of RadiSys and Texas Micro have been publicly released by RadiSys after the merger.

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
                              THE MERGER AGREEMENT

THE MERGER

    The merger agreement provides for the merger of a newly formed subsidiary of RadiSys, Tabor Merger Corp., with and into Texas Micro. As a result of the merger, Texas Micro will be the surviving corporation and will be a wholly owned subsidiary of RadiSys.

    The completion of the merger will take place on the later of August 15, 1999 or the third business day following the date when the last of the conditions to the merger is fulfilled or waived, or at any other time and date to which RadiSys and Texas Micro mutually agree. On the closing of the merger, RadiSys and Texas Micro will cause a certificate of merger to be filed with the Secretary of State of the state of Delaware. At that time, or at any other time that the parties may agree upon in writing, the merger will become effective.

MERGER CONSIDERATION

    At the effective time of the merger, each share of Texas Micro common stock outstanding immediately before the effective time will be converted into the right to receive a fraction of a share of RadiSys common stock determined on the basis of the average closing sale price of RadiSys common stock on the Nasdaq Stock Market for the ten trading days ending on the second trading day before the RadiSys and Texas Micro special meetings. If the average closing sale price is

    - $32.00 or less, Texas Micro stockholders will receive, for each Texas Micro common share, 0.25 of a RadiSys common share

    - more than $32.00, but less than $40.00, Texas Micro stockholders will receive, for each Texas Micro common share, a fraction of a RadiSys common share equal to $8.00 divided by the average closing sale price

    - $40.00 or more, Texas Micro stockholders will receive, for each Texas Micro common share, 0.20 of a RadiSys common share.

    At the effective time of the merger, each outstanding option to purchase shares of Texas Micro common stock will be converted into options to purchase shares of RadiSys common stock. The number of shares and exercise price will be adjusted based on the actual conversion ratio in the merger agreement. All other terms and conditions of the converted Texas Micro options will remain the same.

EXCHANGE OF CERTIFICATES FOR SHARES

    As soon as practicable after the effective time of the merger, the exchange agent, ChaseMellon Shareholder Services LLC, will mail to each record holder of outstanding certificates that immediately before the effective time represented shares of Texas Micro common stock

    - a notice advising the holders that the merger has become effective and

    - instructions for exchanging the Texas Micro certificates for the merger consideration.

On surrender to the exchange agent of a Texas Micro certificate, together with any other required documents, the holder of the Texas Micro certificate will be entitled to receive the merger consideration and the Texas Micro certificate will be canceled.

    If the exchange of certificates representing shares of Texas Micro common stock is to be made to a person other than the person in whose name the surrendered Texas Micro certificate is registered,

    - the Texas Micro certificate must be properly endorsed or otherwise in proper form for transfer and

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
    - the person requesting the exchange must have paid any required transfer and other taxes.

    After the effective time of the merger and until properly surrendered, each Texas Micro certificate will represent only the right to receive merger consideration.

    HOLDERS OF TEXAS MICRO COMMON STOCK SHOULD NOT FORWARD TEXAS MICRO CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. HOLDERS OF TEXAS MICRO COMMON STOCK SHOULD NOT RETURN TEXAS MICRO CERTIFICATES WITH THE ENCLOSED PROXY.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains customary representations and warranties by us relating to

    - corporate organization and similar corporate matters;

    - authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

    - required filings with government agencies;

    - the absence of any material adverse consequences as a result of entering into the merger agreement;

    - the accuracy of reports and financial statements filed with the SEC;

    - tax matters;

    - the delivery of fairness opinions by financial advisors;

    - brokers' and finders' fees;

    - pooling status;

    - the absence of material changes to our businesses since the end of our most recent fiscal years;

    - capital structure;

    - the absence of any adverse material suits, claims or proceedings and other litigation;

    - the absence of any undisclosed liabilities;

    - the existence of relationships between us and our directors, officers and stockholders;

    - absence of powers of attorney or other restrictions;

    - the absence of required consents and approvals of governmental agencies;
      and

    - intellectual property.

    The merger agreement also contains additional customary representations and warranties of Texas Micro relating to

    - material contracts and commitments;

    - ownership of real property and material assets;

    - compliance with agreements;

    - environmental matters;

    - employee and labor matters;

    - employee benefits;

    - insurance matters;

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
    - the required vote of stockholders;

    - subsidiaries and joint ventures;

    - the status of permits and licenses; and

    - the nonexistence of other agreements to sell Texas Micro or its assets.

CONTINUATION OF BUSINESS PENDING THE MERGER

    We have agreed that during the period from the date of the merger agreement until the closing of the merger, we will

    - carry on our businesses in the ordinary and usual manner, and

    - maintain our existing relations with customers, suppliers, employees and business associates.

    We have also agreed that during the period from the date of the merger agreement until the closing of the merger, we will not

    - take or omit to take any action that a person could reasonably anticipate would have a material adverse effect on our business, properties, financial condition or results of operations;

    - change our accounting methods unless required to do so by changes in generally accepted accounting principles;

    - merge with another corporation;

    - liquidate, sell or dispose of any of our assets;

    - close any plant or business operation; and

    - conduct any transactions which could disqualify the merger from pooling of interests accounting.

    In addition, Texas Micro has agreed that in this period it will not

    - redeem, purchase or acquire any of its capital stock;

    - declare or pay any dividend or other distribution;

    - issue or sell any capital stock or rights to acquire capital stock;

    - amend its charter documents;

    - with some exceptions, incur, assume or guarantee additional debt;

    - make any tax election;

    - enter into new agreements or modify existing agreements with its officers or employees to increase compensation or benefits;

    - split, combine or reclassify its outstanding common stock or change its authorized capitalization;

    - enter into any transaction or commitment or modify any contract, except those contemplated by the merger agreement or those that are made in the ordinary course of business and that do not exceed $25,000;

    - transfer, lease, license, guarantee, sell, mortgage, pledge, encumber or dispose of any property or assets or incur or modify any liability other than in the ordinary and usual course of business;

    - authorize capital expenditures other than in the ordinary course of business;

    - form any subsidiaries;

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
    - make any acquisitions of or investments in assets or stock of any other person or entity; and

    - permit any insurance policy naming Texas Micro as a beneficiary to be canceled, terminated or renewed without providing notice in advance to RadiSys.

    RadiSys also has agreed to

    - notify each Texas Micro optionholder in writing that his or her option has been converted into an option to purchase RadiSys common stock after the merger;

    - publicly release a report containing the combined financial statements of RadiSys and Texas Micro following the merger;

    - maintain for six years terms that are no less favorable than the terms for the reimbursement of directors and officers of Texas Micro for expenses and liabilities associated with their service in those offices that are set forth in an exhibit to the merger agreement containing what is to be the certificate of incorporation of the surviving corporation in the merger; and

    - pay promptly after the merger becomes effective or when the payments are due any amounts due under employment agreements or employee benefit plans of Texas Micro.

NO SOLICITATION

    Texas Micro has agreed it will not engage in or facilitate any proposal concerning a merger, consolidation, sale of all or substantially all of its assets or similar transaction. The merger agreement further provides that Texas Micro will not have any discussions with any organization concerning such a proposal. Texas Micro and the Texas Micro board may, however,

    - provide information to anyone who has made an unsolicited proposal if the Texas Micro board receives a satisfactory confidentiality agreement;

    - engage in any discussions with anyone who has made an unsolicited proposal;

    - withdraw or modify the approval or recommendation by the Texas Micro board of the merger agreement in connection with an unsolicited proposal; and

    - comply with specified rules under the Securities Exchange Act of 1934.

The Texas Micro board may engage in the first three actions listed above only if it determines, after receipt of written advice of counsel, that the action is required to comply with its fiduciary duties under applicable law. Moreover, the Texas Micro board may engage in the second or third actions listed above if it determines the proposal, if accepted, is likely to be completed, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal. In either of these cases, the resulting transaction must be superior to the transaction contemplated by the merger agreement, taking into account the long-term prospects and interests of Texas Micro and its stockholders.

    Texas Micro has agreed to notify RadiSys promptly of any proposals it may receive and to keep RadiSys informed of all developments relating to any proposal.

HART-SCOTT-RODINO FILING

    We have each prepared and filed with the Federal Trade Commission and the Department of Justice the notices required under the Hart-Scott-Rodino Act. We have also obtained clearance under the Hart-Scott-Rodino Act. Neither of us, however, will be required to agree to any request of the Federal Trade Commission or the Department of Justice that our boards determine would have a material adverse impact on the merger.

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
CONDITIONS TO OUR OBLIGATIONS TO COMPLETE THE MERGER

    Our obligations to complete the merger are subject to the following conditions:

    - all required filings or consents shall have been made or obtained,

    - Texas Micro stockholders shall have approved the merger agreement, and the RadiSys shareholders shall have approved the issuance of RadiSys common stock in the merger and

    - no law or ruling shall have been enacted or entered that prohibits the completion of the merger.

ADDITIONAL CONDITIONS TO OBLIGATIONS OF RADISYS AND TABOR MERGER CORP.

    The obligations of RadiSys and Tabor Merger Corp. to complete the merger are subject to the following additional conditions:

    - The shares of RadiSys common stock to be issued to Texas Micro stockholders shall have been registered under the Securities Act of 1933 and authorized for listing on the Nasdaq National Market;

    - The representations and warranties of Texas Micro shall be true and correct as of the merger closing date, and Texas Micro shall have performed and complied with all material obligations and agreements required to be performed or complied with at before the merger closing date;

    - RadiSys shall have received a letter from PricewaterhouseCoopers LLP stating its concurrence with management's conclusion as to the appropriateness of pooling of interests accounting treatment for the merger;

    - Texas Micro shall have obtained all consents and approvals required to complete the merger;

    - No material adverse change or the discovery of a condition or event that could reasonably be expected to cause a material adverse change in the business, properties, financial condition or results of operations of Texas Micro shall have occurred since June 30, 1998, other than changes permitted by the merger agreement;

    - Texas Micro's current assets immediately before the closing of the merger less Texas Micro's current liabilities on that date shall equal at least $18 million; and

    - RadiSys shall have received an opinion from Stoel Rives LLP that the merger may be treated as a reorganization under Section 368(a) of the Internal Revenue Code for federal income tax purposes.

ADDITIONAL CONDITIONS TO OBLIGATIONS OF TEXAS MICRO

    Texas Micro's obligation to complete the merger is subject to the following additional conditions:

    - The representations and warranties of RadiSys shall be true and correct as of the merger closing, and RadiSys shall have performed and complied with all material obligations and agreements required to be performed and complied with at or before the merger closing date;

    - No material adverse change or the discovery of a condition or event that could reasonably be expected to cause a material adverse change in the business, properties, financial condition or results of operations of RadiSys and its subsidiaries shall have occurred since December 31, 1998 other than changes permitted by the merger agreement;

    - Texas Micro shall have received a letter from PricewaterhouseCoopers LLP stating its concurrence with management's conclusion as to the appropriateness of pooling of interests accounting treatment for the merger;

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
    - Texas Micro shall have received closing certificates from executive officers of RadiSys and Tabor Merger Corp.; and

    - Texas Micro shall have received an opinion from Porter & Hedges, L.L.P. that the merger may be treated as a reorganization under Section 368(a) of the Internal Revenue Code for federal income tax purposes.

TERMINATION

    The merger agreement may be terminated and the merger may be abandoned at any time by

    - our mutual consent;

    - either of us if

        - the merger is not completed on or before October 31, 1999,

        - the approval of the merger by the Texas Micro stockholders is not obtained by October 31, 1999,

        - the approval of the issuance of RadiSys common stock by the RadiSys shareholders is not obtained by October 31, 1999 or

        - any order permanently prohibiting completion of the merger has become final and nonappealable;

    - Texas Micro if

        - RadiSys has materially breached any representation, warranty, covenant or agreement that is not cured,

        - before the merger is completed all of the following conditions are met:

           -- Texas Micro is not in material breach of specified covenants,

           -- the Texas Micro board authorizes Texas Micro to enter into an agreement concerning a superior proposal and Texas Micro notifies RadiSys that it intends to enter into the agreement,

           -- RadiSys fails to make an offer that the Texas Micro board determines is at least as favorable as the superior proposal and

           -- Texas Micro promptly pays to RadiSys a $2.5 million termination fee; or

        - the average closing sale price of RadiSys common stock on the Nasdaq Stock Market for the ten trading days ending on the second trading day before the RadiSys and Texas Micro special meetings is less than $20.00;

    - RadiSys if

        - Texas Micro materially breaches a representation, warranty, covenant or agreement that is not cured,

        - the Texas Micro board withdraws, amends or adversely modifies its initial approval of the merger or the merger agreement,

        - Texas Micro or its representatives solicit alternative acquisition proposals from third parties in violation of the terms of the merger agreement unless the actions are taken to comply with fiduciary duties and meet other requirements specified in the merger agreement,

        - Texas Micro fails to include in this document the recommendation of the Texas Micro board in favor of the merger,

        - the Texas Micro board fails to reaffirm its initial recommendation in favor of the merger upon a request by RadiSys to do so,

        - Texas Micro fails to send its stockholders a statement recommending a rejection of any tender offer or exchange offer made by a third party or

        - the Texas Micro stockholders do not approve the merger and either

           -- another acquisition of Texas Micro is commenced within 12 months after the date of the merger agreement or

           -- Texas Micro enters into another agreement for the acquisition of Texas Micro within 12 months after the date of the merger agreement.

TERMINATION FEES AND EXPENSES

    Texas Micro has agreed to pay RadiSys $2.5 million by wire transfer within two business days after the termination of the merger agreement by RadiSys if RadiSys is not in material breach of the merger agreement and if:

    - Texas Micro enters into an agreement concerning a superior proposal;

    - the Texas Micro board recommends a superior proposal or withdraws its approval or recommendation of the merger agreement;

    - Texas Micro breaches specified covenants in the merger agreement concerning unsolicited proposals;

    - the Texas Micro board fails to reaffirm its initial recommendation in favor of the merger upon a request by RadiSys to do so;

    - the Texas Micro board withdraws, amends or adversely modifies its initial approval of the merger or the merger agreement;

    - Texas Micro fails to include the recommendation of its board in favor of the merger in this document;

    - Texas Micro fails to send its stockholders a statement recommending a rejection of any tender offer or exchange offer made by a third party; or

    - the Texas Micro stockholders do not approve the merger and either

        - another acquisition of Texas Micro is commenced within 12 months after the date of the merger agreement or

        - Texas Micro enters into another agreement for the acquisition of Texas Micro within 12 months after the date of the merger agreement.

AMENDMENTS AND WAIVER

    The merger agreement may be modified or amended only by our written agreement. A party may waive its rights under the merger agreement only in writing.

                                OTHER AGREEMENTS

STOCK OPTION AGREEMENT

    In connection with the merger agreement, RadiSys and Texas Micro have entered into a stock option agreement. Under this agreement Texas Micro granted to RadiSys an irrevocable option to purchase 2,683,619 shares of Texas Micro common stock (approximately 19.9% of the outstanding shares of Texas Micro common stock) for a purchase price of $4.4375 per share. A copy of the stock option agreement is attached as APPENDIX B and is incorporated by reference.

    The option will become exercisable by RadiSys upon the occurrence of a "triggering event" before the option is terminated. The triggering events are the same events as those that trigger payment of the termination fee. See "The Merger Agreement--Termination fees and expenses" on page 53.

    The option will terminate at the earlier of

    - the effective time of the merger or

    - 180 days after the one year anniversary of the termination date of the merger agreement.

    If a triggering event occurs before the option is terminated, RadiSys can have the shares of Texas Micro common stock underlying the option registered.

    In addition, within one year after the termination of the merger agreement, RadiSys can sell all or any portion of its Texas Micro shares to Texas Micro at either

    - the purchase price of $4.4375 per share or

    - the average closing price for the five trading days before notice of the sale is given to Texas Micro.

    Instead of purchasing Texas Micro shares, RadiSys also has the option to receive a cash amount from Texas Micro equal to the spread between the purchase price of the options and either

    - the closing price on the trading day prior to exercise of the stock option agreement or

    - the highest price proposed to be paid in an acquisition of Texas Micro multiplied by all or any portion of the options, as specified by RadiSys.

    The total amount received by RadiSys from the termination fee and the stock option agreement may not exceed a total of $5,394,000 (approximately 5% of the total value of the merger consideration).

    Companies enter into arrangements like the stock option agreement to increase the likelihood that the transaction will be completed, to discourage other bidders and to compensate the recipient of the option for the efforts undertaken and costs incurred if the transaction is not completed because of an acquisition or potential acquisition by a third party of the issuer of the option. The stock option agreement was entered into to accomplish these objectives and may discourage offers by third parties to acquire Texas Micro.

VOTING AGREEMENTS

    As an inducement to RadiSys to enter into the merger agreement, J. Michael Stewart, John C. Leonardo, Jr., Kermit R. Sumrall, Ronald Groen and Christopher
M. Melson have entered into voting agreements with RadiSys. Under these voting agreements, these individuals have agreed to vote all shares of Texas Micro common stock owned by them in favor of the merger and, if applicable, give consents with respect to those shares. Mr. Stewart holds 2,069,810 shares of Texas Micro common stock, representing approximately 15.3% of the outstanding common stock of Texas Micro as of May 3,

1999. Mr. Leonardo holds 369,786 shares of Texas Micro common stock, representing approximately 2.7% of the outstanding common stock of Texas Micro as of May 3, 1999. Mr. Sumrall holds 23,062 shares of Texas Micro common stock, representing approximately 0.17% of the outstanding common stock of Texas Micro as of May 3, 1999. Mr. Groen holds 25,000 shares of Texas Micro common stock, representing approximately 0.19% of the outstanding common stock of Texas Micro as of May 3, 1999. Mr. Melson holds 1,500 shares of Texas Micro common stock, representing approximately 0.01% of the outstanding common stock of Texas Micro as of May 3, 1999. The agreement covers those shares plus any other shares purchased or acquired since the effective date of the voting agreements. If requested by RadiSys, these individuals will grant to RadiSys an irrevocable proxy for the shares of Texas Micro common stock held by them to vote those shares in favor of the merger. In addition, except in limited situations, these individuals have agreed not to dispose of the shares of Texas Micro common stock held by them until we complete the merger or terminate the merger agreement.

REGISTRATION RIGHTS AGREEMENT

    At or before the time the merger becomes effective, RadiSys and those stockholders who each hold at least 5% of the outstanding common stock of Texas Micro immediately before the merger becomes effective will enter into a registration rights agreement that provides for demand registration rights. During the period beginning after RadiSys publishes the combined financial results of RadiSys and Texas Micro until the one year anniversary of the closing of the merger, RadiSys will prepare and file with the SEC a shelf registration statement on Form S-3 or Form S-1 if any 5% stockholder requests that it do so. The shelf registration statement will include any number of the 5% stockholder's securities that the 5% stockholder requests. RadiSys will use reasonable best efforts to ensure the shelf registration statement is declared effective as soon as possible after the 5% stockholders make their request. RadiSys will not be required to file a shelf registration statement if the 5% stockholder could sell his shares without registration under Rule 144 of the Securities Act. RadiSys will keep the shelf registration statement effective for up to 90 days. RadiSys can suspend sales under the shelf registration statement if it concludes in good faith that the registration statement contains material misstatements or omissions. RadiSys also can delay registration for up to 90 days if it determines in good faith that filing the registration statement would be detrimental to RadiSys.

    RadiSys has agreed to pay its expenses associated with the registration of 5% stockholders' securities, even if the requested registration statement does not become effective. In addition, RadiSys will provide customary securities law indemnification to the 5% stockholders who participate in any registration effected under the registration rights agreement.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma combined financial statements give effect to the combination of RadiSys and Texas Micro on a pooling of interests basis. The unaudited pro forma combined balance sheet assumes the merger took place on March 31, 1999 and combines RadiSys' and Texas Micro's historical balance sheets at that date.

    The unaudited pro forma combined statements of operations assume that the merger took place as of the beginning of each of the periods presented and combine RadiSys' consolidated historical statements of operations for each of the three years in the period ended December 31, 1998 and for the three months ended March 31, 1998 and 1999 with Texas Micro's consolidated historical statements of operations for each of the three twelve month periods ended December 29, 1996, December 28, 1997 and December 27, 1998 and the three months ended March 29, 1998 and March 28, 1999.

    The unaudited pro forma combined statements of operations are not necessarily indicative of operating results which would have been achieved had the merger been completed as of the beginning of the periods and should not be construed as representative of future operations.

    These unaudited pro forma combined consolidated financial statements should be read in conjunction with the respective audited consolidated historical financial statements and the accompanying notes of RadiSys and Texas Micro which are incorporated into this document by reference.

                              RADISYS CORPORATION

                  PRO FORMA COMBINED BALANCE SHEET (UNAUDITED)

                                 (IN THOUSANDS)

                                                           MARCH 31,    MARCH 28,
                                                             1999         1999
                                                          -----------  -----------           PRO FORMA
                                                            RADISYS    TEXAS MICRO  ----------------------------
                                                          CORPORATION     INC.      ADJUSTMENTS(2)  COMBINED(1)
                                                          -----------  -----------  --------------  ------------

                                                     ASSETS

Cash and cash equivalents...............................   $  14,348    $   5,767                    $   20,115
Accounts receivable.....................................      23,995       14,155                        38,150
Inventories.............................................      21,928       11,760                        33,688
Other current assets....................................       2,084        1,699                         3,783
Property and equipment, net.............................      11,538        6,091                        17,629
Goodwill and intangible assets, net.....................      23,274           --                        23,274
Other non-current assets................................       4,072          268                         4,340
                                                          -----------  -----------       -------    ------------
  Total assets..........................................   $ 101,239    $  39,740     $       --     $  140,979
                                                          -----------  -----------       -------    ------------
                                                          -----------  -----------       -------    ------------

                                      LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable........................................   $  10,848    $   5,961     $              $   16,809
Other current liabilities...............................       6,254        7,389                        13,643
                                                          -----------  -----------       -------    ------------
  Total liabilities.....................................      17,102       13,350                        30,452
                                                          -----------  -----------       -------    ------------
Common stock............................................      51,916       81,394                       133,310
Retained earnings (deficit).............................      33,415      (54,374)                      (20,959)
Accumulated other comprehensive loss....................      (1,194)        (630)                       (1,824)
                                                          -----------  -----------       -------    ------------
  Total shareholders' equity............................      84,137       26,390             --        110,527
                                                          -----------  -----------       -------    ------------
Total liabilities and shareholders' equity..............   $ 101,239    $  39,740     $       --     $  140,979
                                                          -----------  -----------       -------    ------------
                                                          -----------  -----------       -------    ------------

      See notes to unaudited pro forma combined financial data on page 63.

                              RADISYS CORPORATION

                  PRO FORMA COMBINED BALANCE SHEET (UNAUDITED)

                                 (IN THOUSANDS)

                                                        YEAR ENDED   TWELVE MONTHS
                                                         DEC. 31,        ENDED
                                                           1996      DEC. 29, 1996
                                                       ------------  --------------           PRO FORMA
                                                         RADISYS         TEXAS       ----------------------------
                                                       CORPORATION     MICRO INC.    ADJUSTMENTS(2)  COMBINED(1)
                                                       ------------  --------------  --------------  ------------
Revenues.............................................   $   81,043     $   80,388      $              $  161,431
                                                       ------------       -------    --------------  ------------
Cost of sales........................................       47,388         55,938                        103,326
Research and development expense.....................        8,222         11,161                         19,383
Selling, general and administrative expense..........       11,830         20,493                         32,323
Interest and other income............................       (1,083)         2,470                          1,387
                                                       ------------       -------    --------------  ------------
                                                            66,357         90,062              --        156,419
                                                       ------------       -------    --------------  ------------
Income (loss) before income taxes....................       14,686         (9,674)             --          5,012
Provision for income taxes(3)........................        5,140             13                          5,153
                                                       ------------       -------    --------------  ------------
Net income (loss)....................................   $    9,546     $   (9,687)     $       --     $     (141)
                                                       ------------       -------    --------------  ------------
                                                       ------------       -------    --------------  ------------
Net income (loss) per share (basic)..................   $     1.38     $    (0.63)     $              $    (0.01)
                                                       ------------       -------    --------------  ------------
                                                       ------------       -------    --------------  ------------
Net income (loss) per share (diluted)................   $     1.30     $    (0.63)     $              $    (0.01)
                                                       ------------       -------    --------------  ------------
                                                       ------------       -------    --------------  ------------
Weighted average shares outstanding
  (basic)(4).........................................        6,924         15,451         (11,588)        10,787
                                                       ------------       -------    --------------  ------------
                                                       ------------       -------    --------------  ------------
Weighted average shares outstanding (diluted)(4).....        7,362         15,451         (11,026)        10,787
                                                       ------------       -------    --------------  ------------
                                                       ------------       -------    --------------  ------------

      See notes to unaudited pro forma combined financial data on page 63.

                              RADISYS CORPORATION

             PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        YEAR ENDED   TWELVE MONTHS
                                                         DEC. 31,        ENDED
                                                           1997      DEC. 28, 1997
                                                       ------------  --------------           PRO FORMA
                                                         RADISYS         TEXAS       ----------------------------
                                                       CORPORATION     MICRO INC.    ADJUSTMENTS(2)  COMBINED(1)
                                                       ------------  --------------  --------------  ------------
Revenues.............................................   $  125,442     $   66,372      $              $  191,814
                                                       ------------       -------    --------------  ------------
Cost of sales........................................       75,309         45,956                        121,265
Research and development expense.....................       11,712          7,642                         19,354
Selling, general and administrative expense..........       15,789         14,241                         30,030
Interest and other income............................       (1,097)          (401)                        (1,498)
                                                       ------------       -------    --------------  ------------
                                                           101,713         67,438              --        169,151
                                                       ------------       -------    --------------  ------------
Income (loss) before income taxes....................       23,729         (1,066)             --         22,663
Provision for income taxes(3)........................        8,304             87                          8,391
                                                       ------------       -------    --------------  ------------
Net income (loss)....................................   $   15,425     $   (1,153)     $       --     $   14,272
                                                       ------------       -------    --------------  ------------
                                                       ------------       -------    --------------  ------------
Net income (loss) per share (basic)..................   $     2.01     $    (0.08)     $              $     1.28
                                                       ------------       -------    --------------  ------------
                                                       ------------       -------    --------------  ------------
Net income (loss) per share (diluted)................   $     1.93     $    (0.08)     $              $     1.24
                                                       ------------       -------    --------------  ------------
                                                       ------------       -------    --------------  ------------
Weighted average shares outstanding (basic)(4).......        7,679         13,732         (10,299)        11,112
                                                       ------------       -------    --------------  ------------
                                                       ------------       -------    --------------  ------------
Weighted average shares outstanding (diluted)(4).....        8,003         13,732         (10,242)        11,493
                                                       ------------       -------    --------------  ------------
                                                       ------------       -------    --------------  ------------

      See notes to unaudited pro forma combined financial data on page 63.

                              RADISYS CORPORATION

             PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        YEAR ENDED   TWELVE MONTHS
                                                         DEC. 31,        ENDED
                                                           1998      DEC. 27, 1998
                                                       ------------  --------------           PRO FORMA
                                                         RADISYS         TEXAS       ----------------------------
                                                       CORPORATION     MICRO INC.    ADJUSTMENTS(2)  COMBINED(1)
                                                       ------------  --------------  --------------  ------------
Revenues.............................................   $  108,198     $   78,350      $              $  186,548
                                                       ------------       -------    --------------  ------------
Cost of sales........................................       71,568         52,296                        123,864
Research and development expense.....................       13,591          8,599                         22,190
Selling, general and administrative expense..........       16,301         15,624                         31,925
Interest and other income............................       (1,573)          (815)                        (2,388)
                                                       ------------       -------    --------------  ------------
                                                            99,887         75,704              --        175,591
                                                       ------------       -------    --------------  ------------
Income before income taxes...........................        8,311          2,646              --         10,957
Provision for income taxes(3)........................        2,879            260                          3,139
                                                       ------------       -------    --------------  ------------
Net income...........................................   $    5,432     $    2,386      $       --     $    7,818
                                                       ------------       -------    --------------  ------------
                                                       ------------       -------    --------------  ------------
Net income per share (basic).........................   $     0.69     $     0.18      $              $     0.69
                                                       ------------       -------    --------------  ------------
                                                       ------------       -------    --------------  ------------
Net income per share (diluted).......................   $     0.68     $     0.17      $              $     0.68
                                                       ------------       -------    --------------  ------------
                                                       ------------       -------    --------------  ------------
Weighted average shares outstanding (basic)(4).......        7,885         13,454         (10,090)        11,249
                                                       ------------       -------    --------------  ------------
                                                       ------------       -------    --------------  ------------
Weighted average shares outstanding (diluted)(4).....        8,034         13,720         (10,290)        11,464
                                                       ------------       -------    --------------  ------------
                                                       ------------       -------    --------------  ------------

      See notes to unaudited pro forma combined financial data on page 63.

                              RADISYS CORPORATION

             PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          THREE MONTHS ENDED
                                                    ------------------------------
                                                    MARCH 31, 1998  MARCH 29, 1998
                                                    --------------  --------------           PRO FORMA
                                                       RADISYS          TEXAS       ----------------------------
                                                     CORPORATION     MICRO, INC.    ADJUSTMENTS(2)  COMBINED(1)
                                                    --------------  --------------  --------------  ------------
Revenues..........................................    $   33,663      $   16,707      $              $   50,370
                                                         -------         -------    --------------  ------------
Cost of sales.....................................        21,544          11,563                         33,107
Research and development expense..................         3,536           1,859                          5,395
Selling, general and administrative expense.......         4,102           3,472                          7,574
Interest and other income.........................          (326)           (335)                          (661)
                                                         -------         -------    --------------  ------------
                                                          28,856          16,559              --         45,415
                                                         -------         -------    --------------  ------------
Income before income taxes........................         4,807             148              --          4,955
Provision for income taxes(3).....................         1,682              35                          1,717
                                                         -------         -------    --------------  ------------
Net income........................................    $    3,125      $      113      $       --     $    3,238
                                                         -------         -------    --------------  ------------
                                                         -------         -------    --------------  ------------
Net income per share (basic)......................    $     0.40      $     0.01      $              $     0.29
                                                         -------         -------    --------------  ------------
                                                         -------         -------    --------------  ------------
Net income per share (diluted)....................    $     0.39      $     0.01      $              $     0.28
                                                         -------         -------    --------------  ------------
                                                         -------         -------    --------------  ------------
Weighted average shares outstanding (basic)(4)....         7,838          13,536         (10,152)        11,222
                                                         -------         -------    --------------  ------------
                                                         -------         -------    --------------  ------------
Weighted average shares outstanding
  (diluted)(4)....................................         8,056          13,872         (10,404)        11,524
                                                         -------         -------    --------------  ------------
                                                         -------         -------    --------------  ------------

      See notes to unaudited pro forma combined financial data on page 63.

                              RADISYS CORPORATION

             PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                          THREE MONTHS ENDED
                                                    ------------------------------
                                                    MARCH 31, 1999  MARCH 28, 1999
                                                    --------------  --------------           PRO FORMA
                                                       RADISYS          TEXAS       ----------------------------
                                                     CORPORATION     MICRO, INC.    ADJUSTMENTS(2)  COMBINED(1)
                                                    --------------  --------------  --------------  ------------
Revenues..........................................    $   31,559      $   21,139      $              $   52,698
                                                         -------         -------    --------------  ------------
Cost of sales.....................................        20,285          13,574                         33,859
Research and development expense..................         4,633           2,029                          6,662
Selling, general and administrative expense.......         4,427           4,377                          8,804
Interest and other income.........................          (304)           (172)                          (476)
                                                         -------         -------    --------------  ------------
                                                          29,041          19,808              --         48,849
                                                         -------         -------    --------------  ------------
Income before income taxes........................         2,518           1,331              --          3,849
Provision for income taxes(3).....................           806             126                            932
                                                         -------         -------    --------------  ------------
Net income........................................    $    1,712      $    1,205      $       --     $    2,917
                                                         -------         -------    --------------  ------------
                                                         -------         -------    --------------  ------------
Net income per share (basic)......................    $     0.22      $     0.09      $              $     0.26
                                                         -------         -------    --------------  ------------
                                                         -------         -------    --------------  ------------
Net income per share (diluted)....................    $     0.21      $     0.09      $              $     0.25
                                                         -------         -------    --------------  ------------
                                                         -------         -------    --------------  ------------
Weighted average shares outstanding (basic)(4)....         7,879          13,452         (10,089)        11,242
                                                         -------         -------    --------------  ------------
                                                         -------         -------    --------------  ------------
Weighted average shares outstanding
  (diluted)(4)....................................         8,301          14,014         (10,510)        11,805
                                                         -------         -------    --------------  ------------
                                                         -------         -------    --------------  ------------

      See notes to unaudited pro forma combined financial data on page 63.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                             FINANCIAL INFORMATION

    (1) The unaudited pro forma combined financial statements for RadiSys and Texas Micro give retroactive effect to the proposed merger, which will be accounted for as a pooling of interests and, as a result, such statements are presented as if the companies had been combined for all periods presented. There were no material differences between the accounting policies of RadiSys and Texas Micro. Certain amounts have been reclassified to conform to the pro forma presentation.

    (2) Transaction costs are expected to be incurred to complete the merger and consist primarily of financial advisor, legal, accounting and consulting fees, and printing, mailing and registration expenses. Due to the non-recurring nature of these costs, they have not been reflected in the pro forma statements of operations. These expenses will be included in the results of operations in the quarter the merger is completed.

    (3) The provision for income taxes does not reflect the benefit of Texas Micro's consolidated net operating loss carryforwards due to various limitations and uncertainty surrounding the timing and likelihood of realization.

    (4) Pro forma basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Pro forma diluted net income (loss) per share is computed using the weighted average number of common and diluted common equivalent shares outstanding during the period. As a result of the merger, each outstanding share of Texas Micro common stock and outstanding options to purchase Texas Micro common stock will be converted into the right to receive shares of RadiSys common stock. For purposes of the pro forma financial statements it is assumed that 0.25 share of RadiSys common stock will be exchanged for each outstanding share and outstanding option of Texas Micro stock. See page 47 for a description of the conversion ratio.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

    RadiSys common stock and Texas Micro common stock are listed on the Nasdaq National Market under the trading symbols RSYS and TEXM, respectively. Texas Micro common stock was traded on the Nasdaq National Market under the trading symbol SEQS from March 1990 to April 23, 1997.

    The table below sets forth, for the calendar quarters indicated, the reported high and low closing sale prices of RadiSys common stock and Texas Micro common stock as reported on the Nasdaq National Market, in each case based on published financial sources.

                                                                 RADISYS             TEXAS MICRO
                                                               COMMON STOCK          COMMON STOCK
                                                               MARKET PRICE          MARKET PRICE
                                                           --------------------  --------------------
                                                             HIGH        LOW       HIGH        LOW
                                                           ---------  ---------  ---------  ---------
1997
  First Quarter..........................................  $   66.50  $   23.25  $    2.72  $    2.06
  Second Quarter.........................................      42.50      27.75       3.69       2.19
  Third Quarter..........................................      54.25      34.00       3.56       2.63
  Fourth Quarter.........................................      48.25      36.25       5.50       3.00

1998
  First Quarter..........................................  $   38.31  $   25.13  $    4.88  $    3.38
  Second Quarter.........................................      29.00      18.75       4.38       3.50
  Third Quarter..........................................      21.50      11.50       4.00       2.63
  Fourth Quarter.........................................      30.44      12.75       4.00       2.22

1999
  First Quarter..........................................  $   31.06  $   24.13  $    5.88  $    3.50
  Second Quarter.........................................      39.25      20.88       7.50       3.88
  Third Quarter (through July 6, 1999)...................      42.50      37.94       7.88       7.13

    On May 21, 1999, the last trading day preceding the public announcement of the proposed merger, the closing price on the Nasdaq National Market was $34.00 per share of RadiSys common stock and $4.875 per share of Texas Micro common stock. On July 6, 1999, the most recent practicable date before the date of this document, the closing price on the Nasdaq National Market was $41.00 per share of RadiSys common stock and $7.8125 per share of Texas Micro common stock. Shareholders are urged to obtain current market quotations before making any decision with respect to the merger.

    Neither RadiSys nor Texas Micro has ever paid any cash dividends. After the merger is completed, RadiSys intends to retain earnings to finance the expansion of the business. Any future dividends will be at the discretion of the RadiSys board and will be determined after consideration of factors such as RadiSys' earnings, financial condition, cash flows from operations, current and anticipated cash needs and expansion plans and any restrictions that may be imposed under RadiSys' current and future credit facilities.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

GENERAL

    This section of the document describes several differences between the rights of holders of RadiSys common stock and Texas Micro common stock. Although we believe the description covers the material differences between these rights, this summary may not contain all of the information that is important to you.

    The Delaware General Corporation Law and Texas Micro's certificate of incorporation and bylaws govern the rights of Texas Micro's stockholders. Upon completion of the merger, Texas Micro stockholders will become shareholders of RadiSys. The Oregon Business Corporation Act and RadiSys' articles of incorporation and bylaws will govern the rights of Texas Micro stockholders who become RadiSys shareholders.

NUMBER OF DIRECTORS

    The RadiSys board is composed of between one and ten directors, as fixed by the RadiSys board. The RadiSys board now consists of seven directors.

    The size of the Texas Micro board is determined from time to time by the Texas Micro board, but shall in no event consist of fewer than three directors. The Texas Micro board now consists of seven directors.

CLASSIFIED BOARD OF DIRECTORS

    Oregon law provides that a corporation's board of directors may be divided into two or three groups with staggered terms of office. The RadiSys board is not classified. The directors are elected each year at the annual meeting of shareholders.

    Delaware law provides that a corporation's board of directors may be divided into up to three classes with staggered terms of office. The Texas Micro board is divided into three classes of directors as nearly equal in size as possible. At each annual meeting, one class is elected to a three-year term.

REMOVAL OF DIRECTORS

    Under Oregon law, shareholders may remove a director with or without cause unless the articles of incorporation provide that shareholders may remove directors only for cause. Shareholders may remove a director only at a meeting of the shareholders called for the purpose of removing the director, and the meeting notice must state that a purpose of the meeting is the removal of a director. The RadiSys bylaws provide that the shareholders may remove any director from the RadiSys board at any meeting of the shareholders called for that purpose by the vote of a majority of the shares represented and entitled to vote at the meeting.

    Under Delaware law, unless otherwise provided in a corporation's certificate of incorporation, stockholders may remove directors serving on a classified board of directors only for cause. The Texas Micro certificate of incorporation provides that the stockholders may remove Texas Micro directors, with or without cause, by a vote of three-fourths of the shares then entitled to vote in the election of directors.

VACANCIES ON THE BOARD OF DIRECTORS

    Oregon law provides that, unless the articles of incorporation provide otherwise, shareholders or the directors then in office, even though fewer than necessary to form a quorum of the board of directors, may fill a vacancy in the board of directors. The RadiSys bylaws provide that vacancies on the RadiSys board may be filled by

    - the shareholders,

    - the RadiSys board,

    - the vote of a majority of the remaining directors if the remaining directors constitute less than a quorum of the RadiSys board or

    - by a sole remaining director.

A director elected to fill a vacancy serves until the next annual meeting of shareholders and until the director's successor is elected and qualified.

    Delaware law provides that, unless a corporation's certificate of incorporation or bylaws provide otherwise, a majority of the directors then in office, although less than a quorum, or a sole remaining director may fill vacancies and newly created directorships resulting from any increase in the authorized number of directors. In the case of a corporation with a classified board of directors, any directors chosen to fill vacancies shall hold office until the next election of the class for which such directors were chosen, and until their successors shall have been elected and qualified. If, at the time of filling any vacancy or any newly created directorship, the directors then in office are less than a majority of the entire board of directors, before any increase, the Delaware Court of Chancery may order an election to fill vacancies or replace directors appointed by the remaining directors, if requested by stockholders holding at least 10% of the total outstanding shares entitled to vote for these directors. The Texas Micro certificate of incorporation and bylaws provide that the vote of a majority of directors, even if these directors do not constitute a quorum of the Texas Micro board, or a sole remaining director is necessary to fill vacancies on the Texas Micro board. Any director so elected will hold office for the remainder of the term of his predecessor in office. If the vacancy resulted from an increase in the number of directors, the director will serve until the next election of the class for which the director was chosen and until the director's successor is elected and qualified.

SHAREHOLDER ACTION BY WRITTEN CONSENT

    Oregon law and RadiSys' bylaws provide that shareholders may take any action required or permitted to be taken at a shareholders' meeting without a meeting if the action is taken by all the shareholders entitled to vote on the action. The action must be evidenced by one or more written consents

    - describing the action taken,

    - signed by all the shareholders entitled to vote on the action and

    - delivered to the corporation.

    Delaware law provides that, unless otherwise provided in the certificate of incorporation, the shareholders may take any action required or permitted to be taken at any annual or special meeting without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. The Texas Micro certificate of incorporation and bylaws prohibit stockholders from taking action by written consent without a meeting.

AMENDMENTS OF CERTIFICATE/ARTICLES OF INCORPORATION

    Oregon law provides that, in order to amend a corporation's articles of incorporation, the board of directors must first adopt a resolution setting forth the proposed amendment and directing that it be submitted to the shareholders. The proposed amendment must then be submitted to a vote at a meeting of shareholders. The articles of incorporation may be amended if a quorum exists and the votes cast favoring the amendment exceed the votes cast opposing the amendment, unless the amendment would create dissenters' rights, in which case a majority of the votes entitled to be cast is required for approval. Supermajority voting requirements may be imposed by the articles of incorporation, or by the board of directors with respect to any proposed amendment. The RadiSys articles of incorporation contain no supermajority provisions with respect to amending the RadiSys articles of incorporation.

    Delaware law provides that a corporation's certificate of incorporation may be amended upon adoption by the board of directors of a resolution setting forth the proposed amendment and declaring its advisability, followed by the favorable vote of the holders of a majority of the outstanding stock entitled to vote on the amendment. Delaware law also provides that a certificate of incorporation may require a greater vote than would otherwise be required by Delaware law. The affirmative vote of the holders of three-fourths of the outstanding stock of Texas Micro entitled to vote in elections of directors is required for the Texas Micro shareholders to amend, repeal or adopt any provisions inconsistent with the provisions in the Texas Micro certificate of incorporation relating to

    - the number of directors,

    - the classified board,

    - the filling of directors' vacancies,

    - stockholder action by written consent, and

    - calling of special meetings by stockholders.

AMENDMENT OF BYLAWS

    Under Oregon law, either the board of directors or the shareholders may amend or repeal the corporation's bylaws unless the articles of incorporation reserve the power to amend the bylaws exclusively to the shareholders in whole or in part, or the shareholders, in amending or repealing a particular bylaw, provide expressly that the board of directors may not amend or repeal that bylaw. The RadiSys bylaws provide that the RadiSys board or the RadiSys shareholders may amend or repeal the bylaws or adopt new bylaws.

    Under Delaware law, the power to adopt, alter and repeal the bylaws is vested in the stockholders unless the certificate of incorporation vests such power in the directors. Vesting such power in the directors does not divest the stockholders of power to adopt, alter or repeal the bylaws. The Texas Micro bylaws provide that the board of directors may alter, amend or repeal the bylaws or adopt new bylaws. Under the Texas Micro bylaws, at any annual or special meeting of the stockholders, the stockholders generally may, by the vote of a majority of the shares of capital stock issued, outstanding and entitled to vote, alter, amend or repeal bylaws or adopt new bylaws. However, the affirmative vote of the holders of three-fourths of the outstanding stock of Texas Micro entitled to vote at any annual election of directors is required for the Texas Micro stockholders to amend, repeal or adopt any provisions inconsistent with the provisions in the Texas Micro bylaws relating to

    - the calling of special meetings by stockholders,

    - stockholder action by written consent,

    - the number of directors,

    - the classified board,

    - the filling of directors' vacancies or

    - the removal of directors.

NOTICE OF SHAREHOLDERS' PROPOSALS/NOMINATIONS OF DIRECTORS

    Under the RadiSys bylaws, for shareholders to properly introduce business at the annual meeting of shareholders, a shareholder must give timely notice of the proposal in a proper written form to RadiSys' corporate secretary. To be timely, a shareholder's notice to the secretary must be delivered to or mailed and received at RadiSys' principal executive office not less than 50 nor more than 75 days before the meeting. However, if less than 65 days' notice or prior public disclosure of the date of the meeting is made to shareholders, a shareholder's notice will be timely if received not later than the close of business on the tenth day following the day on which the notice of the meeting was mailed or such public disclosure was made, whichever first occurs.

    Generally, the RadiSys bylaws require that a shareholder's notice include

    - as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business, the reasons for conducting the business and any material interest of the shareholder in the business; and

    - the name and record address of the shareholder giving notice and the class and number of shares of RadiSys that the shareholder owns or is entitled to vote.

    The RadiSys bylaws permit shareholders to nominate people for election to the RadiSys board of directors at any annual meeting of the shareholders or any special meeting held for the purpose of electing directors. Any shareholder who intends to make a nomination at the annual or special meeting must deliver a notice to the Secretary of RadiSys setting forth

    - as to each nominee whom the shareholder proposes to nominate for election or reelection as a director,

     - the name, age, business address and residence address of the nominee,

     - the principal occupation or employment of the nominee,

     - the class and number of shares of capital stock of RadiSys that are beneficially owned by the nominee and

     - any other information concerning the nominee that would be required, under the rules of the SEC, in a proxy statement soliciting proxies for the election of the nominee; and

    - as to the shareholder giving the notice,

     - the name and record address of the shareholder and

     - the class and number of shares of capital stock of RadiSys that are beneficially owned by the shareholder.

A written consent of each proposed nominee to serving as a director if elected must accompany the notice. RadiSys may require any proposed nominee to furnish other information to determine the eligibility of the proposed nominee to serve as a director of RadiSys. To be timely, any notice made for the purpose of nominating a director at an annual meeting must meet the same timeliness requirements as described above for providing advance notice of business to be transacted at a shareholder's meeting. To be timely, a notice made for the purpose of nominating a director at a special meeting must, if made by the shareholder(s) who demanded the special meeting, be made concurrently with the delivery of the demand for the special meeting. If the notice is not given by the shareholder(s) who demanded the special meeting, then the notice to be timely must be given not later than the close of business on the 10th day following the date on which RadiSys mailed the notice of the special meeting.

    Under the Texas Micro bylaws, for stockholders to properly introduce business at an annual or special meeting, a stockholder of record on the date of determining stockholders entitled to vote at the annual or special meeting must give timely notice of the proposal in a proper written form to Texas Micro's corporate secretary, as provided in Texas Micro's bylaws. To be timely, a stockholder's notice to the secretary must be delivered to or mailed and received at Texas Micro's principal executive offices not more than 10 days after the written notice of the meeting given to stockholders of record on the record date for such meeting, in the case of business to be brought before a special meeting of stockholders, and not less than 30 days before the first anniversary date of the written notice of the preceding year's annual meeting. Notwithstanding this, the notice need not be given more than 60 days before an annual meeting of stockholders.

    The Texas Micro bylaws require that a stockholder's notice include the following:

    - as to any other business that the stockholder proposes to bring before the meeting, a full description of the business,

    - the name and address of the stockholder proposing to bring such business before the meeting,

    - the class and number of shares of Texas Micro held of record, held beneficially and represented by proxy by such stockholder as of the record date for the meeting if such date has then been made publicly available and as of the date of the notice,

    - if any item of the business involves a nomination for director, all information regarding each nominee that would be required in a definitive proxy statement filed with the SEC pursuant to Section 14 of the Securities Exchange Act of 1934, and

    - all other information that would be required to be filed with the SEC if, with respect to the business proposed to be brought before the meeting, the person proposing such business was a participant in a solicitation subject to Section 14 of the Securities Exchange Act of 1934.

Under the Texas Micro bylaws, even if a stockholder's notice is properly given, the Texas Micro board of directors is not obligated to include information as to any nominee for director in any proxy statement or other communication sent to stockholders.

CALLING OF SPECIAL MEETING OF SHAREHOLDERS; SHAREHOLDER ACTION BY WRITTEN
  CONSENT

    Oregon law provides that a special meeting of shareholders may be called by

    - the board of directors

    - the holders of 10% or more of the votes entitled to be cast on any issue proposed to be considered at the special meeting, or

    - by persons specified in the articles of incorporation or bylaws.

The RadiSys bylaws provide that only the chairman of the board or the board can call special meetings of RadiSys shareholders, and that special meetings must be called by the chairman of the board at the request of the holders of not less than 10% of the outstanding shares of RadiSys entitled to vote at the meeting.

    Delaware law provides that special meetings of stockholders may be called by a corporation's board of directors or by persons authorized by the corporation's certificate of incorporation or bylaws. Special meetings of Texas Micro stockholders may only be called by the president or by the Texas Micro board.

TRANSACTIONS WITH INTERESTED SHAREHOLDERS

    Both Oregon and Delaware have statutes that may have the effect of delaying or discouraging a hostile takeover of a corporation.

    BUSINESS COMBINATION STATUTES. The Oregon Business Corporation Act contains a business combination statute, and it applies to RadiSys. Delaware's business combination statute is contained in Section 203 of the Delaware General Corporation Law and applies to Texas Micro. Both the Oregon business combination statute and the Delaware business combination statute, with few exceptions, prohibit some business combinations between a corporation and an "interested stockholder" during the three-year period after the interested stockholder achieved a specified level of ownership. An "interested stockholder" is one who owns 15% or more of a corporation's voting securities. Although the Oregon business combination statute generally replicates Delaware's business combination statute, the Oregon statute omits a significant provision dealing with competitive bidding contests for corporate control. Section 203(b)(6) of the Delaware General Corporation Law generally relieves a bidder from the restrictions of the business combination statute if the board of directors has approved or not opposed a combination with a competing bidder. The basic policy behind Section 203(b)(6) is that once the board of directors has decided to sell the corporation or a majority of its assets or has approved, or not opposed, a tender or exchange offer for 50% or more of the corporation's outstanding stock, the stockholders of the corporation are benefitted by the promotion of bidding contests. Section 203(b)(6) allows a bidder who announces a transaction subsequent to the public announcement of a management-approved transaction and prior to the completion or abandonment of the approved transaction to be free of the requirements of Section 203.

    THE OREGON CONTROL SHARE ACT. Oregon has enacted a control share statute that is contained in the Oregon Business Corporation Act. The Oregon Control Share Act provides that "control shares" of a corporation acquired in a control share acquisition have no voting rights except as granted by the shareholders of the corporation. "Control shares" are shares which, when added to shares then owned or controlled by a shareholder, increase the shareholder's control of voting power above one of three thresholds:

    - more than one-fifth,

    - more than one-third, or

    - more than one-half of the outstanding voting power of the corporation.

A majority of the votes cast by holders of shares entitled to vote, excluding shares voted or controlled by the acquiring person and officers and directors, must approve voting rights for shares acquired in a control share acquisition. However, no such approval is required for gifts or other transactions not involving consideration, for a merger to which the corporation is a party, or other transactions described in the Oregon Control Share Act.

    Submission for shareholder consideration of a resolution to grant voting rights to control shares must be preceded by the filing with the corporation of a statement by the acquiring person providing certain specified information. If the acquiring person requests a special meeting of shareholders when it delivers its statement and submits an undertaking to pay the corporation's expenses, the corporation shall call a special meeting to consider solely the voting rights to be accorded the voting shares acquired in the control share acquisition, not later than 10 days from the date of receipt of the acquiring person statement. Unless the acquiring person agrees otherwise in writing, the special meeting of shareholders shall be held no sooner than 30 days and no later than 50 days after receipt by the corporation of the acquiring person's statement. If no request for a special meeting of shareholders is made in the acquiring person's statement, the board of directors shall present to the next annual or special meeting of shareholders occurring more than 60 days after the filing of the acquiring person's statement, the voting rights to be accorded the voting shares acquired in the control share acquisition.

    Unless otherwise provided in a corporation's articles of incorporation or bylaws, if control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired a majority of all voting power of the corporation, the shareholders of the corporation, other than the acquiring person, have dissenters' rights and shall be entitled to obtain the fair value of the holder's shares. "Fair value" means a value not less than the highest price paid per share by the acquiring person in the control share acquisition.

    The RadiSys articles of incorporation and bylaws contain no provisions with respect to control shares.

    The Delaware General Corporation Law contains no provisions comparable to the Oregon Control Share Act.

DISSENTERS' AND APPRAISAL RIGHTS

    Under Oregon law, shareholders that otherwise would be entitled to exercise dissenters' rights do not have these rights if the stock affected is listed on a national securities exchange or is a national market system security. RadiSys common stock is a national market system security.

    Under Delaware law, appraisal rights are available only in connection with statutory mergers or consolidations. Even in these cases, unless the certificate of incorporation otherwise provides, Delaware law does not recognize dissenters' rights for any class or series of stock which is either listed on a national securities exchange or held of record by more than 2,000 shareholders except that appraisal rights are available for holders of stock who, by the terms of the merger or consolidation, are required to accept anything except

    (1) stock of the corporation surviving or resulting from the merger or consolidation,

    (2) shares which at the effective time of the merger or consolidation are either listed on a national securities exchange or held of record by more than 2,000 shareholders,

    (3) cash in lieu of fractional shares of stock described in the foregoing clauses (1) and (2), or

    (4) any combination of stock and cash in lieu of fractional shares described in the foregoing clauses (1), (2) or (3).

CONSIDERATION OF OTHER CONSTITUENCIES

    Oregon law provides that the directors of a corporation, when evaluating any tender offer or exchange offer made by a third party, a third party's proposal of merger or consolidation, or a third party's offer to acquire all or substantially all of the assets of the corporation, may, in determining what they believe to be in the best interests of the corporation, give due consideration to the following:

    - the social, legal and economic effects on employees, customers and suppliers of the corporation and on the communities and geographical areas in which the corporation and its subsidiaries operate,

    - the economy of the state and nation,

    - the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation, and

    - other relevant factors.

    The Delaware General Corporation Law does not contain provisions relating to the ability of a board of directors to consider the impact of constituencies other than stockholders.

LIABILITY OF DIRECTORS

    Both Oregon law and Delaware law allow charter documents to eliminate or limit the personal liability of directors. Under Oregon law, a corporation's articles of incorporation may not eliminate or limit the liability of the director for

    - any breach of the director's duty of loyalty to the corporation or shareholders,

    - acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law,

    - any unlawful distribution as defined under the Oregon Business Corporation Act or

    - any transaction from which the director derived an improper personal benefit.

    Delaware law prohibits reducing director liability under the following circumstances:

    - where a director has breached the duty of loyalty to the corporation or its stockholders,

    - where a director has engaged in acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

    - where a director has engaged in willful or negligent violation of the provisions of the Delaware General Corporation Law regarding payment of dividends or a corporation's purchase or redemption of its own shares of capital stock or

    - where the director has derived an improper personal benefit in a transaction.

Both the RadiSys articles of incorporation and the Texas Micro certificate of incorporation provide for the limitation or elimination of liability of directors to the fullest extent permitted by law.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Oregon law and Delaware law contain similar provisions with respect to the indemnification of directors, officers, employees and agents of a corporation. Delaware law, however, requires indemnification if a present or former director or officer is wholly successful on the merits, or otherwise, as to one or more, but less than all, claims or issues in a proceeding. Thus, under Delaware law, these indemnitees may be entitled to partial indemnification even if he or she is found liable for one or more counts of an action if one or more of the other counts is dismissed. Under Oregon law a person is not entitled to mandatory indemnification unless he or she is wholly successful on the merits, or otherwise, in the defense of a proceeding.

    The RadiSys articles of incorporation and bylaws provide for mandatory indemnification to the fullest extent permitted by law of each present or former director of RadiSys or fiduciary of its employee benefits plans, as defined by the Employment Retirement Income Security Act of 1974. This indemnity covers all reasonable expenses, including attorney's fees, incurred by that person in connection with any action, suit, or proceeding to which such person is made, or threatened to be made, a party by reason of the fact that the person is or was a director or fiduciary of an employee benefit plan of RadiSys or at the request of RadiSys acted in a similar capacity with regard to any other enterprise.

    The Texas Micro certificate of incorporation provides for mandatory indemnification to the fullest extent permitted by law of each present or former director or officer or person who has agreed to become a director or officer of Texas Micro. This indemnity covers all expenses, including attorney's fees, actually and reasonably incurred by that person in connection with any action, suit, or proceeding to which such person is made, or threatened to be made, a party by reason of the fact that the person is or was a director or officer or at the request of Texas Micro acted in a similar capacity or as a trustee with regard to any other enterprise.

PAYMENT OF DIVIDENDS

    Under the Oregon Business Corporation Act, the board of directors of a corporation may authorize and the corporation may make distributions to shareholders only if after giving effect to the distribution

    - the corporation would be able to pay its debts as they become due in the usual course of business and

    - the corporation's total assets would at least equal the sum of the total liabilities plus, unless the corporation's articles of incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

    Under Delaware law, dividends may be paid by a corporation either out of the corporation's excess of net assets over stated capital, or surplus, or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Directors may not declare and pay dividends out of such net profits if the amount of capital of the corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having preference upon the distribution of assets.

TRANSACTIONS WITH OFFICERS OR DIRECTORS

    Under the Oregon Business Corporation Act, a conflict of interest transaction is not voidable by a corporation solely because of a director's interest in the transaction if

    - the material facts of the transaction and the director's interest were disclosed or known to the board of directors or to a committee of the board of directors and the board or committee authorized, approved or ratified the transaction,

    - the material facts of the transaction and the director's interest were disclosed or known to the shareholders entitled to vote and they authorized, approved or ratified the transaction or

    - the transaction was fair to the corporation.

    A conflict of interest transaction is "authorized, approved or ratified" by the board or a board committee if it receives the affirmative vote of a majority of directors on the board or on the committee who have no direct or indirect interest in the transaction. If a majority of the directors who have no direct or indirect interest in the transaction vote to authorize, approve, or ratify the transaction, a quorum is deemed present at that board or board committee meeting for the purpose of taking such action.

    Delaware law provides that contracts or transactions between a corporation and one or more of its officers or directors or an entity in which they have an interest is not void or voidable solely because of such interest or the participation of the director or officer in a meeting of the board or a committee which authorizes the contract or transaction if

    - the material facts about the relationship or interest and the contract or transaction are disclosed or are known to the board or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of disinterested directors, even though the disinterested directors be less than a quorum,

    - the material facts about the relationship or interest and the contract or transaction are disclosed or are known to the stockholders entitled to vote, and the contract or transaction is specifically approved in good faith by a vote of the stockholders or

    - the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee of the board or the stockholders.

                   PROPOSAL TO APPROVE AND ADOPT THE RADISYS
                         STOCK INCENTIVE PLAN AMENDMENT

    RadiSys maintains the 1995 Stock Incentive Plan for the benefit of its employees and others who provide services to RadiSys. The RadiSys board believes the availability of stock incentives is an important factor in RadiSys' ability to attract and retain experienced and competent employees and to provide an incentive for them to exert their best efforts on behalf of RadiSys. As of March 31, 1999, out of a total of 2,250,000 shares reserved for issuance under the plan, only 800,000 shares remained available for grant. The RadiSys board believes additional shares will be needed under the plan to provide appropriate incentives to employees of Texas Micro and others. Accordingly, the RadiSys board has approved an amendment to the plan, subject to shareholder approval, to reserve an up to an additional 500,000 shares under the plan. The total number of shares reserved for issuance under the plan would thus be increased from 2,250,000 to up to 2,750,000 shares.

    Key provisions of the plan are described below. The complete text of the plan, marked to show the proposed amendments, is attached to this document as Appendix E. We urge RadiSys shareholders to read the amendments to the plan carefully.

PURPOSE OF THE PLAN

    The purpose of the plan is to enable RadiSys and its subsidiaries to attract and retain the services of

    - selected directors, officers, and employees of RadiSys or any subsidiary of RadiSys and

    - selected non-employee agents, consultants, advisers, persons involved in the sale or distribution of RadiSys' products, and independent contractors of RadiSys or any subsidiary of RadiSys by giving these individuals an opportunity to participate in the ownership of RadiSys.

SHARES RESERVED FOR ISSUANCE UNDER THE PLAN

    If the proposed amendment is approved, RadiSys will reserve up to a total of 2,750,000 shares of common stock for issuance under the plan. The number and kind of shares available for grants under the plan is subject to adjustment by the RadiSys board if the outstanding common stock of RadiSys is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of RadiSys because of any stock split, combination of shares, dividend payable in shares, recapitalization or reclassification. In these circumstances, the RadiSys board will also make appropriate adjustment in the number and kind of shares as to which outstanding options, or portions of options then unexercised, will be exercisable. Any adjustment made by the RadiSys board will be conclusive.

    If an option, stock appreciation right or performance unit granted under the plan expires, terminates or is canceled, the unissued shares subject to the option, stock appreciation right or performance unit again become available under the plan. If shares sold or awarded as a bonus under the plan are forfeited to RadiSys or repurchased by RadiSys, the number of shares forfeited or repurchased will again be available under the plan.

ADMINISTRATION

    The RadiSys board interprets and administers the plan and may from time to time adopt rules and regulations relating to its administration. Any decision of the RadiSys board relating to the plan will be final and binding on all parties. The RadiSys board may delegate to a committee of the RadiSys board or specified officers of RadiSys, or both, the authority to make specified option grants and take specified other actions under the plan. Additional information about the plan and administration of the plan may be obtained from Stephen F. Loughlin, Chief Financial Officer, RadiSys Corporation, 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124, (503) 615-1100.

PARTICIPATION AND TYPES OF GRANTS

    Grants under the plan may be awarded to

    (1) selected directors, officers, and employees of RadiSys or any subsidiary of RadiSys and

    (2) selected non-employee agents, consultants, advisers, persons involved in the sale or distribution of RadiSys' products, and independent contractors of RadiSys or any subsidiary of RadiSys.

    Stock options may be awarded under the plan and at the time of an option grant, the RadiSys board may designate the option as an incentive stock option or a non-statutory stock option. Only employees are eligible to receive incentive stock options. No optionee may be granted incentive stock options if the total fair market value, on the date of grant, of the stock with respect to which incentive stock options are exercisable for the first time by that optionee during any calendar year under any incentive stock option plan of RadiSys or any subsidiary of RadiSys exceeds $100,000. The RadiSys board may at any time without the consent of the optionee convert an incentive stock option into a non-statutory stock option.

    In addition to options, the plan authorizes the grant of cash and stock bonuses, stock appreciation rights, performance units, foreign qualified awards and the sale of restricted stock. As of the date of this document, all of the awards under the plan have been option grants.

    No employee may be granted options or stock appreciation rights under the plan for more than a total of 450,000 shares of common stock in connection with the hiring of the employee or 100,000 shares of common stock in any calendar year otherwise.

EXERCISE PRICE

    The RadiSys board determines the exercise price of any options granted under the plan. If the option is an incentive stock option, the exercise price cannot be less than the fair market value of the common stock on the date of the grant. If the recipient of an incentive stock option owns, at the time of the grant, stock possessing more than 10% of the combined voting power of all classes of stock of RadiSys, the exercise price cannot be less than 110% of the fair market value of the common stock on the date of grant. If the option is a non-statutory stock option, the option price may be any amount determined by the RadiSys board, unless the option is granted to non-employee directors in which case the option price shall be equal to 100% of the fair market value of the common stock on the date of the grant.

DURATION AND EXERCISE OF OPTIONS

    Options granted under the plan expire on the date fixed by the RadiSys board, except that no incentive stock option may be exercised after the expiration of 10 years from the date it is granted. If the recipient of an incentive stock option owns, at the time of grant, stock possessing more than 10%
of the combined voting power of all classes of stock of RadiSys, the expiration date of the option may not be more than five years after the date of grant.

    Options may be exercised in amounts and at times determined by the RadiSys board. Unless otherwise determined by the RadiSys board, if the optionee does not exercise an option in any one year for the full number of shares to which the optionee is entitled in that year, the optionee's rights are cumulative and the optionee may purchase those shares in any subsequent year during the term of the option.

    Except as described under "--Termination of Employment or Service, Death and Assignment" below, an option may not be exercised unless, when exercised, the optionee is an employee of, or is providing service to, RadiSys or any subsidiary of RadiSys and has been continuously so employed or providing service since the date the option was granted. Absence on leave or on account of illness or disability under rules established by the RadiSys board will not be deemed an interruption of employment or service for this purpose. The option, however, will not continue to vest during an absence on leave, including an extended illness, or on account of disability, unless otherwise determined by the RadiSys board.

    An option may be exercised by payment of the full purchase price for the shares purchased pursuant to the option and by delivery of notice in writing to RadiSys specifying the number of shares for which the optionee wishes to exercise the option and the date on which the optionee desires to complete the transaction. On or before the date specified for completion of the purchase of shares pursuant to an option, the full purchase price shall be paid in cash, unless the RadiSys board determines otherwise. An optionee may, however, subject to the approval of the RadiSys board, pay for all or some of the shares with shares of common stock of RadiSys valued at fair market value, restricted stock, performance units or other contingent awards denominated in either stock or cash, promissory notes or other forms of consideration. Common stock accepted in payment will be valued at the closing price of the common stock as reported in THE WALL STREET JOURNAL on the last trading day preceding the date the option is exercised, or any other reported value of the common stock as specified by the RadiSys board. As a condition to exercise of options under the plan, the optionee must comply with any requirements specified by the RadiSys board for satisfaction of applicable federal, state and local tax withholding requirements.

TERMINATION OF EMPLOYMENT OR SERVICE, DEATH AND ASSIGNMENT

    Unless otherwise determined by the RadiSys board, if an optionee ceases to be employed by, or to provide service to, RadiSys or a subsidiary of RadiSys due to retirement or for any reason other than death or total disability, the optionee may exercise any option then held at any time before the earlier of its expiration date or 30 days following the termination date, but only if and to the extent the option was exercisable as of the termination date. Any portion of the option not exercisable at the date of termination will lapse.

    Unless otherwise determined by the RadiSys board, if the optionee's employment or service terminates because of total disability, the optionee may exercise any option then held at any time before the earlier of its expiration date or 12 months after the date of termination, but only to the extent the option was exercisable on the date of termination. The term "total disability" means a medically determinable mental or physical impairment of the optionee which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the optionee to be unable, in the opinion of RadiSys and two independent physicians, to perform his or her duties as an employee, director, officer or consultant of RadiSys and to be engaged in any substantial gainful activity.

    Unless otherwise determined by the RadiSys board, if an optionee dies while in the employment of, or providing services to, RadiSys or any subsidiary of RadiSys, the option then held may be exercised by the optionee's personal representative at any time before the earlier of its expiration date or 12 months after the date of death, but only if and to the extent the option was exercisable as of the date of death.

    Options are not assignable or transferable by an optionee, either voluntarily or by operation of law, other than by will or the laws of descent or distribution upon the death of an optionee. An option may be exercised only by an optionee or by a successor or representative of an optionee after death.

AMENDMENT AND TERMINATION OF THE PLAN

    The RadiSys board may amend the plan at any time but, except as specified in the plan with respect to conversion of incentive stock options and changes in outstanding options in connection with changes in capital structure, no change in an option already granted can be made without the consent of the holder of the option.

    The plan will terminate when all shares reserved for issuance under the plan have been issued and all restrictions on the shares have lapsed or when earlier terminated by the RadiSys board. Early termination by the RadiSys board will not affect any outstanding options, any right of RadiSys to repurchase shares or the forfeitability of shares issued under the plan.

FEDERAL INCOME TAX CONSEQUENCES

    The following is a general discussion of the material federal income tax considerations concerning options. This discussion does not provide individual tax advice to optionees and does not purport to discuss all tax considerations that may be relevant to a particular optionee's circumstances, including applicable state, local or foreign tax consequences. Each optionee is urged to consult his or her individual tax adviser.

    NON-STATUTORY STOCK OPTIONS

    GENERAL. Under federal income tax law now in effect, no income is realized by the grantee of a non-statutory stock option until the option is exercised. When a non-statutory stock option is exercised, the optionee realizes ordinary compensation income, and RadiSys generally becomes entitled to a deduction, in the amount by which the market value of the shares subject to the non-statutory stock option at the time of exercise exceeds the exercise price. With respect to options exercised by certain executive officers, RadiSys' deduction can in some circumstances be limited by the $1,000,000 cap on deductibility set forth in
Section 162(m) of the Internal Revenue Code. RadiSys is required to withhold on all amounts treated as ordinary income to optionees. Upon the sale of shares acquired by exercise of a non-statutory stock option, the amount by which the sale proceeds exceed the optionee's basis in the shares, which generally will be the fair market value of the shares on the date of exercise, will constitute long-term capital gain if the shares have been held for more than one year.

    EXERCISE USING PREVIOUSLY ACQUIRED SHARES. The use of previously acquired shares to pay the exercise price of a non-statutory stock option is not treated as a taxable disposition of the previously acquired shares. If an optionee exercises a non-statutory stock option using previously acquired, or exercise, shares, the tax results of the option exercise will be as set forth above, except that for purposes of determining the tax consequences upon disposition of the shares acquired upon exercise of the option, or option shares, the option shares will be divided into two groups. The first group, consisting of the number of option shares equal to the number of exercise shares, will have a tax basis equal to the original cost of the exercise shares increased by any amount treated as ordinary compensation income on the acquisition of the exercise shares. The second group, consisting of the balance of the option shares, will have a tax basis equal to the market value of the shares on the date of exercise of the option. The gain upon disposition of option shares will be the excess of the sales proceeds over the tax basis of the shares. If the exercise shares were acquired on exercise of an incentive stock option, the option shares in the first group will be treated for tax purposes as if acquired under the same plan at the same time as the exercise shares. The use of shares previously acquired on exercise of an incentive stock option to exercise a non-statutory stock option will not be treated as an early disposition of the exercise shares even though the applicable holding periods have not been satisfied.

    EXERCISE BY "INSIDERS". The tax consequences described above also apply to an optionee who is an "insider" for purposes of Section 16(b) of the Securities Exchange Act, unless both

    - the grant of the option was not approved by either the RadiSys board or a committee composed solely of two or more non-employee directors and

    - the insider exercises the option within six months of the date of the grant.

Optionees who are insiders should consult their individual tax advisers before exercising a non-statutory stock option in either of those cases.

    INCENTIVE STOCK OPTIONS

    GENERAL. Under federal income tax law now in effect, no income will be recognized by an optionee upon either grant or exercise of an incentive stock option. The amount by which the market value of shares issued upon exercise of an incentive stock option exceeds the exercise price, however, is included in the optionee's alternative minimum taxable income at the time of exercise and may, under certain conditions, give rise to alternative minimum tax liability. If the optionee holds shares acquired upon exercise of an incentive stock option for a holding period of at least two years after the date of grant and at least one year after the date of exercise, and if the optionee has been an employee of RadiSys (or of any parent or subsidiary of RadiSys) at all times from the date of grant to the date three months before exercise, then any gain realized by the optionee upon sale or exchange of the shares will be long-term capital gain and any loss will be long-term capital loss.

    Generally, if an optionee disposes of shares acquired upon exercise of an option within the holding periods and all requirements other than the holding period rules are met, which we refer to as an early disposition, the optionee will recognize ordinary compensation income for the year of disposition equal to the excess of the market value of the shares on the date of exercise over the exercise price. The remainder of the gain realized upon the early disposition, if any, will be short-term or long-term capital gain. A special rule limits the amount of ordinary compensation income that must be recognized to the amount of gain realized by the optionee upon the early disposition. As a result, the optionee will not be required to recognize the entire spread between the exercise price and the market value on the date of exercise as ordinary compensation income if the early disposition results in either a loss or a gain smaller than the spread at exercise. If shares acquired upon exercise of an option are disposed of in an early disposition, RadiSys ordinarily will be entitled to a deduction in the year of disposition equal to the amount of ordinary compensation income recognized by the optionee.

    EXERCISE USING PREVIOUSLY ACQUIRED SHARES. If an optionee exercises an incentive stock option using previously acquired, or exercise, shares to acquire new, or option, shares, the tax results will be as set forth above, with the following exceptions. If the exercise shares were acquired on exercise of an incentive stock option and the applicable holding periods have not been satisfied with respect to the exercise shares, the optionee will be treated as having made an early disposition of the exercise shares, and accordingly will have ordinary compensation income for the year of disposition.

    In addition, regulations proposed by the Internal Revenue Service divide the option shares into two groups for purposes of determining the tax consequences upon their disposition. The first group, consisting of the number of option shares equal to the number of exercise shares, will have a tax basis equal to the original cost of the exercise shares increased by any amount treated as ordinary compensation income on either the acquisition or disposition of the exercise shares. The second group, consisting of the balance of the option shares, will have a tax basis of zero. The gain upon disposition of option shares will be the excess of the sales proceeds over the tax basis of the shares. If the exercise shares were acquired on exercise of an incentive stock option and the applicable holding periods had been satisfied with respect to the exercise shares, the option shares in the first group will be treated for tax purposes as if acquired under the same plan at the same time as the exercise shares. Only shares in the second group will effectively be subject to the incentive stock option holding periods, and on an early disposition of those shares an amount equal to their market value on the date of exercise will be treated as ordinary compensation income. The disposition of any option share, however, will be treated as the disposition of a share in the second group until either all of the shares in the second group have been disposed of or the holding periods have been satisfied. Before exercising an incentive stock option using previously acquired shares, optionees should consult their individual tax advisers.

    EXERCISE BY "INSIDERS". The tax consequences described above also apply to an optionee who is an "insider" for purposes of Section 16(b) of the Securities Exchange Act, unless both

    - the grant of the incentive stock option was not approved by either the RadiSys board or a committee composed solely of two or more non-employee directors and

    - the insider exercises the incentive stock option within six months of the date of the grant.

Optionees who are insiders should consult their individual tax advisers before exercising an incentive stock option in either of those cases.

                                 LEGAL MATTERS

    The validity of the issuance of RadiSys common shares being offered by this document will be passed upon for RadiSys by Stoel Rives LLP, Portland, Oregon. Stoel Rives LLP and Porter & Hedges, L.L.P., Houston, Texas, counsel for Texas Micro, will be delivering opinions concerning federal income tax consequences of the merger. See "The Merger--Material United States federal income tax consequences of the merger."

                                    EXPERTS

    The consolidated financial statements incorporated in this Joint Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K of RadiSys Corporation for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements incorporated in this Joint Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K of Texas Micro Inc. for the year ended June 30, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The prospective financial information included or referred to in this document has been prepared by and is the responsibility of the management of RadiSys Corporation and Texas Micro Inc., respectively. PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect to this information. The PricewaterhouseCoopers LLP reports incorporated by reference in this document relate to the historical financial statements of RadiSys Corporation and Texas Micro Inc.; they do not extend to the prospective financial information and should not be read to do so.

                                 OTHER MATTERS

    As of the date of this document, the RadiSys board and the Texas Micro board know of no matters that will be presented for consideration at the RadiSys special meeting or the Texas Micro special meeting other than as described in this document. If any other matters properly come before either of these meetings or any adjournments or postponements of the meetings and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies as to any of these matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendations of the respective managements of RadiSys and Texas Micro, as applicable.

                      WHERE YOU CAN FIND MORE INFORMATION

    RadiSys and Texas Micro file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

    RadiSys filed a registration statement on Form S-4 to register with the SEC the RadiSys common stock to be issued to Texas Micro stockholders in the merger. This document is a part of that registration statement and constitutes a prospectus of RadiSys in addition to being a proxy statement of RadiSys and Texas Micro for the special meetings. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

    The Commission allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

RADISYS COMMISSION FILINGS (FILE NO. 0-26844)                       PERIOD
----------------------------------------------  ----------------------------------------------
Annual Report on Form 10-K....................  Year ended December 31, 1998
Quarterly Reports on Form 10-Q................  Quarter ended March 31, 1999
Current Reports on Form 8-K...................  Dated March 1, 1999, as amended on
                                                  April 22, 1999

TEXAS MICRO COMMISSION FILINGS (FILE NO.
  0-18238)                                                          PERIOD
----------------------------------------------  ----------------------------------------------
Annual Report on Form 10-K....................  Year ended June 30, 1998
Quarterly Reports on Form 10-Q................  Quarters ended September 27, 1998,
                                                  December 27, 1998 and March 28, 1999
Current Reports on Form 8-K...................  Dated June 3, 1999

    We are also incorporating by reference additional documents that we may file with the SEC between the date of this document and the dates of the special meetings.

    RadiSys has supplied all information contained or incorporated by reference in this document relating to RadiSys and Texas Micro has supplied all information relating to Texas Micro.

    If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this document. Shareholders may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate party at the following addresses:

RadiSys                                Texas Micro
Attention: Stephen F. Loughlin         Attention: K.R. Sumrall, Secretary
5455 N.E. Dawson Creek Drive           5959 Corporate Drive
Hillsboro, Oregon 97124                Houston, Texas 77036
(503) 615-1100                         (713) 541-8200

    If you would like to request documents from us, please do so by August 5, 1999 to receive them before the special meetings.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT TO VOTE ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT. THIS DOCUMENT IS DATED JULY 7, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN JULY 7, 1999, AND NEITHER THE MAILING OF THE DOCUMENT TO SHAREHOLDERS NOR THE ISSUANCE OF RADISYS COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

    This document and the accompanying documents or documents incorporated by reference contain forward-looking statements that are subject to risks and uncertainties. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions in this document or in the materials included with this document. We caution you not to place undue reliance on these statements, which only speak as of the date of the document in which they are contained. Forward-looking statements include information concerning possible or assumed future results of operations of RadiSys or Texas Micro, including any forecasts, projections and descriptions of anticipated cost savings or other anticipated synergies related to the merger. You should note that many factors could affect our actual financial results, and could cause actual results to differ materially from those in the forward-looking statements. These factors include the following:

    - the merger may not be completed,

    - regulatory authorities may make adverse determinations regarding the merger,

    - expected cost savings from the merger may not be fully realized or realized within the expected time frame,

    - revenues following the merger may be lower than expected,

    - competitive pressures facing our companies may increase significantly,

    - costs or difficulties related to the integration of the businesses of our companies may be greater than expected,

    - demands placed on management may increase because of the substantial increase in the combined company's size,

    - financing and other costs may increase unexpectedly,

    - general economic or business conditions where our companies do business, either nationally or internationally, may be less favorable than expected,

    - legislative or regulatory changes may adversely affect the industries in which our companies compete and

    - other opportunities may be presented to and pursued by our companies.

    All subsequent written and oral forward-looking statements attributable to either of us or persons acting on our behalf are qualified in their entirety by the cautionary statements contained or referred to in the paragraph above. Neither of us promises to release publicly any revisions to any forward-looking statements to reflect

    - events or circumstances after the date of this document or the accompanying documents or the documents incorporated by reference or

    - the occurrence of unanticipated events.

    You should also read the risk factors beginning on page 14.

                                   APPENDIX A

                                   AGREEMENT
                                       OF
                           REORGANIZATION AND MERGER

                                     AMONG

                              RADISYS CORPORATION,
                             AN OREGON CORPORATION,

                               TEXAS MICRO INC.,
                            A DELAWARE CORPORATION,

                                      AND

                              TABOR MERGER CORP.,
                            A DELAWARE CORPORATION,

                                  MAY 24, 1999

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
ARTICLE I THE MERGER.......................................................................................           1
  1.1  The Merger..........................................................................................           1
  1.2  Effect of Merger....................................................................................           2
  1.3  Merger Consideration................................................................................           2
    1.3.1  TMI Stock.......................................................................................           3
    1.3.2  Merger Corp. Stock..............................................................................           3
    1.3.3  Options.........................................................................................           3
    1.3.4  Stock Splits, Etc...............................................................................           4
    1.3.5  Other Equity Interests..........................................................................           5
      1.3.5.1  Employee Stock Purchase Plan................................................................           5
      1.3.5.2  Other Rights................................................................................           5
  1.4  Surrender and Cancellation of Certificates..........................................................           5
    1.4.1  Surrender of Certificates.......................................................................           5
    1.4.2  No Fractional Shares............................................................................           6
    1.4.3  Escheat.........................................................................................           7
    1.4.4  Option Agreements...............................................................................           7
    1.4.5  Treasury Shares.................................................................................           7
    1.4.6  Withholding Rights..............................................................................           7
  1.5  Stock Transfer Books................................................................................           8
  1.6  Closing.............................................................................................           8
  1.7  Subsequent Actions..................................................................................           8
  1.8  Certificate of Incorporation; Bylaws; Directors of the Surviving Corporation........................           9
ARTICLE II FURTHER AGREEMENTS..............................................................................          10
  2.1  Resignation and Affirmation of Severance of Certain TMI Executive Officer...........................          10
  2.2  Voting Agreements...................................................................................          10
  2.3  Stock Option Agreement..............................................................................          10
  2.4  TMI Affiliate Representation Letters................................................................          10
  2.5  RadiSys Affiliate Representation Letters............................................................          10
  2.6  Registration Rights Agreement.......................................................................          11
ARTICLE III REPRESENTATIONS AND WARRANTIES.................................................................          11
  3.1  Representations and Warranties of TMI...............................................................          11
    3.1.1  Organization and Status.........................................................................          12
    3.1.2  Capitalization..................................................................................          12
    3.1.3  Authority.......................................................................................          13
    3.1.4  Subsidiaries and Joint Ventures.................................................................          14
    3.1.5  SEC Reports and Financial Statements............................................................          14
    3.1.6  Information Supplied............................................................................          15
    3.1.7  Governmental Filings............................................................................          16
    3.1.8  No Adverse Consequences.........................................................................          16
    3.1.9  Undisclosed Liabilities; Returns................................................................          17
    3.1.10  Absence of Certain Changes or Events...........................................................          17
    3.1.11  Litigation.....................................................................................          18
    3.1.12  Employment Matters.............................................................................          18
      3.1.12.1  Labor Matters..............................................................................          18
      3.1.12.2  Employee Benefits..........................................................................          19
      3.1.12.3  Employment Agreements......................................................................          21
    3.1.13  Title to and Condition of Real Property........................................................          21

                                                                                                                PAGE
                                                                                                                -----
    3.1.14  Title to and Condition of Fixed Assets.........................................................          22
    3.1.15  Intellectual Property..........................................................................          23
    3.1.16  Certain Contracts and Arrangements.............................................................          23
    3.1.17  Status of Contracts............................................................................          24
    3.1.18  Insurance......................................................................................          26
    3.1.19  Permits and Licenses...........................................................................          26
    3.1.20  Taxes..........................................................................................          27
      3.1.20.1  Returns....................................................................................          27
      3.1.20.2  Taxes Paid or Reserved.....................................................................          29
      3.1.20.3  Definition.................................................................................          29
    3.1.21  Related Party Interests........................................................................          29
    3.1.22  No Powers of Attorney or Restrictions..........................................................          30
    3.1.23  Environmental Conditions.......................................................................          31
      3.1.23.1  Compliance.................................................................................          31
      3.1.23.2  Hazardous Substance........................................................................          31
      3.1.23.3  Filings and Notices........................................................................          32
      3.1.23.4  Definitions................................................................................          32
    3.1.24  Consents and Approvals.........................................................................          33
    3.1.25  Brokers and Finders............................................................................          33
    3.1.26  Opinion of TMI Financial Advisor...............................................................          33
    3.1.27  No Other Agreements to Sell TMI or its Assets..................................................          33
    3.1.28  Vote Required..................................................................................          33
    3.1.29  Pooling Certificate............................................................................          34
    3.1.30  Certain Representations and Warranties Regarding Code Section 368(a)(2)(E).....................          34
  3.2  Representations and Warranties of RadiSys...........................................................          36
    3.2.1  Organization and Status.........................................................................          36
    3.2.2  Corporate Authority.............................................................................          37
    3.2.3  Governmental Filings............................................................................          37
    3.2.4  Information Supplied............................................................................          38
    3.2.5  SEC Reports and Financial Statements............................................................          38
    3.2.6  No Adverse Consequences.........................................................................          39
    3.2.7  Brokers and Finders.............................................................................          40
    3.2.8  Opinion of RadiSys Financial Advisor............................................................          40
    3.2.9  Pooling Certificate.............................................................................          40
    3.2.10  Certain Representations and Warranties Regarding Code Section 368(a)(2)(E).....................          41
    3.2.11  Litigation.....................................................................................          43
    3.2.12  Capitalization.................................................................................          44
    3.2.13  Undisclosed Liabilities; Returns...............................................................          44
    3.2.14  Absence of Certain Changes or Events...........................................................          45
    3.2.15  Taxes..........................................................................................          45
      3.2.15.1  Returns....................................................................................          45
      3.2.15.2  Taxes Paid or Reserved.....................................................................          47
    3.2.16  Related Party Interests........................................................................          47
    3.2.17  No Powers of Attorney or Restrictions..........................................................          48
    3.2.18  Consents and Approvals.........................................................................          48
    3.2.19  Intellectual Property..........................................................................          49
  3.3  Representations and Warranties Relating to Merger Corp..............................................          49
    3.3.1  Organization and Status.........................................................................          49
    3.3.2  Capitalization..................................................................................          49
    3.3.3  Corporate Authority.............................................................................          49

                                                                                                                PAGE
                                                                                                                -----
    3.3.4  Governmental Filings............................................................................          50
    3.3.5  Certain Representations and Warranties Regarding Code Section 368(a)(2)(E)......................          50
ARTICLE IV COVENANTS.......................................................................................          51
  4.1  Mutual Covenants....................................................................................          51
    4.1.1  Preparation of Registration Statement and the Joint Proxy Statement.............................          51
    4.1.2  Shareholder Meetings............................................................................          52
    4.1.3  Consents and Approvals..........................................................................          52
    4.1.4  Best Efforts....................................................................................          53
    4.1.5  Publicity.......................................................................................          53
    4.1.6  Confidentiality.................................................................................          53
    4.1.7  Pooling Certificates............................................................................          53
    4.1.8  Antitrust Improvements Act......................................................................          53
  4.2  Covenants of TMI....................................................................................          54
    4.2.1  Conduct of Business.............................................................................          54
    4.2.2  Acquisition Proposals...........................................................................          56
    4.2.3  Investigations..................................................................................          58
  4.3  Covenants of RadiSys................................................................................          59
    4.3.1  Conduct of Business.............................................................................          59
    4.3.2  Investigations..................................................................................          60
    4.3.3  Notification to Optionees.......................................................................          60
    4.3.4  Publication of Combined Results.................................................................          60
    4.3.5  Directors and Officers Indemnity................................................................          61
    4.3.6  Employee Benefits...............................................................................          61
  4.4  Covenants of Merger Corp............................................................................          62
ARTICLE V CONDITIONS.......................................................................................          62
  5.1  Conditions to the Obligations of All Parties........................................................          62
    5.1.1  Regulatory Approvals............................................................................          62
    5.1.2  Litigation......................................................................................          63
    5.1.3  Shareholder Approval............................................................................          63
    5.1.4  Poolability Opinion.............................................................................          63
  5.2  Conditions to the Obligations of TMI................................................................          63
    5.2.1  Representations, Warranties and Covenants.......................................................          64
    5.2.2  No Material Adverse Change......................................................................          64
    5.2.3  Tax Opinion.....................................................................................          64
  5.3  Conditions to the Obligations of RadiSys and Merger Corp............................................          64
    5.3.1  Representations, Warranties and Covenants.......................................................          65
    5.3.2  Consents and Approvals..........................................................................          65
    5.3.3  No Material Adverse Change......................................................................          65
    5.3.4  Registration of Securities; Listing.............................................................          65
    5.3.5  Updated Financial Information...................................................................          66
    5.3.6  Pooling Opinion.................................................................................          66
    5.3.7  Tax Opinion.....................................................................................          66
ARTICLE VI TERMINATION.....................................................................................          66
  6.1  Termination by Mutual Consent.......................................................................          66
  6.2  Termination by Either TMI or RadiSys................................................................          66
  6.3  Effect of Termination and Abandonment...............................................................          70
  6.4  Termination Fees and Expenses.......................................................................          70
ARTICLE VII MISCELLANEOUS AND GENERAL......................................................................          71
  7.1  Payment of Expenses.................................................................................          71
  7.2  Entire Agreement....................................................................................          72

                                                                                                                PAGE
                                                                                                                -----
  7.3  Assignment..........................................................................................          72
  7.4  Binding Effect; No Third Party Benefit..............................................................          72
  7.5  Amendment and Modification..........................................................................          72
  7.6  Waiver of Conditions................................................................................          72
  7.7  Counterparts........................................................................................          72
  7.8  Captions............................................................................................          73
  7.9  Subsidiary..........................................................................................          73
  7.10  Notices............................................................................................          73
  7.11  Choice of Law......................................................................................          74
  7.12  Separability.......................................................................................          74
  7.13  Extinguishment.....................................................................................          75

                                    EXHIBITS

Exhibit A   Certificate of Incorporation of the Surviving Corporation
Exhibit B   Form of Resignation and Affirmation of Severance
Exhibit C   Form of Voting Agreement
Exhibit D   Stock Option Agreement
Exhibit
E-1         TMI Representation Letter
Exhibit
E-2         RadiSys Representation Letter
Exhibit F   Registration Rights Agreement
Exhibit G   TMI Pooling Certificate
Exhibit H   RadiSys Fairness Opinion
Exhibit I   RadiSys and Merger Corp. Pooling Certificate

                                   SCHEDULES

Schedule 2.1     Individual Executing Resignation and Affirmation of Severance
Schedule 2.2     Individuals Executing Voting Agreements
Schedule 3.1     TMI Disclosure Schedule
Schedule 3.1.2   Capitalization
Schedule 3.1.4   Subsidiaries and Joint Ventures
Schedule 3.1.11  Litigation
Schedule
3.1.12.2         Employee Benefits
Schedule
3.1.12.3         Employment Agreements
Schedule 3.1.13  Title to and Condition of Real Property
Schedule 3.1.14  Title to and Condition of Fixed Assets
Schedule 3.1.15  Intellectual Property
Schedule 3.1.16  Certain Contracts and Arrangements
Schedule 3.1.18  Insurance
Schedule 3.1.19  Permits and Licenses
Schedule 3.1.20  Taxes
Schedule 3.1.21  Related Party Interests
Schedule 3.1.27  No Other Agreements to Sell TMI or its Assets
Schedule 3.2     RadiSys Disclosure Schedule
Schedule 3.2.11  RadiSys Litigation
Schedule 3.2.12  RadiSys Capitalization
Schedule 3.2.14  Absence of Certain Changes or Events
Schedule 3.2.15  RadiSys Taxes
Schedule 3.2.16  RadiSys Related Party Interests

                                 INDEX OF TERMS

                                                                                                  LOCATION OF
TERM                                                                                               DEFINITION
--------------------------------------------------------------------------------------------  --------------------
Acquisition Transaction                                                                       Section 4.2.2
Agreement                                                                                     Preamble
Broadview                                                                                     Section 3.2.7
Bylaws                                                                                        Section 3.1.1
Certificate of Incorporation                                                                  Section 3.1.1
Closing                                                                                       Section 1.6
Closing Date                                                                                  Section 1.6
Closing Sale Price                                                                            Section 1.3
Code                                                                                          Section 1.3.3
Confidential Information                                                                      Section 4.1.6
Confidentiality Agreement                                                                     Section 4.1.6
Condition Completion Date                                                                     Section 1.6
Contracts                                                                                     Section 3.1.17
Conversion Ratio                                                                              Section 1.3
Covered Parties                                                                               Section 4.3.5
DGCL                                                                                          Section 1.2
ERISA                                                                                         Section 3.1.12.2
ERISA Plans                                                                                   Section 3.1.12.2
Effective Time                                                                                Section 1.1
Environmental Law                                                                             Section 3.1.23.4
Exchange Act                                                                                  Section 3.1.5
Governmental Entity                                                                           Section 3.1.7
HSR Filing                                                                                    Section 4.1.8
Hazardous Substance                                                                           Section 3.1.23.4
Intellectual Property                                                                         Section 3.1.15
Joint Proxy Statement                                                                         Section 3.1.6
Leased Real Property                                                                          Section 3.1.13
Material Adverse ChangeSection 3.1 Material Adverse Effect                                    Section 3.1
Merger                                                                                        Section 1.1
Merger Consideration                                                                          Section 1.3
Merger Corp.                                                                                  Preamble
Option Agreement                                                                              Section 2.3
Options                                                                                       Section 1.3.3
Permits                                                                                       Section 3.1.19
Policies                                                                                      Section 3.1.18
Previously Leased Real Property                                                               Section 3.1.13
RadiSys                                                                                       Preamble
RadiSys Common Stock                                                                          Section 1.1
RadiSys Disclosure Schedule                                                                   Section 3.2
RadiSys Financial Statements                                                                  Section 3.2.5
RadiSys Returns                                                                               Section 3.2.15.1
RadiSys SEC Document                                                                          Section 3.2.5
RadiSys Special Meeting                                                                       Section 4.1.2
Registration Statement                                                                        Section 3.1.6
Representative                                                                                Section 4.2.2
Returns                                                                                       Section 3.1.20.1
SEC                                                                                           Section 1.3.3

                                                                                                  LOCATION OF
TERM                                                                                               DEFINITION
--------------------------------------------------------------------------------------------  --------------------
Securities Act                                                                                Section 2.4
Stock Purchase Plan                                                                           Section 1.3.5.1
Subsidiary                                                                                    Section 7.9
Superior Proposal                                                                             Section 4.2.2
Surviving Corporation                                                                         Section 1.2
TMI                                                                                           Preamble
TMI Common Stock                                                                              Section 1.1
TMI Disclosure Schedule                                                                       Section 3.1
TMI Financial Statements                                                                      Section 3.1.5
TMI Option Plans                                                                              Section 3.1.2
TMI SEC Document                                                                              Section 3.1.5
TMI Special Meeting                                                                           Section 4.1.2
Tangible Personal Property                                                                    Section 3.1.14
Taxes                                                                                         Section 3.1.20.3
Transaction Expenses                                                                          Section 7.1
Transfer Agent                                                                                Section 1.4.1
Voting Agreement                                                                              Section 2.2

                                   AGREEMENT
                                       OF
                           REORGANIZATION AND MERGER

    THIS AGREEMENT OF REORGANIZATION AND MERGER (this "Agreement") is entered into as of May 24, 1999 among RadiSys Corporation, an Oregon corporation ("RadiSys"), Texas Micro Inc., a Delaware corporation ("TMI"), and Tabor Merger Corp., a Delaware corporation ("Merger Corp.").

                                   AGREEMENT

    In consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 THE MERGER. Pursuant to the laws of the State of Delaware, and subject to and in accordance with the terms and conditions of this Agreement, Merger Corp. shall be merged with and into TMI, and the outstanding shares of common stock of TMI (the "TMI Common Stock") shall be converted into shares of common stock of RadiSys (the "RadiSys Common Stock"). TMI and Merger Corp. shall execute a Certificate of Merger, to be filed with the Secretary of State of Delaware, on the Closing Date, as defined in Section 1.6, or as soon thereafter as practicable. The merger of Merger Corp. with and into TMI (the "Merger") shall take effect (the "Effective Time") at the time when the Certificate of Merger is duly filed with the Secretary of State of Delaware, or at such other time as the parties may agree upon in writing pursuant to applicable law.

    1.2 EFFECT OF MERGER. At the Effective Time, Merger Corp. shall be merged with and into TMI in the manner and with the effect provided by the Delaware General Corporation Law (the "DGCL"), the separate corporate existence of Merger Corp. shall cease and TMI shall be the surviving corporation (the "Surviving Corporation"). The outstanding shares of TMI Common Stock shall be converted into shares of RadiSys Common Stock, and the outstanding shares of capital stock of Merger Corp. shall be converted into shares of capital stock of the Surviving Corporation, all on the basis, terms and conditions described in Section 1.3.

    1.3 MERGER CONSIDERATION. Each share of TMI Common Stock outstanding immediately before the Effective Time will be converted into the right to receive a fraction of a share (the "Conversion Ratio") of RadiSys Common Stock (such RadiSys Common Stock the "Merger Consideration") as determined by the following formula based on the average closing sale price of RadiSys Common Stock on the Nasdaq Stock Market for the ten full and consecutive trading days ending on and including the trading day that is two trading days prior to the date of the TMI Special Meeting (the "Closing Sale Price"):

        (a) If the Closing Sale Price is less than $32.00, the Conversion Ratio shall equal .25.

        (b) If the Closing Sale Price is greater than or equal to $32.00 but less than $40.00, the Conversion Ratio shall equal the number determined by dividing $8.00 by the Closing Sale Price.

        (c) If the Closing Sale Price is greater than or equal to $40.00, the Conversion Ratio shall equal .20.

        1.3.1 TMI STOCK. Each share of TMI Common Stock that is outstanding immediately before the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, cease to exist and be converted into the right to receive the Merger Consideration.

        1.3.2 MERGER CORP. STOCK. Each share of common stock of Merger Corp. issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to exist and be converted into and become one share of common stock of the Surviving Corporation. After the Effective Time, RadiSys, the sole holder of shares of Merger Corp. common stock outstanding immediately prior to the Effective Time, shall, upon surrender for cancellation of a certificate representing such shares to the Surviving Corporation, be entitled to receive in exchange therefor a certificate representing the number of shares of common stock of the Surviving Corporation into which such shares of Merger Corp. common stock have been converted pursuant to this Section 1.3.2. Until so surrendered, the certificates which prior to the Merger represented shares of Merger Corp. common stock shall be deemed, for all corporate purposes, including voting entitlement, to evidence ownership of the shares of the Surviving Corporation common stock into which such shares of Merger Corp. common stock shall have been converted.

        1.3.3 OPTIONS. Except as otherwise provided in this Section 1.3.3, the terms and provisions of the stock options held by those TMI option holders under the TMI Option Plans (the "Options") will continue in full force and effect following the Merger. By virtue of the Merger and at the Effective Time, and without any further action on the part of any holder thereof, each Option will be converted into an option to purchase the number of shares of RadiSys Common Stock equal to the product (rounded to the nearest whole number) of (x) the number of shares of TMI Common Stock subject to such Option immediately before the Effective Time MULTIPLIED BY (y) the Conversion Ratio. The exercise price per share for each Option after the Effective Time will be determined by dividing the per share exercise price for such Option immediately before the Effective Time by the Conversion Ratio. The term, exercisability, vesting schedule, status as an incentive stock option under Section 422 of the United States Internal Revenue Code of 1986, as amended (the "Code"), if applicable, and all other terms and conditions of each Option will to the extent permitted by law and otherwise reasonably practicable be unchanged. All shares of RadiSys Common Stock issued upon exercise of the Options shall be registered under an effective Form S-8 registration statement (or other comparable form) filed with the Securities and Exchange Commission (the "SEC").

        1.3.4 STOCK SPLITS, ETC. If, between the date of this Agreement and the Effective Time, the outstanding shares of either TMI Common Stock or RadiSys Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, combination, recapitalization, stock split, stock dividend, subdivision, exchange of shares, or other extraordinary transaction, the Conversion Ratio shall be adjusted proportionately.

        1.3.5  OTHER EQUITY INTERESTS.

           1.3.5.1 EMPLOYEE STOCK PURCHASE PLAN. Prior to the Effective Time, TMI will take all actions necessary (i) to shorten the offering periods under TMI's 1993 Employee Stock Purchase Plan, as amended (the "Stock Purchase Plan"), currently scheduled to terminate on December 31, 1999, so that such offering periods terminate on the day prior to the Effective Time if the Effective Time occurs on or before December 31, 1999, and
       (ii) to terminate the Stock Purchase Plan effective as of the earliest of the Effective Time or December 31, 1999.

           1.3.5.2 OTHER RIGHTS. TMI shall use reasonable best efforts so that following the Effective Time no participant in any TMI equity plans shall have any right thereunder to acquire capital stock of TMI or RadiSys except for Options converted under Section 1.3.3.

    1.4  SURRENDER AND CANCELLATION OF CERTIFICATES.

        1.4.1 SURRENDER OF CERTIFICATES. Promptly after the Effective Time, RadiSys will cause its transfer agent (the "Transfer Agent") to send a letter to each holder of shares of TMI Common Stock that have been converted into RadiSys Common Stock advising such holder that upon surrender to the Transfer Agent of a certificate or certificates representing such shares, along with a letter of transmittal in the form enclosed therein, the holder shall be entitled to receive a certificate representing the number of shares of RadiSys Common Stock into which such shares of TMI Common Stock shall have been converted pursuant to the provisions of Section 1.3. If any certificate for shares of RadiSys Common Stock is to be issued in a name other than that in which the certificate for TMI Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and that the person requesting such exchange pay to RadiSys or its agent designated for such purpose any transfer or other taxes required, or establish to the satisfaction of RadiSys or its agent that such tax has been paid or is not payable. If any holder of TMI Common Stock canceled and retired in accordance with this Agreement is unable to deliver a certificate or certificates representing such shares of the holder, RadiSys, in the absence of actual notice that any shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such holder the number of shares of RadiSys Common Stock to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of the following: (i) evidence satisfactory to RadiSys (a) that such person is the owner of the shares theretofore represented by each certificate claimed by him, her or it to be lost, wrongfully taken or destroyed and (b) that he, she or it is the person who would be entitled to present each such certificate for conversion pursuant to this Agreement; and (ii) such security or indemnity as may be reasonably requested by RadiSys to indemnify and hold RadiSys and the Transfer Agent harmless.

        1.4.2 NO FRACTIONAL SHARES. No certificates or scrip evidencing fractional shares of RadiSys Common Stock shall be issued in the Merger, and such fractional share interests will not entitle the owner thereof to any rights as a shareholder of RadiSys. In lieu of a fractional share, RadiSys will pay any holder of shares of TMI Common Stock who would otherwise have been entitled to a fraction of a share of RadiSys Common Stock upon surrender of the certificates therefor an amount of cash (without interest) determined by multiplying (a) the Closing Sale Price by (b) the fractional share interest in RadiSys Common Stock to which such holder would otherwise be entitled. The provisions of this Section 1.4.2 will apply to the aggregate number of shares of TMI Common Stock held by each holder thereof and each such holder will be required to simultaneously surrender all certificates relating to shares of TMI Common Stock held by such holder in accordance with the provisions of Section 1.4 in order to surrender any such certificate.

        1.4.3 ESCHEAT. Neither RadiSys nor Merger Corp. shall be liable to any holder of shares of TMI Common Stock for any such shares of RadiSys Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        1.4.4 OPTION AGREEMENTS. After the Effective Time, each holder of an Option outstanding immediately before the Effective Time will be deemed to hold an option exercisable for RadiSys Common Stock in accordance with the provisions of Section 1.3.3.

        1.4.5 TREASURY SHARES. At the Effective Time, each share of TMI Common Stock or other TMI capital stock held in the treasury of TMI immediately before the Effective Time will be canceled and extinguished without any conversion thereof and no payment will be made with respect thereto.

        1.4.6 WITHHOLDING RIGHTS. RadiSys shall be entitled to deduct and withhold from the Merger Consideration such amounts as RadiSys is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by RadiSys, such withheld amounts shall be treated for all purposes of this Agreement as having been paid by the holder of the shares of TMI Common Stock in respect of which such deduction and withholding was made by RadiSys.

    1.5 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of TMI will be closed and there will be no further registration of transfers of TMI capital stock or other securities thereafter on the records of TMI.

    1.6 CLOSING. The closing of the Merger (the "Closing") shall take place at the offices of Stoel Rives LLP, 900 SW Fifth Avenue, Portland, Oregon at 5:00 p.m. local time on the later of August 15, 1999, or the third business day following the Condition Completion Date (as hereinafter defined), or on such other date and/or at such other place and time as TMI, RadiSys and Merger Corp. may agree (the "Closing Date"). The "Condition Completion Date" shall be the business day on which the last of the conditions set forth in Article V hereof shall have been fulfilled or waived (other than those conditions which, by their terms, are to occur at Closing).

    1.7 SUBSEQUENT ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to, or under any of the rights, properties or assets of TMI or Merger Corp. acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation are authorized to execute and deliver, in the name and on behalf of TMI or Merger Corp., or otherwise, all such deeds, bills of sale, assignments and assurances, and to take and do, in the name and on behalf of TMI or Merger Corp., or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

    1.8 CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS OF THE SURVIVING CORPORATION.

        (a) At the Effective Time the text of TMI's Certificate of Incorporation (as such term is defined in Section 3.1.1) as in effect immediately prior to the Effective Time shall be amended and restated to read in its entirety as set forth in EXHIBIT A attached hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation at and after the Effective Time (until amended as provided by law and by that certificate of incorporation).

        (b) The bylaws of Merger Corp. as in effect immediately prior to the Effective Time shall be at and after the Effective Time (until amended as provided by law, the certificate of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation, as applicable) the bylaws of the Surviving Corporation.

        (c) The directors of Merger Corp. immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

                                   ARTICLE II
                               FURTHER AGREEMENTS

    2.1 RESIGNATION AND AFFIRMATION OF SEVERANCE OF CERTAIN TMI EXECUTIVE OFFICER. The executive officer of TMI listed on SCHEDULE 2.1 will execute and deliver, concurrently with the execution of this Agreement, a Resignation and Affirmation of Severance in the form attached as Exhibit B.

    2.2  VOTING AGREEMENTS.  Each of the shareholders of TMI listed on Schedule
2.2 will execute and deliver, concurrently with the execution of this Agreement, a Voting Agreement in the form attached as EXHIBIT C (the "Voting Agreement"). Each Voting Agreement provides that the signing holder will vote all of the shares of TMI Common Stock that such holder is entitled to vote in favor of the Merger.

    2.3 STOCK OPTION AGREEMENT. RadiSys and TMI will execute and deliver, concurrently with the execution of this Agreement, a 19.9% Stock Option Agreement in the form attached as EXHIBIT D (the "Option Agreement").

    2.4 TMI AFFILIATE REPRESENTATION LETTERS. To insure that the Merger will qualify for pooling of interests accounting treatment and to insure compliance with Rule 145 under the Securities Act of 1933 (the "Securities Act"), TMI shall cause each of TMI's directors, executive officers and beneficial owners of 5 percent or more of TMI Common Stock to execute and deliver to RadiSys, at or prior to the Closing, a representation letter, substantially in the form attached as EXHIBIT E-1.

    2.5 RADISYS AFFILIATE REPRESENTATION LETTERS. To insure that the Merger will qualify for pooling of interests accounting treatment, RadiSys shall cause each of RadiSys's directors, executive officers and beneficial owners of 5 percent or more of RadiSys Common Stock to execute and deliver to RadiSys, at or prior to the Closing, a representation letter, substantially in the form attached as EXHIBIT E-2.

    2.6 REGISTRATION RIGHTS AGREEMENT. At or prior to the Closing, RadiSys shall enter into a Registration Rights Agreement in the form attached as EXHIBIT F with respect to shares of Merger Consideration (including shares subject to Options) received by the Major Shareholders, as such term is defined therein.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

    3.1 REPRESENTATIONS AND WARRANTIES OF TMI. For purposes of this Agreement, "Material Adverse Effect" or "Material Adverse Change" means any effect, change, event, circumstance or condition which when considered with all other effects, changes, events, circumstances or conditions would reasonably be expected to adversely affect the business, results of operations, or financial prospects of a party, in each case including its subsidiaries together with it taken as a whole, so that the benefits reasonably expected to be obtained by the other party more likely than not would be jeopardized. In no event shall any of the following constitute a Material Adverse Effect or a Material Adverse Change: (i) any change in the trading prices of either of RadiSys's or TMI's equity securities between the date hereof and the Effective Time, in and of itself;
(ii) effects, changes, events, circumstances or conditions generally affecting the industry in which either RadiSys or TMI operates or arising from changes in general business or economic conditions; (iii) any effects, changes, events, circumstances or conditions resulting from any change in law or generally accepted accounting principles, which affect generally entities such as RadiSys and TMI; and (iv) any effect resulting from compliance by RadiSys or TMI with the terms of this Agreement. TMI hereby represents and warrant to RadiSys and Merger Corp. that, except as specifically set forth in SCHEDULE 3.1 (the "TMI Disclosure Schedule") in a numbered paragraph that corresponds to the section for which disclosure is made:

        3.1.1 ORGANIZATION AND STATUS. TMI and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation in each jurisdiction where its properties (whether owned, leased or operated) or its business conducted require such qualification, except where failure to be so qualified would not have a Material Adverse Effect on TMI. TMI and each of its subsidiaries has all requisite corporate power and authority to own, operate and lease its property and to carry on its businesses as they are now being conducted. TMI has delivered to RadiSys complete and accurate copies of its Certificate of Incorporation ("Certificate of Incorporation") and Bylaws ("Bylaws"), and the charter documents of each of TMI's subsidiaries, each as amended to the date hereof.

        3.1.2 CAPITALIZATION. TMI has authorized capital stock consisting of 35,000,000 shares of TMI Common Stock, of which 13,485,525 shares were outstanding on May 3, 1999 and 12,500,000 shares of Preferred Stock, of which no shares were outstanding on May 3, 1999. As of May 24, 1999 options to purchase 1,337,470 shares of TMI Common Stock were outstanding pursuant to grants made under TMI's 1986 Incentive Stock Option Plan, 1986 Supplemental Incentive Stock Option Plan, as amended, 1996 Long-Term Incentive Plan, as amended, 1990 Outside Directors' Stock Option Plan and 1995 Outside Directors' Stock Option Plan, as amended (collectively, the "TMI Option Plans"). All of the outstanding shares of capital stock of TMI have been duly authorized and are validly issued, fully paid and nonassessable, and no shares were issued, and no options were granted, in violation of preemptive or similar rights of any shareholder or in violation of any applicable securities laws. Except as set forth above, or on SCHEDULE 3.1.2, there are no shares of capital stock of TMI authorized, issued or outstanding, and there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of TMI of any character relating to the issued or unissued capital stock or other securities of TMI. There are no outstanding obligations of TMI to repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock.

        3.1.3 AUTHORITY. TMI has the corporate power and authority and, except for the approval of its stockholders, has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized by the Board of Directors of TMI, validly executed and delivered by TMI and, as of the Closing Date, will have been duly and validly approved by the shareholders of TMI. This Agreement constitutes the valid and binding obligation of TMI, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

        3.1.4  SUBSIDIARIES AND JOINT VENTURES.  Except as disclosed on SCHEDULE
    3.1.4 TMI has no subsidiaries and owns no stock or other interest in any other corporation or in any partnership or limited liability company, or other venture or entity. Except as disclosed on SCHEDULE 3.1.4 TMI owns all of the issued and outstanding capital stock and other ownership interests of each of its subsidiaries, free and clear of all encumbrances, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, commitments or obligations of any character relating to the securities of any such subsidiary.

        3.1.5 SEC REPORTS AND FINANCIAL STATEMENTS. TMI has filed with the SEC, and has made available to RadiSys true and complete copies of, all forms, reports, schedules, statements, and other documents required to be filed by it since December 31, 1996 under the Securities Exchange Act of 1934 (the "Exchange Act") or the Securities Act (each of such forms, reports, schedules, statements, and other documents, to the extent filed and publicly available before the date of this Agreement, other than preliminary filings, is referred to as a "TMI SEC Document"). Each TMI

    SEC Document, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements included in the TMI SEC Documents (the "TMI Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of TMI and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

        3.1.6 INFORMATION SUPPLIED. None of the information supplied or to be supplied by TMI specifically for inclusion or incorporation by reference in
    (i) the registration statement on Form S-4 to be filed with the SEC by RadiSys in connection with the issuance of the RadiSys Common Stock in the Merger, or any of the amendments or supplements thereto (collectively, the "Registration Statement"), will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the proxy statement for use relating to obtaining approval of the shareholders of RadiSys and TMI of the Merger (the "Joint Proxy Statement") will, at the time the Joint Proxy Statement is first mailed to TMI's stockholders or RadiSys's shareholders or at the time of the RadiSys Special Meeting and TMI Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by TMI with respect to statements made or incorporated by reference therein based on (i) information supplied by RadiSys in writing specifically for inclusion or incorporation by reference therein or (ii) information related to RadiSys which is reviewed by RadiSys without objection and with the knowledge it will be used in the Joint Proxy Statement.

        3.1.7 GOVERNMENTAL FILINGS. Other than (a) the filing of the Certificate of Merger contemplated by Article I, (b) the Joint Proxy Statement described in Section 3.1.6 and (c) the HSR Filing to be made by TMI and described in Section 4.1.8, no notices, reports or other filings are required to be made by TMI or its subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by TMI or its subsidiaries from, any domestic or foreign governmental or regulatory authority, agency, court, commission or other entity ("Governmental Entity") in connection with the execution and delivery of this Agreement by TMI and the consummation by TMI of the transactions contemplated hereby.

        3.1.8 NO ADVERSE CONSEQUENCES. Neither the execution and delivery of this Agreement by TMI nor the consummation of the transactions contemplated by this Agreement will (a) result in the creation or imposition of any lien, charge, encumbrance or restriction on any of the assets or properties of TMI or any of its subsidiaries, (b) violate any provision of the Certificate of Incorporation or Bylaws of TMI, (c) violate any statute, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to TMI or any of its subsidiaries, or (d) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination of, accelerate the performance required by, accelerate the maturity of any indebtedness or obligation under, result in the breach of the terms, conditions or provisions of or constitute a default under any mortgage, deed of trust, indenture, note, bond, lease, license, permit or other agreement, instrument or obligation to which TMI or any of its subsidiaries is a party or by which any of them are bound.

        3.1.9 UNDISCLOSED LIABILITIES; RETURNS. Except for liabilities or obligations which were incurred after June 30, 1998 in the ordinary course of business and of a type and in an amount consistent with past practices, TMI has no material liability or obligation (whether absolute, accrued, contingent or otherwise, and whether due or to become due) which is not accrued, reserved against, or identified in the most recent TMI Financial Statements. There are no rights of return or other agreements between TMI or any of its subsidiaries and any customer which would cause any sales reflected in the TMI Financial Statements to fail to qualify as sales in accordance with generally accepted accounting principles and TMI's revenue recognition policy as reflected in the TMI Financial Statements.

        3.1.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1998 there has not been:

        (a) Any Material Adverse Change in the business, results of operations, financial condition, properties, assets or prospects of TMI;

        (b) Any change by TMI in accounting methods, principles or practices;

        (c) Any conduct of business which is outside the ordinary course of business or not substantially in the manner that TMI previously conducted its business; or

        (d) Any indication from any significant customer of TMI or its subsidiaries that such customer intends to, is desirous of, or is actively considering terminating or reducing its purchases from TMI or its subsidiaries for any reason.

        3.1.11 LITIGATION. Except as listed on Schedule 3.1.11, no litigation, proceeding or governmental investigation is pending or, to TMI's knowledge, threatened against or relating to TMI, its officers or directors in their capacities as such, or any of TMI's properties, businesses or subsidiaries.

        3.1.12  EMPLOYMENT MATTERS.

           3.1.12.1 LABOR MATTERS. Neither TMI nor any of its subsidiaries is a party or otherwise subject to any collective bargaining or other agreement governing the wages, hours or terms of employment of employees. TMI and each of its subsidiaries is and has been in compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages and hours and is not and has not been engaged in any unfair labor practice. There is no (a) unfair labor practice complaint against TMI or any of its subsidiaries pending before the National Labor Relations Board or any other Governmental Entity, (b) labor strike, slowdown or work stoppage actually occurring or, to the knowledge of TMI, threatened against TMI or any of its subsidiaries, (c) representation petition respecting the employees of TMI or any of its subsidiaries pending before the National Labor Relations Board or similar agency, or (d) grievance or any arbitration proceeding pending arising out of or under collective bargaining agreements applicable to TMI or any of its subsidiaries. TMI and its subsidiaries have not experienced any primary work stoppage or other organized work stoppage involving their employees in the past two years. TMI is not aware of any labor strike, slowdown, or work stoppage occurring or, to the knowledge of TMI, threatened against any of TMI's principal suppliers that might be expected to have a Material Adverse Effect on the business, financial condition, results of operations, properties, or assets of TMI. All of the employees of TMI and its subsidiaries working in the United States are citizens or permanent residents of the United States. No employee of TMI or its subsidiaries is the beneficiary under an employer-sponsored non-immigrant visa and no approvals, permits or consents of any governmental entity are required in order for TMI or its subsidiaries to employ any current employee as a result of or in connection with such employee's immigration status in the United States. TMI and its subsidiaries have fully completed and retained a Form I-9 for each of their employees in accordance with applicable law, and TMI and its subsidiaries are not subject to examination in connection with such forms or to any fines or other penalties under laws relating to employees who are not authorized to work in the United States.

           3.1.12.2 EMPLOYEE BENEFITS. SCHEDULE 3.1.12.2 lists all pension, retirement, profit sharing, deferred compensation, bonus, commission, incentive compensation (including cash, stock and option plans or arrangements), life insurance, health and disability insurance, hospitalization and all other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plans or arrangements) established or maintained by TMI or its subsidiaries, and complete and accurate copies of all those plans or arrangements have been provided to RadiSys. The employee pension benefit plans (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) established and maintained by TMI or its subsidiaries that are subject to ERISA (the "ERISA Plans") are listed separately as ERISA Plans on SCHEDULE 3.1.12.2. The ERISA Plans comply in all material respects with the applicable requirements of ERISA. TMI has received from the Internal Revenue Service a favorable determination for each of the ERISA Plans and their related trusts that each of the ERISA Plans is qualified under Section 401(a) of the Code and the related trust is tax-exempt under Section 501(a)of the Code. There has been no event subsequent to that determination that has adversely affected the tax qualified status of the ERISA Plans or the exemption of the related trusts other than changes in the Code that are not effective as of the Closing Date. None of the ERISA Plans, its related trusts or any trustee, investment manager or administrator thereof has engaged in a nonexempt "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code. There are not and have not been any excess deferrals or excess contributions under any ERISA Plan. Each ERISA Plan is and has been operated and administered in conformity with the requirements of all applicable laws and regulations, whether or not the ERISA Plan documents have been amended to reflect such requirements. TMI and its subsidiaries have no obligation of any kind (whether under the terms of the ERISA Plans or under any understanding with employees) to make payments under, or to pay contributions to, any plan, agreement or other arrangement for deferred compensation of employees, whether or not tax qualified, including, without limitation, a single employer tax qualified plan, a tax qualified plan of a controlled group of corporations, a multi-employer pension plan, a "defined benefit" plan, a nonqualified deferred compensation plan, an individual employment or compensation agreement or a commitment to provide medical benefits to retirees.

           3.1.12.3 EMPLOYMENT AGREEMENTS. Except as set forth on SCHEDULE 3.1.12.3, each employee of TMI or its subsidiaries is an "at-will" employee and there are no written employment, commission or compensation agreements of any kind between TMI or its subsidiaries and any employees.
       SCHEDULE 3.1.12.3 lists all TMI's or its subsidiaries' employment or supervisory manuals, employment or supervisory policies, and written information generally provided to employees (such as applications or notices), and complete and accurate copies of those manuals, policies and written information have been provided to RadiSys. TMI and its subsidiaries do not have any agreements or understandings with employees, including without limitation any agreements or understandings regarding compensation of any nature, severance payments or retirement benefits, except as reflected in the items listed in SCHEDULES 3.1.12.2 and 3.1.12.3.

        3.1.13 TITLE TO AND CONDITION OF REAL PROPERTY. TMI does not own any real property. SCHEDULE 3.1.13 contains a list of all real property currently leased or occupied by TMI or its subsidiaries (the "Leased Real Property"), including the dates of and parties to all leases and any amendments thereof and a list of all real property previously leased or occupied by TMI or its subsidiaries (the "Previously Leased Real Property"). All Leased Real Property (including improvements thereon) is in satisfactory condition and repair consistent with its present use, and is available for immediate use in the conduct of TMI's business. Neither the operations of TMI or its subsidiaries on any Leased Real Property, nor any improvements on the Leased Real Property, violates any applicable building or zoning code or regulation of any governmental authority having jurisdiction, except where such violation would not have a Material Adverse Effect on TMI. The Leased Real Property includes all real property necessary to conduct the business of TMI and its subsidiaries. None of the Leased Real Property has been condemned or otherwise taken by public authority and no such condemnation is, to the knowledge of TMI, threatened or contemplated.

        3.1.14 TITLE TO AND CONDITION OF FIXED ASSETS. SCHEDULE 3.1.14 contains a complete and accurate list of all tangible personal property (excluding inventory) owned or leased by TMI or its subsidiaries (the "Tangible Personal Property"), including the dates of and parties to all leases and any amendments thereof except for items of Tangible Personal Property with a cost basis of less than $25,000. Except as set forth in
    SCHEDULE 3.1.14, TMI or its subsidiaries have good and marketable title to all of the Tangible Personal Property, free and clear of all liens, mortgages, pledges, leases, restrictions and other claims and encumbrances of any nature whatsoever. The Tangible Personal Property is in good operating condition and repair (ordinary wear and tear excepted), is performing satisfactorily, and is adequate for the conduct of the business of TMI. All Tangible Personal Property and the state of maintenance thereof are in compliance with all applicable laws and regulations.

        3.1.15 INTELLECTUAL PROPERTY. TMI or its subsidiaries own, or have a valid license to use, all patents, trademarks, service marks, trade names, copyrights, trade secrets, technology, know-how and other intellectual property (the "Intellectual Property") necessary to or used in the conduct of the business of TMI as now conducted and as proposed to be conducted or its subsidiaries. SCHEDULE 3.1.15 contains a complete and accurate list of all patents, patent applications, trademarks and service marks and related applications, trade names and copyrights owned by or licensed to TMI or its subsidiaries. SCHEDULE 3.1.15 also contains a description of all agreements or licenses relating to the acquisition by or license to TMI or its subsidiaries of such Intellectual Property or under which TMI or its subsidiaries have sold or granted a right to use any Intellectual Property. All Intellectual Property owned by TMI or its subsidiaries is owned by it or them free and clear of all liens, claims, encumbrances or adverse claims of any third party. The conduct of TMI's business does not conflict with or infringe upon any Intellectual Property rights of any other person and no claims of conflict or infringement are pending or threatened against TMI or its subsidiaries. TMI has made all necessary filings and recordations and has paid all required fees and Taxes to maintain ownership of the Intellectual Property. TMI Intellectual Property is Year 2000 compliant and able to accurately and faultlessly process dates and date related data before, during and after January 1, 2000.

        3.1.16 CERTAIN CONTRACTS AND ARRANGEMENTS. SCHEDULE 3.1.16, which is organized by type of agreement, contains a complete and accurate list of each of the following types of agreements or arrangements, including any amendments thereto, to which TMI or any of its subsidiaries is a party or by which it or any of them is bound:

        (a) any mortgage, note or other instrument or agreement relating to the borrowing of money or the incurrence of indebtedness or the guaranty of any obligation for the borrowing of money;

        (b) any contract, agreement, purchase order or acknowledgment form for the purchase, sale, lease or other disposition of equipment, products, materials or capital assets, or for the performance of services (including without limitation consulting services), with respect to which the annual aggregate dollar amount either due to or payable by TMI or its subsidiaries exceeds $25,000;

        (c) contracts or agreements for the joint performance of work or services, and all other joint venture agreements;

        (d) contracts or agreements with agents, brokers, consignees, sales representatives or distributors relating to the sale of products or services;

        (e) confidentiality or inventions assignment agreements with parties other than employees of TMI; and

        (f) any other contract, instrument, agreement or obligation not described in any other Schedule which contains unfulfilled obligations, is not terminable without payment of premium or penalty upon 30 days' notice or less and the annual amount either due to or payable by TMI or any of its subsidiaries exceeds $25,000 for any single contract or $50,000 in the aggregate.

        3.1.17 STATUS OF CONTRACTS. Each of the contracts, agreements, commitments and instruments listed on SCHEDULES 3.1.13, 3.1.14, 3.1.15, and
    3.1.16 (collectively, the "Contracts") is in full force and effect and is valid, binding and enforceable by TMI or its subsidiaries in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. There is no existing material default or violation by TMI or its subsidiaries under any Contract with a customer of TMI and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a material default of TMI or its subsidiaries under any Contract with a customer of TMI. There is no existing default or violation by TMI or its subsidiaries under any Contract and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default of TMI or its subsidiaries under any Contract, except for such defaults as would not in the aggregate have a Material Adverse Effect. There is no pending or threatened proceeding which would interfere with the quiet enjoyment of any leasehold of which TMI or any of its subsidiaries is lessee or sublessee. Complete and accurate copies of all Contracts have been delivered to RadiSys. TMI is not aware of any default by any other party to any Contract or of any event which (whether with or without notice, lapse of time or both) would constitute a material default by any other party with respect to obligations of that party under any Contract, and, to the knowledge of TMI, there are no facts that exist indicating that any of the Contracts may be totally or partially terminated or suspended by the other parties. Neither TMI nor any of its subsidiaries has granted any waiver or forbearance with respect to any of the Contracts. Neither TMI nor any of its subsidiaries is a party to, or bound by, any Contract that TMI can reasonably foresee will result in any material loss to TMI upon the performance thereof (including any liability for penalties or damages, whether liquidated, direct, indirect, incidental or consequential).

        3.1.18 INSURANCE. SCHEDULE 3.1.18 contains a complete and accurate list of all policies of fire, liability, worker's compensation and other forms of insurance insuring TMI, its officers or directors, its assets or its operations (the "Policies"), setting forth the applicable deductible amounts. All of the Policies are valid, enforceable and in full force and effect, all premiums with respect to the Policies covering all periods up to and including the date as of which this representation is being made have been paid and no notice of cancellation or termination has been received with respect to any Policy. The Policies are sufficient for compliance with all requirements of law and agreements to which TMI or any of its subsidiaries is a party and provide insurance for the risks and in the amounts and types of coverage usually obtained by persons using or holding similar properties in similar businesses. There have been no claims made for insurance payment under any of the Policies in the three years preceding the date of this Agreement. Complete and accurate copies of the Policies and all endorsements thereto have been delivered to RadiSys. TMI has not been refused any insurance coverage and no insurance coverage has been canceled during the three years preceding the date of this Agreement.

        3.1.19 PERMITS AND LICENSES. SCHEDULE 3.1.19 contains a complete and accurate list of all material governmental licenses, permits, franchises, easements and authorizations (collectively, "Permits") held by TMI or its subsidiaries, listed by governmental entity. Each of TMI and its subsidiaries holds, and at all times has held, all Permits necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and other authorities having jurisdiction over it or any part of its operations. Each of TMI and its subsidiaries is in compliance with each of the terms of the applicable Permits listed on SCHEDULE 3.1.19, and there are no claims of violation by TMI or any of its subsidiaries of any of such Permits. Complete and accurate copies of all Permits held by TMI and its subsidiaries have been delivered to RadiSys. All governmental entities and agencies that have issued any Permits to or with respect to TMI, its business, or subsidiaries have consented or prior to the Closing will have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without requiring modification of the rights or obligations of TMI or its subsidiaries under any of such Permits.

        3.1.20  TAXES.

           3.1.20.1 RETURNS. TMI and its subsidiaries have filed on a timely basis all federal, state, local, foreign and other returns, reports, forms, declarations and information returns required to be filed by them with respect to Taxes (as defined below) which relate to the business, results of operations, financial condition, properties or assets of TMI or its subsidiaries for all periods (collectively, the "Returns") and have paid on a timely basis all Taxes shown to be due on the Returns. All Returns filed are complete and accurate in all material respects and no additional Taxes are owed by TMI or its subsidiaries with respect to the periods covered by the Returns or for any other period. TMI has provided RadiSys with complete and accurate copies of all Returns for each of TMI's fiscal years ended on or after June 30, 1992. Neither TMI nor any of its subsidiaries has any liability for Taxes of any person (other than themselves), whether arising under federal, state, local or foreign law, as a transferee or successor, by contract, pursuant to Treas Reg Section 1.1502-6 or otherwise. Except as set forth on SCHEDULE 3.1.20, neither TMI nor any of its subsidiaries is currently the beneficiary of any extension of time within which to file any Return. Except as set forth on
       SCHEDULE 3.1.20, no Returns have been examined by the applicable taxing authorities for any period and, except as set forth on SCHEDULE 3.1.20, TMI has not received any notice of audit with respect to any Return or any fiscal year and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes for any period. No claim has ever been made by an authority in a jurisdiction where TMI or its subsidiaries do not file Returns that they are or may be subject to taxation by that jurisdiction. All Taxes that are or have been required to be withheld or collected by TMI or any of its subsidiaries or predecessors have been duly withheld and collected and, to the extent required, have been properly paid or deposited as required by applicable laws. Neither TMI nor any of its subsidiaries or predecessors has made any payment, or is obligated to make any payment, or is a party to an agreement that under certain circumstances could obligate it to make a payment, that is not deductible under Code Section 280G. Except as set forth in SCHEDULE 3.1.20, neither TMI nor any of its subsidiaries is an obligor on, and none of its assets have been financed directly or indirectly by, any tax exempt bonds. Neither TMI nor any of its subsidiaries is now nor during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code has ever been a United States real property holding corporation as defined in Section 897(c)(2) of the Code. Neither TMI nor any of its subsidiaries has filed a consent pursuant to Section 341(f) of the Code nor has TMI or any of its subsidiaries agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by TMI or any of its subsidiaries.

           3.1.20.2 TAXES PAID OR RESERVED. The unpaid Taxes of TMI (A) did not as of December 27, 1998 exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of TMI's Quarterly Report on Form 10-Q for the quarterly period ended December 27, 1998 (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of TMI in filing its Returns.

           3.1.20.3 DEFINITION. The term "Taxes" shall mean all federal, state, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, premium, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated severance, stamp, occupation, property or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax.

        3.1.21 RELATED PARTY INTERESTS. Except as listed in SCHEDULE 3.1.21, no shareholder, officer or director of TMI (or any entity owned or controlled by one or more of such parties) (a) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to TMI's business, (b) is indebted to TMI or its subsidiaries, or (c) has any financial interest, direct or indirect, in any supplier or customer of, or other outside business which has significant transactions with TMI. True and complete copies of all agreements listed on SCHEDULE 3.1.21 have been provided to RadiSys. TMI is not indebted to any of its shareholders, directors or officers (or any entity owned or controlled by one or more of such parties) except for amounts due under normal salary arrangements and for reimbursement of ordinary business expenses. The consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment (severance or other) becoming due from TMI to any of its shareholders, officers, directors or employees (or any entity owned or controlled by one or more of such parties).

        3.1.22 NO POWERS OF ATTORNEY OR RESTRICTIONS. No power of attorney or similar authorization given by TMI or any of its subsidiaries is presently in effect or outstanding. No contract or agreement to which TMI or any of its subsidiaries is a party or is bound or to which any of its properties or assets is subject limits the freedom of TMI to compete in any line of business or with any person. To the knowledge of TMI none of the employees of TMI or its subsidiaries is obligated under any contract (including licenses, covenants or commitments of any nature), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of TMI or any of its subsidiaries or that would conflict with the business of TMI or its subsidiaries as now conducted or proposed to be conducted.

        3.1.23  ENVIRONMENTAL CONDITIONS.

           3.1.23.1 COMPLIANCE. The business and assets of TMI and its subsidiaries, including without limitation the Leased Real Property and the Previously Leased Real Property, are and have been in compliance with all Environmental Laws (as defined below) and all Permits required under any Environmental Laws are listed separately in SCHEDULE 3.1.19. There are no pending or threatened claims, actions or proceedings against TMI or its subsidiaries under any Environmental Law or related Permit. All wastes generated in connection with the business of TMI and its subsidiaries are and have been transported and disposed of off-site in compliance with all Environmental Laws, and true and correct logs of such transportation and disposal have been made available to RadiSys.

           3.1.23.2 HAZARDOUS SUBSTANCES. No Hazardous Substance has been disposed of, spilled, leaked or otherwise released on, in, under or from the Leased Real Property or the Previously Leased Real Property or has otherwise come to be located in the soil or water (including surface and ground water) on or under the Leased Real Property or the Previously Leased Real Property. None of the assets of TMI or its subsidiaries, or the improvements on the Leased Real Property or the Previously Leased Real Property, have incorporated into them any asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls (including in any electrical transformer or capacitor located on such property), or any other Hazardous Substance which is prohibited, restricted or regulated when present in buildings, structures, fixtures or equipment. No Hazardous Substance is or has been generated, manufactured, treated, stored, transported, used or otherwise handled on the Leased Real Property or the Previously Leased Real Property or in connection with the business of TMI and its subsidiaries. There are not and never have been any above-ground or underground storage tanks on the Leased Real Property or on the Previously Leased Property (whether or not regulated and whether or not out of service, closed or decommissioned).

           3.1.23.3 FILINGS AND NOTICES. TMI and its subsidiaries have timely filed all required reports, obtained all required approvals and permits, and generated and maintained all required data, documentation and records under all applicable Environmental Laws. All notifications required by any Environmental Law in respect of any discharge, release or emission, including any notices required to be provided under applicable Texas law, if any, have been made within the time prescribed by such Environmental Law, and copies of all such notifications have been provided to RadiSys. No part of the Leased Real Property or the Previously Leased Real Property is listed as a site contaminated by Hazardous Substances pursuant to any Environmental Law.

           3.1.23.4 DEFINITIONS. As used in this Agreement, (a) "Environmental Law" means any federal, state, foreign or local statute, ordinance or regulation pertaining to the protection of human health or the environment and any applicable orders, judgments, decrees, permits, licenses or other authorizations or mandates under such statutes, ordinances or regulations, and (b) "Hazardous Substance" means any hazardous, toxic, radioactive or infectious substance, material or waste as defined, listed or regulated under any Environmental Law, and includes without limitation radioactive material and petroleum oil and its fractions.

        3.1.24 CONSENTS AND APPROVALS. Except as set forth in Section 3.1.7, no consent, approval, or authorization of, or filing or registration with, any court, regulatory authority, governmental body, or any other entity or person not a party to this Agreement is required to be obtained by TMI or its subsidiaries for the consummation of the transactions described in this Agreement.

        3.1.25 BROKERS AND FINDERS. Except for fees owing to SG Cowen Securities Corporation, TMI has not incurred any liability for any brokerage or investment banking fees, commissions or finders' fees in connection with the Merger.

        3.1.26 OPINION OF TMI FINANCIAL ADVISOR. TMI has received from SG Cowen Securities Corporation an opinion that the Conversion Ratio is fair, from a financial point of view, to the holders of TMI Common Stock.

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
        3.1.27 NO OTHER AGREEMENTS TO SELL TMI OR ITS ASSETS. Except as set forth in SCHEDULE 3.1.27, TMI has no legal obligation, absolute or contingent, to any other person to sell any material portion of TMI's assets, to sell the capital stock or other ownership interests of TMI or any of its subsidiaries, or to effect any merger, consolidation or other reorganization of TMI of any of its subsidiaries or to enter into any agreement with respect thereto. As of the date hereof, TMI is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Transaction, as defined in Section 4.2.2.

        3.1.28 VOTE REQUIRED. The approval by a majority of the voting power represented by the outstanding shares of TMI Common Stock is the only vote of the holders of any class or series of TMI capital stock necessary to approve the transactions contemplated by this Agreement.

        3.1.29 POOLING CERTIFICATE. TMI has executed and delivered to PricewaterhouseCoopers LLP a certificate, in substantially the form attached hereto as EXHIBIT G and with any other changes reasonably required to be made by PricewaterhouseCoopers LLP, at such time or times as reasonably requested by such firm in connection with its delivery of the pooling opinion described in Section 5.3.6 with respect to the transactions contemplated hereby.

        3.1.30 CERTAIN REPRESENTATIONS AND WARRANTIES REGARDING CODE SECTION 368(A)(2)(E).

           3.1.30.1 Immediately following the Merger, Surviving Corporation will hold at least 90 percent of the fair market value of TMI's net assets and at least 70 percent of the fair market value of TMI's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by TMI to its shareholders who receive cash or other property, TMI assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by TMI prior to and in connection with the Merger, will be included as assets of TMI held immediately prior to the Merger.

           3.1.30.2 There is no intercorporate indebtedness existing between RadiSys and TMI or between Merger Corp. and TMI that was issued, acquired, or will be settled at a discount.

           3.1.30.3 TMI has no plan or intention to issue additional shares of its stock that would result in RadiSys losing control of TMI within the meaning of Section 368(c) of the Code. At the time of the Merger, TMI will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in TMI that, if exercised or converted, would affect RadiSys's acquisition or retention or control of Surviving Corporation, as defined in Section 368(c) of the Code. As defined in Section 368(c) of the Code, "control" means the direct ownership of stock possessing at least 80 percent of the total combined voting power for the election of directors of all classes of stock entitled to vote and at least 80 percent of the total number of shares of each nonvoting class of stock.

           3.1.30.4 TMI is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

           3.1.30.5 On the date of the Merger, the fair market value of the assets of TMI will exceed the sum of its liabilities plus the amount of liabilities, if any, to which its assets are subject.

           3.1.30.6 TMI is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

           3.1.30.7 None of the compensation received by any shareholder-employee of TMI will be separate consideration for, or allocable to, any of his or her shares of TMI stock; none of the shares of RadiSys stock received by any shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

           3.1.30.8 During the past five years, neither TMI nor any person related to TMI (as defined in Temp Treas Reg Section 1.368-1T(e)(2)(ii)) has directly or through any transaction, agreement, or arrangement with any other person, (i) acquired stock of TMI with consideration other than common stock of RadiSys or TMI, or (ii) redeemed or made distributions with respect to TMI stock.

           3.1.30.9 TMI has not paid dividends financed, directly or indirectly, with borrowed funds.

           3.1.30.10  No TMI shareholder has guaranteed any debt of TMI.

           3.1.30.11 Except as otherwise provided in this Agreement, TMI will pay its own expenses, if any, incurred in connection with the Merger and will not pay expenses of RadiSys or Merger Corp.

           3.1.30.12  For purposes of satisfying the requirements of Treas Reg
       Section 1.368-1(d), TMI's significant historic line of business is designing, manufacturing, marketing and servicing differentiated Intel-based computer systems and single board computers for the communications and industrial automation markets.

           3.1.30.13 In the Merger, shares of TMI stock representing control of TMI, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of RadiSys.

    3.2 REPRESENTATIONS AND WARRANTIES OF RADISYS. RadiSys hereby represents and warrants to TMI that, except as specifically set forth in SCHEDULE 3.2 (the "RadiSys Disclosure Schedule") in a numbered paragraph that corresponds to the section for which disclosure is made:

        3.2.1 ORGANIZATION AND STATUS. Each of RadiSys and its subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing, when taken together with all such failures, would not have a Material Adverse Effect on RadiSys. Each of RadiSys and its subsidiaries has all requisite corporate power and authority to own, operate and lease its property and to carry on its businesses as they are now being conducted.

        3.2.2 CORPORATE AUTHORITY. RadiSys has the corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and, upon receipt of the shareholder approval contemplated in Section 4.1.2, to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized by the Board of Directors of RadiSys and duly and validly executed and delivered by RadiSys and as of the Closing Date will be validly authorized by RadiSys shareholders. This Agreement constitutes the valid and binding obligation of RadiSys, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

        3.2.3 GOVERNMENTAL FILINGS. Other than (a) the filing of the Certificate of Merger contemplated by Article I, (b) the HSR Filing to be made by RadiSys and described in Section 4.1.8 and (c) the Registration Statement and Joint Proxy Statement described in Section 4.1.1, no notices, reports or other filings are required to be made by RadiSys with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by RadiSys from, any

    Governmental Entity in connection with the execution and delivery of this Agreement by RadiSys and the consummation by RadiSys of the transactions contemplated hereby.

        3.2.4 INFORMATION SUPPLIED. None of the information supplied or to be supplied by RadiSys specifically for inclusion or incorporation by reference in the Joint Proxy Statement for use relating to obtaining approval of the shareholders of RadiSys and TMI of the Merger will, at the time the Joint Proxy Statement is first mailed to TMI's stockholders or RadiSys's shareholders or at the time of the RadiSys Special Meeting and TMI Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by RadiSys with respect to statements made or incorporated by reference therein based on (i) information supplied by TMI in writing specifically for inclusion or incorporation by reference therein or (ii) information relating to TMI which is reviewed by TMI without objection and with knowledge that it will be used in the Joint Proxy Statement.

        3.2.5 SEC REPORTS AND FINANCIAL STATEMENTS. RadiSys has filed with the SEC, and has made available to TMI true and complete copies of, all forms, reports, schedules, statements, and other documents required to be filed by it since December 31, 1996 under the Exchange Act or the Securities Act (each of such forms, reports, schedules, statements, and other documents, to the extent filed and publicly available before the date of this Agreement, other than preliminary filings, is referred to as a "RadiSys SEC Document"). Each RadiSys SEC Document, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and
    (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements included in the RadiSys SEC Documents (the "RadiSys Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of RadiSys and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

        3.2.6 NO ADVERSE CONSEQUENCES. Neither the execution and delivery of this Agreement by RadiSys nor the consummation of the transactions contemplated by this Agreement will (a) result in the creation or imposition of any lien, charge, encumbrance or restriction on any of the assets or properties of RadiSys or any subsidiary, (b) violate any provision of the Articles of Incorporation or Bylaws of RadiSys or any subsidiary, (c) to the knowledge of RadiSys, violate any statute, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to RadiSys or any subsidiary, or (d) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination of, accelerate the performance required by, accelerate the maturity of any indebtedness or obligation under, result in the breach of the terms, conditions or provisions of or constitute a default under any mortgage, deed of trust, indenture, note, bond, lease, license, permit or other agreement, instrument or obligation to which either RadiSys or any subsidiary is a party or by which any of them is bound.

        3.2.7 BROKERS AND FINDERS. Except for fees to be paid by RadiSys to Broadview International LLC ("Broadview") in connection with a fairness opinion, neither RadiSys nor any of its subsidiaries has incurred any liability for any brokerage or investment banking fees, commissions or finders' fees in connection with the Merger.

        3.2.8 OPINION OF RADISYS FINANCIAL ADVISOR. RadiSys has received from Broadview an opinion that the Merger Consideration is fair, from a financial point of view, to the holders of RadiSys Common Stock. A copy of such opinion is attached hereto as EXHIBIT H.

        3.2.9 POOLING CERTIFICATE. RadiSys and Merger Corp. have executed and delivered to PricewaterhouseCoopers LLP a certificate, in substantially the form attached hereto as EXHIBIT I and with any other changes reasonably required to be made by PricewaterhouseCoopers LLP, at such time or times as reasonably requested by such firm in connection with its delivery of the pooling opinion described in Section 5.3.6.

        3.2.10 CERTAIN REPRESENTATIONS AND WARRANTIES REGARDING CODE SECTION 368(A)(2)(E).

           3.2.10.1 Immediately following the Merger, Surviving Corporation will hold at least 90 percent of the fair market value of Merger Corp.'s net assets and at least 70 percent of the fair market value of Merger Corp.'s gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by Merger Corp. to TMI shareholders who receive cash or other property and Merger Corp. assets used to pay reorganization expenses will be included as assets of Merger Corp. held immediately prior to the Merger.

           3.2.10.2 Prior to the Merger, RadiSys will be in control of Merger Corp. within the meaning of Section 368(c) of the Code.

           3.2.10.3 RadiSys has no plan or intention to cause or allow Surviving Corporation to issue additional shares of its stock that would result in RadiSys losing control of Surviving Corporation within the meaning of Section 368(c) of the Code.

           3.2.10.4 Prior to or in the Merger, neither RadiSys nor any person related to RadiSys (as defined in Treas Reg Section 1.368(e)(3)) will have acquired directly or through any transaction, agreement or arrangement with any other person, stock of TMI with consideration other than common stock of RadiSys. There is no plan or intention by RadiSys or any person related to RadiSys (as defined in Treas Reg Section 1.368-1(e)(3)) to acquire or redeem any of the stock of RadiSys issued in the Merger either directly or through any transaction, agreement, or arrangement with any other person.

           3.2.10.5 RadiSys has no plan or intention to liquidate Surviving Corporation; to merge Surviving Corporation with and into another corporation; to sell or otherwise dispose of the stock of Surviving Corporation; or to cause Surviving Corporation to sell or otherwise dispose of any of the assets of TMI or Merger Corp., except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Surviving Corporation.

           3.2.10.6 Merger Corp. will have no liabilities assumed by Surviving Corporation and will not transfer to Surviving Corporation in the Merger any assets subject to liabilities.

           3.2.10.7 Following the Merger, RadiSys will cause Surviving Corporation to continue the historic business of TMI or use a significant portion of TMI's business assets in a business.

           3.2.10.8 RadiSys does not own, nor has it owned during the past five years, any shares of the stock of TMI.

           3.2.10.9 RadiSys is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

           3.2.10.10 The payment of cash in lieu of fractional shares of RadiSys stock is solely for the purpose of avoiding the expense and inconvenience to RadiSys of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the TMI shareholders instead of issuing fractional shares of RadiSys stock will not exceed one percent of the total consideration that will be issued in the Merger to the TMI shareholders in exchange for their shares of TMI stock. The fractional share interests of each TMI shareholder will be aggregated, and no TMI shareholder will receive cash in an amount equal to or greater than the value of one full share of RadiSys stock.

           3.2.10.11 Following and in connection with the Merger, RadiSys will not transfer any shares of TMI Common Stock to (a) a corporation that is not a member of RadiSys's "qualified group" as defined in Treas Reg
       Section 1.368-1(d)(4)(ii) or (b) a partnership.

           3.2.10.12 RadiSys will not redeem any of the RadiSys Common Stock exchanged for TMI Common Stock in connection with the Merger, other than pursuant to an ongoing stock repurchase program not created or modified in connection with the Merger.

           3.2.10.13  No person related to RadiSys, as defined in Treas Reg
       Section 1.368-1(e)(3) will acquire, with consideration other than a proprietary interest in RadiSys, TMI Common Stock exchanged for RadiSys Common Stock in the Merger.

           3.2.10.14 Except as otherwise provided in this Agreement, RadiSys will pay its own expenses, if any, incurred in connection with the Merger and will not pay expenses of TMI or Merger Corp.

           3.2.10.15 In the Merger, shares of TMI stock representing control of TMI, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of RadiSys.

        3.2.11 LITIGATION. Except as listed on SCHEDULE 3.2.11, no litigation, proceeding or governmental investigation is pending or, to RadiSys's knowledge, threatened against or relating to RadiSys, its officers or directors in their capacities as such, or any of RadiSys's properties, businesses or subsidiaries.

        3.2.12 CAPITALIZATION. RadiSys has authorized capital stock consisting of 50,000,000 shares of RadiSys Common Stock, no par value, of which 7,935,764 shares were outstanding on March 31, 1999 and 10,000,000 shares of Preferred Stock, par value $.01 per share, of which no shares were outstanding on March 31, 1999. As of March 31, 1999, options to purchase 1,396,967 shares of RadiSys Common Stock were outstanding pursuant to grants made under RadiSys's 1995 Stock Incentive Plan. All of the outstanding shares of capital stock of RadiSys have been duly authorized and are validly issued, fully paid and nonassessable, and no shares were issued, and no options were granted, in violation of preemptive or similar rights of any shareholder or in violation of any applicable securities laws. Except as set forth above, or on SCHEDULE 3.2.12, there are no shares of capital stock of RadiSys authorized, issued or outstanding, and there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of RadiSys of any character relating to the issued or unissued capital stock or other securities of RadiSys. There are no outstanding obligations of RadiSys to repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock.

        3.2.13 UNDISCLOSED LIABILITIES; RETURNS. Except for liabilities or obligations which were incurred after December 31, 1998 in the ordinary course of business and of a type and in an amount consistent with past practices, RadiSys has no material liability or obligation (whether absolute, accrued, contingent or otherwise, and whether due or to become due) which is not accrued, reserved against, or identified in the most recent RadiSys Financial Statements. There are no rights of return or other agreements between RadiSys or any of its subsidiaries and any customer which would cause any sales reflected in the RadiSys Financial Statements to fail to qualify as sales in accordance with generally accepted accounting principles and RadiSys's revenue recognition policy as reflected in the RadiSys Financial Statements.

        3.2.14  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth on
    SCHEDULE 3.2.14, since December 31, 1998 there has not been:

        (a) Any Material Adverse Change in the business, results of operations, financial condition, properties, assets or prospects of RadiSys;

        (b) Any change by RadiSys in accounting methods, principles or practices;

        (c) Any conduct of business which is outside the ordinary course of business or not substantially in the manner that RadiSys previously conducted its business; or

        (d) Any indication from any significant customer of RadiSys or its subsidiaries that such customer intends to, is desirous of, or is actively considering terminating or reducing its purchases from RadiSys or its subsidiaries for any reason.

        3.2.15  TAXES.

           3.2.15.1 RETURNS. RadiSys and its subsidiaries have filed on a timely basis all federal, state, local, foreign and other returns, reports, forms, declarations and information returns required to be filed by them with respect to Taxes which relate to the business, results of operations, financial condition, properties or assets of RadiSys or its subsidiaries for all periods (collectively, the "RadiSys Returns") and have paid on a timely basis all Taxes shown to be due on the RadiSys Returns. All RadiSys Returns filed are complete and accurate in all material respects and no additional Taxes are owed by RadiSys or its subsidiaries with respect to the periods covered by the RadiSys Returns or for any other period. Neither RadiSys nor any of its subsidiaries has any liability for Taxes of any person (other than themselves), whether arising under federal, state, local or foreign law, as a transferee or successor, by contract, pursuant to Treas Reg Section 1.1502-6 or otherwise. Except as set forth on SCHEDULE 3.2.15, neither RadiSys nor any of its subsidiaries is currently the beneficiary of any extension of time within which to file any RadiSys Return. Except as set forth on
       SCHEDULE 3.2.15, no RadiSys Returns have been examined by the applicable taxing authorities and, except as set forth on SCHEDULE 3.2.15, RadiSys has not received any notice of audit with respect to any RadiSys Return or any fiscal year and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes for any period. No claim has ever been made by an authority in a jurisdiction where RadiSys or its subsidiaries do not file Returns that they are or may be subject to taxation by that jurisdiction. All Taxes that are or have been required to be withheld or collected by RadiSys or any of its subsidiaries or predecessors have been duly withheld and collected and, to the extent required, have been properly paid or deposited as required by applicable laws. Neither RadiSys nor any of its subsidiaries or predecessors has made any payment, or is obligated to make any payment, or is a party to an agreement that under certain circumstances could obligate it to make a payment, that is not deductible under Code Section 280G. Except as set forth in SCHEDULE 3.2.15, neither RadiSys nor any of its subsidiaries is an obligor on, and none of its assets have been financed directly or indirectly by, any tax exempt bonds. Neither RadiSys nor any of its subsidiaries is now nor during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code has ever been a United States real property holding corporation as defined in Section 897(c)(2) of the Code. Neither RadiSys nor any of its subsidiaries has filed a consent pursuant to Section 341(f) of the Code nor has RadiSys or any of its subsidiaries agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by RadiSys or any of its subsidiaries.

           3.2.15.2 TAXES PAID OR RESERVED. The unpaid Taxes of RadiSys (A) did not as of
       December 31, 1998 exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of RadiSys's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of RadiSys in filing its RadiSys Returns.

        3.2.16 RELATED PARTY INTERESTS. Except as listed in SCHEDULE 3.2.16, no shareholder, officer or director of RadiSys (or any entity owned or controlled by one or more of such parties) (a) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to RadiSys's business, (b) is indebted to RadiSys or its subsidiaries, or (c) has any financial interest, direct or indirect, in any supplier or customer of, or other outside business which has significant transactions with RadiSys. True and complete copies of all agreements listed on SCHEDULE
    3.2.16 have been provided to TMI. RadiSys is not indebted to any of its shareholders, directors or officers (or any entity owned or controlled by one or more of such parties) except for amounts due under normal salary arrangements and for reimbursement of ordinary business expenses. The consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment (severance or other) becoming due from RadiSys to any of its shareholders, officers, directors or employees (or any entity owned or controlled by one or more of such parties).

        3.2.17 NO POWERS OF ATTORNEY OR RESTRICTIONS. No power of attorney or similar authorization given by RadiSys or any of its subsidiaries is presently in effect or outstanding. No contract or agreement to which RadiSys or any of its subsidiaries is a party or is bound or to which any of its properties or assets is subject limits the freedom of RadiSys to compete in any line of business or with any person. To the knowledge of RadiSys none of the employees of RadiSys or its subsidiaries is obligated under any contract (including licenses, covenants or commitments of any nature), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of RadiSys or any of its subsidiaries or that would conflict with the business of RadiSys or its subsidiaries as now conducted or proposed to be conducted.

        3.2.18 CONSENTS AND APPROVALS. Except as set forth in Section 3.2.3, no consent, approval, or authorization of, or filing or registration with, any court, regulatory authority, governmental body, or any other entity or person not a party to this Agreement is required to be obtained by RadiSys or its subsidiaries for the consummation of the transactions described in this Agreement.

        3.2.19 INTELLECTUAL PROPERTY. RadiSys or its subsidiaries owns, or has a valid license to use, all Intellectual Property necessary for the business of RadiSys or its subsidiaries as now conducted.

    3.3 REPRESENTATIONS AND WARRANTIES RELATING TO MERGER CORP. RadiSys and Merger Corp. hereby represent and warrant to TMI that:

        3.3.1 ORGANIZATION AND STATUS. Merger Corp. is a corporation duly organized and validly existing under the laws of the State of Delaware. Merger Corp. does not own any properties (other than the initial cash subscription for shares) nor has it commenced any business or operations.

        3.3.2 CAPITALIZATION. Merger Corp. has an authorized capital stock consisting of 100 shares of Common Stock, of which 100 shares were issued and outstanding on the date of this Agreement. All of the issued and outstanding shares of capital stock of Merger Corp. are owned by RadiSys.

        3.3.3 CORPORATE AUTHORITY. Merger Corp. has the corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Agreement has been duly and validly authorized by the Board of Directors and sole shareholder of Merger Corp., duly and validly executed and delivered by Merger Corp. and constitutes the valid and binding obligation of Merger Corp., enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

        3.3.4 GOVERNMENTAL FILINGS. Other than the filing of the Certificate of Merger contemplated by Article I, no notices, reports or other filings are required to be made by Merger Corp. with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Merger Corp. from, any Governmental Entity in connection with the execution and delivery of this Agreement by Merger Corp. and the consummation by Merger Corp. of the transactions contemplated hereby.

        3.3.5 CERTAIN REPRESENTATIONS AND WARRANTIES REGARDING CODE SECTION 368(A)(2)(E).

           3.3.5.1  Merger Corp. is not an investment company as defined in
       Section 368(a)(2)(F)(iii) and (iv) of the Code.

           3.3.5.2 Except as otherwise provided in this Agreement, Merger Corp. will pay its own expenses, if any, incurred in connection with the Merger and will not pay expenses of RadiSys or TMI.

           3.3.5.3 Merger Corp. has been formed solely in order to consummate the Merger, and Merger Corp. has not conducted and will not conduct any business activities or other operations of any kind other than the issuance of its stock to RadiSys, prior to the Effective Date.

                                   ARTICLE IV
                                   COVENANTS

    4.1 MUTUAL COVENANTS. TMI and RadiSys mutually covenant and agree as follows:

        4.1.1 PREPARATION OF REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT. Promptly following the date of this Agreement, TMI and RadiSys shall prepare and file with the SEC the Joint Proxy Statement, and RadiSys shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus. Each of TMI and RadiSys shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Each of TMI and RadiSys will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its respective shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. RadiSys shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities law in connection with the issuance of RadiSys Common Stock in the Merger, and TMI shall furnish all information concerning TMI and the holders of TMI Common Stock and rights to acquire TMI Common Stock as may be reasonably required in connection with any such action. Each of RadiSys and TMI shall furnish all information concerning itself to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Registration Statement and the preparation, filing and distribution of the Joint Proxy Statement. TMI and RadiSys each agree to correct any information provided by it for use in the Registration Statement or the Joint Proxy Statement which shall have become false or misleading.

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
        4.1.2 SHAREHOLDER MEETINGS. RadiSys shall (i) promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective a meeting of the holders of RadiSys Common Stock for the purpose of voting to approve the issuance of the RadiSys Common Stock in the Merger (the "RadiSys Special Meeting"), and (ii) recommend approval of the issuance of the RadiSys Common Stock in the Merger by the shareholders of RadiSys and include in the Joint Proxy Statement such recommendation and (iii) take all reasonable and lawful action to solicit and obtain such approval. TMI shall (i) promptly and duly call, give notice of, convene and hold on the same date as the RadiSys Special Meeting is held a meeting of the holders of TMI Common Stock for the purpose of voting to approve the Merger (the "TMI Special Meeting"), and
    (ii) recommend approval of the Merger by the shareholders of TMI and include in the Joint Proxy Statement such recommendation and (iii) take all reasonable and lawful action to solicit and obtain such approval.

        4.1.3 CONSENTS AND APPROVALS. TMI and RadiSys each will use reasonable best efforts to secure, and RadiSys will cause Merger Corp. to use its reasonable best efforts to secure, all consents, approvals, licenses or permits which may be required in connection with the Merger, and each will cooperate with the other to secure all such consents, approvals, licenses or permits in a form mutually satisfactory to TMI and RadiSys.

        4.1.4 BEST EFFORTS. Subject to the terms of this Agreement, TMI and RadiSys each will use reasonable best efforts, and RadiSys will cause Merger Corp. to use its reasonable best efforts, to effectuate the transactions contemplated hereby and to fulfill the conditions of their respective obligations under this Agreement.

        4.1.5 PUBLICITY. Except as required by law, no party will issue any press releases or otherwise make any public statements with respect to the transactions contemplated hereby without the prior written consent of RadiSys and TMI, in each case not to be unreasonably withheld.

        4.1.6 CONFIDENTIALITY. The provisions of the Confidentiality Agreement dated August 3, 1998 (the "Confidentiality Agreement") shall apply to all "Confidential Information" (as defined in the Confidentiality Agreement) obtained by any party pursuant to this Agreement.

        4.1.7 POOLING CERTIFICATES. Prior to the Effective Time, none of RadiSys, Merger Corp. or TMI shall take or cause to be taken any action (or fail to take or cause to be taken any action) which would cause to be untrue any of their respective representations in EXHIBITS G or I.

        4.1.8 ANTITRUST IMPROVEMENTS ACT. Each of RadiSys and TMI will timely and promptly make the filing required to be made by it under the Antitrust Improvements Act of 1976, as amended (each such filing an "HSR Filing"). RadiSys and TMI will furnish to one another such information and assistance as the other party may reasonably request in connection with the other party's preparation of filings or submissions to any governmental agency, including, without limitation, any HSR Filing. As reasonably requested by the other party, RadiSys and TMI will supply one another with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between RadiSys and TMI or their respective representatives, on the one hand, and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement or the transaction contemplated hereby.

    4.2  COVENANTS OF TMI.  TMI covenants and agrees as follows:

        4.2.1 CONDUCT OF BUSINESS. Prior to the Effective Time, TMI will carry on its business in the ordinary and usual manner and maintain its existing relationships with suppliers, customers, employees and business associates, and will not, without the prior written consent of RadiSys:

        (a) amend its Certificate of Incorporation or Bylaws;

        (b) enter into any new agreements or modify existing agreements respecting an increase in compensation or benefits payable to its officers or employees;

        (c) split, combine, reclassify any of the outstanding shares of its capital stock or otherwise change its authorized capitalization;

        (d) declare, set aside or pay any dividends payable in cash, stock or property with respect to shares of its capital stock;

        (e) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class (other than pursuant to Options in the ordinary course and consistent with past practice);

        (f) redeem, purchase or otherwise acquire any shares of its capital stock, merge into or consolidate with any other corporation or permit any other corporation to merge into or consolidate with it, liquidate or sell or dispose of any of its assets, or close any plant or business operation;

        (g) except for short-term indebtedness and indebtedness incurred pursuant to TMI's revolving credit agreement and renewals, replacements and amendments thereof not in excess of the current maximum under such credit agreement incurred in the ordinary course of business, incur, assume or guarantee any indebtedness, or modify or repay any existing indebtedness;

        (h) enter into any transaction, make any commitment (whether or not subject to the approval of the Board of Directors of TMI) or modify any Contracts, except as otherwise contemplated or permitted by this Agreement or in the ordinary course of business and not exceeding $25,000 singly, or take or omit to take any action which could be reasonably anticipated to have a Material Adverse Effect on the business, properties, financial condition or results of operations of TMI;

        (i) transfer, lease, license, guarantee, sell, mortgage, pledge, or dispose of, any property or assets (including without limitation any intellectual property), encumber any property or assets or incur or modify any liability, other than the sale of inventory in the ordinary and usual course of business;

        (j) authorize capital expenditures other than in the ordinary course of business, form any subsidiary, or make any acquisition of, or investment in, assets or stock of any other person or entity;

        (k) make any tax election;

        (l) permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled, terminated or renewed without prior notice to RadiSys;

        (m) change its method of accounting as in effect at June 30, 1998 except as required by changes in generally accepted accounting principles as concurred with by TMI's independent auditors, or change its fiscal year;

        (n) conduct any transactions which reasonably could disqualify the Merger for pooling of interests accounting; or

        (o) authorize or enter into an agreement to do any of the actions referred to in paragraphs (a) through (n) above.

        4.2.2 ACQUISITION PROPOSALS. Unless and until this Agreement shall have been terminated pursuant to Section 6.1 or Section 6.2, TMI shall not directly, or indirectly through any officer, director, agent, employee or representative (each, a "Representative") (i) encourage, initiate or solicit, on or after the date hereof, any inquiries or the submission of any proposals or offers from any person relating to any merger, consolidation, sale of all or substantially all of its assets or similar business transaction involving TMI (each, an "Acquisition Transaction"); (ii) participate in any negotiations regarding, furnish to any other person any information with respect to, or otherwise assist or participate in, any attempt by any third party to propose or offer any Acquisition Transaction; (iii) enter into or execute any agreement relating to an Acquisition Transaction; or (iv) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Transaction or any proposal or offer relating to an Acquisition Transaction, in each case other than with respect to the Merger. Notwithstanding the foregoing, nothing contained herein shall prohibit TMI from:

        (a) complying with Rule 14d-9 or Rule 14c-2 promulgated under the Exchange Act with regard to an Acquisition Transaction proposal;

        (b) providing information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Transaction proposal if the TMI Board of Directors receives from the person so requesting such information an executed confidentiality agreement on terms substantially equivalent to those contained in the Confidentiality Agreement;

        (c) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Transaction proposal; or

        (d) withdrawing or modifying the approval or recommendation by the TMI Board of Directors of this Agreement or the Merger in connection with recommending an unsolicited bona fide written Acquisition Transaction proposal to the shareholders of TMI or entering into any agreement with respect to an unsolicited bona fide written Acquisition Transaction proposal; IF AND ONLY TO THE EXTENT THAT, both (i) in each case referred to in clause (b), (c) or (d) above, the TMI Board of Directors determines in good faith after receipt of a written opinion from outside legal counsel experienced in such matters that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in each case referred to in clause (c) or (d) above, the TMI Board of Directors determines in good faith (after consultation with its financial advisors) that such Acquisition Transaction, if accepted, is reasonably likely to be completed, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if completed, result in a transaction superior to the transaction contemplated by this Agreement, taking into account, among other things, the long term prospects and interests of TMI and its shareholders (any such superior Acquisition Transaction proposal being referred to in this Agreement as a "Superior Proposal").

        TMI will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. TMI agrees it will take the necessary steps to inform promptly its Representatives of the obligations undertaken in this Section 4.2.2 and in the Confidentiality Agreement. TMI will promptly notify RadiSys if any such inquiries, proposals or offers are received by, and such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, TMI or any of its Representatives relating to an Acquisition Transaction proposal, indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers and thereafter shall keep RadiSys informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such negotiations or discussions. TMI also will promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Transaction proposal to return all confidential information heretofore furnished to such person by or on behalf of it or any of its subsidiaries.

        4.2.3 INVESTIGATIONS. TMI agrees to give RadiSys and its representatives and agents reasonable access to all its premises, books and records and agreements and files and to cause its officers of TMI to furnish RadiSys with such financial and operating data and other information with respect to its business and properties as RadiSys shall from time to time reasonably request. Any such investigations (a) shall be conducted in such manner as not to interfere unreasonably with the operation of TMI's business; and (b) shall not diminish any of the representations and warranties hereunder.

    4.3  COVENANTS OF RADISYS.

        4.3.1 CONDUCT OF BUSINESS. Prior to the Effective Time, RadiSys will carry on its business in the ordinary and usual manner and maintain its existing relationship with suppliers, customers, employees and business associates, and will not, without the prior written consent of TMI:

        (a) take or omit to take any action which could be reasonably anticipated to have a Material Adverse Effect on the business, properties, financial condition or results of operations of RadiSys;

        (b) merge into or consolidate with any other corporation or permit any other corporation to merge into or consolidate with it, liquidate or sell or dispose of any of its assets, or close any plant or business operation;

        (c) change its method of accounting as in effect at December 31, 1998 except as required by changes in generally accepted accounting principles as concurred with by RadiSys's independent auditors, or change its fiscal year;

        (d) conduct any transactions which reasonably could disqualify the Merger for pooling of interests accounting; or

        (e) authorize or enter into an agreement to do any of the actions referred to in paragraphs (a) through (d) above.

        4.3.2 INVESTIGATIONS. RadiSys agrees to give TMI and its representatives and agents reasonable access to all its premises, books and records and agreements and files and to cause its officers of RadiSys to furnish TMI with such financial operating data and other information with respect to its business and properties as TMI shall from time to time reasonably request. Any such investigations (a) shall be conducted in such manner as not to interfere unreasonably with the operation of RadiSys's business; and (b) shall not diminish any of the representations and warranties hereunder.

        4.3.3 NOTIFICATION TO OPTIONEES. Promptly after the Effective Date, RadiSys will notify in writing each holder of an Option of the exchange of the Option for an option to purchase RadiSys Common Stock in accordance with
    Section 1.3.3 of this Agreement.

        4.3.4 PUBLICATION OF COMBINED RESULTS. RadiSys shall publicly release a report containing the combined financial results (including combined sales and net income) of RadiSys and TMI for a period of at least 30 days of combined operations of RadiSys and TMI following the Effective Time within 30 days after the end of the first calendar quarter that contains 30 days of combined operations. Such report shall be released in the form of a quarterly earnings report, registration statement filed with the SEC, report filed with the SEC on Forms 10-K, 10-Q or 8-K, or any other public filing, statement or announcement.

        4.3.5 DIRECTORS AND OFFICERS INDEMNITY. On and after the Effective Time, for six years (or, if shorter, the applicable statute of limitations), RadiSys shall not permit the certificate of incorporation of the Surviving Corporation to contain provisions any less favorable with respect to indemnification than are set forth in the certificate of incorporation of the Surviving Corporation attached hereto as EXHIBIT A, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who both on the date of this Agreement and at the Effective Time were directors or officers of TMI (the

    "Covered Parties"); provided that each Covered Party represents and warrants that such person has no knowledge of any claim for which indemnification would be required. Notwithstanding the foregoing, RadiSys may cause the Surviving Corporation to repeal or otherwise eliminate from its certificate of incorporation the indemnification provisions set forth in the certificate of incorporation of the Surviving Corporation attached hereto as EXHIBIT A if a substantially similar indemnity is provided by RadiSys for the Covered Parties. The provisions of this Section 4.3.5 are intended to be for the benefit of, and shall be enforceable by, each of the Covered Parties and their respective heirs and legal representatives.

        4.3.6 EMPLOYEE BENEFITS. RadiSys agrees that, after the Effective Time, the Surviving Corporation shall pay promptly or provide when due all compensation and benefits required to be paid pursuant to the terms of any individual agreement with any TMI employee or any TMI employee benefit plan, in each case in effect on the date of this Agreement and at the Effective Time and disclosed on the TMI Disclosure Schedule. Nothing herein shall require the continued employment of any person or prevent RadiSys and/or the Surviving Corporation from taking any action or refraining from taking any action which RadiSys and/or the Surviving Corporation could take or refrain from taking prior to or after the Effective Time, including without limitation any action to modify or terminate any agreement or plan in accordance with its terms.

    4.4 COVENANTS OF MERGER CORP. Merger Corp. covenants and agrees that, except as is contemplated by this Agreement, prior to the Effective Time, Merger Corp. will not engage in any business activities or liquidate, merge into or consolidate with any other corporation or permit any other corporation to merge into or consolidate with it; or increase its authorized capital stock; or issue options, rights or warrants to purchase any of its capital stock.

                                   ARTICLE V
                                   CONDITIONS

    5.1 CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES. The obligations of TMI, RadiSys and Merger Corp. to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

        5.1.1 REGULATORY APPROVALS. The parties shall have made all filings and received all approvals of any governmental or regulatory agency of competent jurisdiction necessary in order to consummate the Merger, and each of such approvals shall be in full force and effect at the Closing and not subject to any condition which requires the taking or refraining from taking of any action which would have a Material Adverse Effect on TMI or on RadiSys and its subsidiaries.

        5.1.2 LITIGATION. There shall not be in effect any order, decree or injunction of a Federal or State court of competent jurisdiction restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement (each party agreeing to use its best efforts, including appeals to higher courts, to have any such non-final, appealable order, decree or injunction set aside or lifted), and no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger.

        5.1.3 SHAREHOLDER APPROVAL. This Merger shall have been approved by the affirmative vote of the holders of a majority of the outstanding shares of TMI Common Stock. The issuance of RadiSys Common Stock in the Merger shall have been approved by the affirmative vote of the holders of a majority of the shares of RadiSys Common Stock present in person or represented by proxy, entitled to vote and voted at the RadiSys Special Meeting.

        5.1.4 POOLABILITY OPINION. RadiSys and TMI shall have received an opinion of PricewaterhouseCoopers LLP to the effect that TMI qualifies as an entity that may be a party to a business combination for which the pooling-of-interests method of accounting would be available.

    5.2 CONDITIONS TO THE OBLIGATIONS OF TMI. The obligations of TMI to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

        5.2.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of RadiSys and Merger Corp. contained in this Agreement shall be correct (a) at the date of this Agreement and (b) as of the Closing, with the same effect as though made on and as of such date, except for representations and warranties made as of a specific date, which representations and warranties need only be true and correct as of such date, and for changes specifically contemplated by this Agreement, and RadiSys and Merger Corp. shall have performed all of their respective covenants and obligations hereunder to be performed as of the Closing. TMI shall have received at the Closing certificates to the foregoing effect, dated the Closing Date, and executed on behalf of RadiSys by an executive officer of RadiSys and on behalf of Merger Corp. by an executive officer of Merger Corp.

        5.2.2 NO MATERIAL ADVERSE CHANGE. Since December 31, 1998 there shall have been no Material Adverse Change, or discovery of a condition or occurrence of an event which has resulted or reasonably can be expected to result in a Material Adverse Change, in the business, properties, financial condition or results of operations of RadiSys and its subsidiaries taken as a whole.

        5.2.3 TAX OPINION. TMI shall have received the opinion of Porter & Hedges, L.L.P. to the effect that, if the Merger is consummated in accordance with the terms of this Agreement, the Merger should be treated for federal income tax purposes as a reorganization within the meaning of
    Section 368(a) of the Code.

    5.3 CONDITIONS TO THE OBLIGATIONS OF RADISYS AND MERGER CORP. The obligations of RadiSys and Merger Corp. to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

        5.3.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of TMI contained in this Agreement shall be correct (a) at the date of this Agreement and (b) as of the Closing Date, with the same effect as though made on and as of such date, except for representations and warranties made as of a specific date, which representations and warranties need only be true and correct as of such date, and for changes specifically contemplated by this Agreement and TMI shall have performed in all material respects all of its covenants and obligations hereunder to be performed as of the Closing. RadiSys shall have received at the Closing certificates to the foregoing effect, dated the Closing Date, and executed on behalf of TMI by an executive officer of TMI.

        5.3.2 CONSENTS AND APPROVALS. All governmental and nongovernmental consents and approvals required to be obtained by TMI for consummation of the Merger shall have been obtained.

        5.3.3 NO MATERIAL ADVERSE CHANGE. Since June 30, 1998 there shall have been no Material Adverse Change, or discovery of a condition or occurrence of an event which has resulted or reasonably can be expected to result in such change, in the business, properties, financial condition or results of operations of TMI, other than changes permitted under or contemplated by this Agreement.

        5.3.4 REGISTRATION OF SECURITIES; LISTING. The shares of RadiSys Common Stock to be issued pursuant to this Agreement will have been registered under the Securities Act of 1933, as amended, and under the securities laws of such states as counsel for RadiSys deems necessary or exemptions from such state registration or qualification will have been determined by such counsel to be available, and will have been listed on the Nasdaq National Market System.

        5.3.5 UPDATED FINANCIAL INFORMATION. TMI's current assets as of immediately prior to Closing less TMI's current liabilities as of immediately prior to Closing shall equal at least $18 million.

        5.3.6 POOLING OPINION. RadiSys shall have received an opinion from PricewaterhouseCoopers LLP to the effect that the Merger can be accounted for as a pooling of interests.

        5.3.7 TAX OPINION. RadiSys shall have received the opinion of Stoel Rives LLP to the effect that, if the Merger is consummated in accordance with the terms of this Agreement, the Merger should be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

                                   ARTICLE VI
                                  TERMINATION

    6.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the mutual consent of TMI and RadiSys.

    6.2 TERMINATION BY EITHER TMI OR RADISYS. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

        (a) by RadiSys or TMI if the Merger shall not have become effective on or prior to October 31, 1999, provided, however, that the right to terminate this Agreement pursuant to this Section 6.2(a) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

        (b) by RadiSys or TMI if the requisite approval of the Merger by the shareholders of TMI and the approval by RadiSys shareholders of the issuance of the RadiSys Common Stock into which the TMI Common Stock will be converted pursuant to Section 1.3 of this Agreement, shall not have been obtained by October 31, 1999;

        (c) by RadiSys or TMI if any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable;

        (d) by RadiSys if the Board of Directors of TMI shall have withdrawn, amended or modified in a manner adverse to RadiSys its initial approval of the Merger, this Agreement or the transactions contemplated hereby;

        (e) by RadiSys if TMI or its Representatives shall have taken any of the actions that would be proscribed by Section 4.2.2, other than actions taken in the exercise of the fiduciary duties of TMI's Board of Directors and satisfying all the conditions of Section 4.2.2;

        (f) by TMI if at any time before the Effective Time all of the following conditions are met:

           (1) TMI is not in material breach of any of its covenants contained in Sections 4.2.2 and 4.1.8 of this Agreement,

           (2) the TMI Board of Directors authorizes TMI, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and TMI notifies RadiSys in writing that it intends to enter into such an agreement, attaching a summary of the material terms thereof,

           (3) RadiSys does not make, within five business days after receipt of TMI's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the TMI Board of Directors determines, in good faith consistent with its fiduciary obligations under applicable law after consultation with its financial advisors, is at least as favorable, taking into account, among other things, the long-term prospects and interests of TMI and its shareholders, as the Superior Proposal, AND

           (4) TMI promptly, but in no event later than two business days after the date of such termination, pays to RadiSys in immediately available funds the fees required to be paid pursuant to Section 6.4. TMI agrees
       (i) it will not enter into a binding agreement referred to in clause 6.2(f)(2) above until at least the sixth business day after it has provided the notice to RadiSys required thereby and (ii) to notify RadiSys promptly if its intention to enter into a written agreement referred to in its notification changes at any time after giving such notification;

        (g) by RadiSys if TMI fails to include in the Joint Proxy Statement the recommendation of the Board of Directors of TMI in favor of the Merger, which recommendation must be made by the same members of the Board of Directors of TMI who initially approved this Agreement;

        (h) by RadiSys if the Board of Directors of TMI fails to reaffirm its initial recommendation in favor of the Merger at any time after public announcement of the Merger at the request of RadiSys;

        (i) by RadiSys if a tender offer or exchange offer relating to TMI Common Stock shall have been commenced by a third party and TMI shall not have promptly thereafter sent its shareholders a statement recommending rejection of such tender offer or exchange offer;

        (j) by RadiSys if the Merger shall not have obtained the requisite approval at a meeting of holders of TMI Common Stock held for the purpose of voting to approve the Merger and either (a) an Acquisition Transaction is consummated within 12 months after the date of this Agreement, or (b) TMI shall have entered into or executed within 12 months after the date of this Agreement any agreement relating to an Acquisition Transaction;

        (k) by RadiSys if there has been a material breach by TMI of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within a reasonable time (but in no event more than 30 days) after written notice of such breach is given by TMI to RadiSys;

        (l) by TMI if there has been a material breach by RadiSys of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within a reasonable time (but in no event more than 30 days) after written notice of such breach is given by RadiSys to TMI; or

        (m) by TMI if the Closing Sale Price is less than $20.00.

    6.3 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article VI, (i) this Agreement immediately will become void and of no effect, except that Sections 4.1.6, 6.4 and 7.1 will survive the event of termination; and (ii) no party hereto (or any of its directors of officers) shall have any liability or further obligation to any other party to this Agreement, except for breach of this Agreement.

    6.4 TERMINATION FEES AND EXPENSES. TMI agrees to pay RadiSys (provided that RadiSys is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) within two business days upon the termination of this Agreement (or, in the case of (iii) below, no later than the execution of such an agreement relating to an Acquisition Transaction) by wire transfer, the sum of $2.5 million in immediately available funds in the event that any of the following shall have occurred:

        (i) this Agreement shall have been terminated pursuant to Section 6.2(d), Section 6.2(f), Section 6.2(g), Section 6.2(h), Section 6.2(i) or
    Section 6.2(j) or because of a breach of Section 4.2.2 by TMI;

        (ii) this Agreement shall have been terminated pursuant to Section 6.2(e) and the Board of Directors of TMI shall have approved or publicly recommended an Acquisition Transaction; or

       (iii) this Agreement shall have been terminated pursuant to Section 6.2(e) and TMI shall have entered into or executed any agreement relating to an Acquisition Transaction.

                                  ARTICLE VII
                           MISCELLANEOUS AND GENERAL

    7.1 PAYMENT OF EXPENSES. If the Merger is not consummated, each party shall pay its own out-of-pocket legal, accounting, investment banking and other expenses incidental to this Agreement and the transactions contemplated by this Agreement, except for the HSR Filing fees, which shall be shared equally by TMI and RadiSys. Nothing in this Agreement is meant to limit the right of a non-breaching party to obtain reimbursement of expenses and other damages, including attorneys' fees, incurred as a result of a breach of this Agreement by the other party; provided, however, that in the event that this Agreement is terminated (i) by TMI pursuant to Section 6.2(l) for a material breach by RadiSys of the representation contained in Section 3.2.14(a), TMI shall have no right to obtain reimbursement of expenses and other damages incurred as a result of such breach, (ii) by RadiSys pursuant to Section 6.2(k) for a material breach by TMI of the representation contained in Section 3.1.10(a), RadiSys shall have no right to obtain reimbursement of expenses and other damages incurred as a result of such breach, and (iii) by RadiSys pursuant to Article VI and TMI shall have paid to RadiSys the termination fee set forth in Section 6.4, RadiSys shall have no right to obtain reimbursement of expenses and other damages incurred as a result of breach of this Agreement by TMI.

    7.2 ENTIRE AGREEMENT. This Agreement, including the schedules and the exhibits hereto, constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

    7.3 ASSIGNMENT. This Agreement shall not be assignable by any of the parties hereto without the prior written consent of each of RadiSys and TMI.

    7.4 BINDING EFFECT; NO THIRD PARTY BENEFIT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, subject to the restrictions on assignment contained in
Section 7.3. Except as provided in Section 4.3.5, nothing express or implied in this Agreement is intended or shall be construed to confer upon or give to a person, firm or corporation other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

    7.5 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented at any time prior to or at the Closing, whether before or after the votes of shareholders of TMI, by written agreement executed and delivered by the duly authorized officers of TMI and RadiSys.

    7.6 WAIVER OF CONDITIONS. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law; PROVIDED, HOWEVER, that any waiver by a party must be in writing.

    7.7 COUNTERPARTS. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

    7.8 CAPTIONS. The article, section and paragraph captions herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

    7.9 SUBSIDIARY. When a reference is made in this Agreement to a subsidiary of a party, the term "subsidiary" means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

    7.10 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or facsimile (in each case with evidence of confirmed transmission) as follows:

           If to TMI, to it at:

               5959 Corporate Drive
               Houston, TX
               Attention: J. Michael Stewart
               Fax: 713-541-8231

           with copies to:

               Porter & Hedges, L.L.P.
               700 Louisiana, Suite 3500
               Houston, TX 77002-2764
               Attention: T. William Porter
               Fax: 713-228-1331

           If to RadiSys or Merger Corp., to it at:

               5445 NE Dawson Creek Parkway
               Hillsboro, OR 97124
               Attention: Glenford J. Myers
               Fax: 503-615-1112

           with copies to:

               Stoel Rives LLP
               900 SW Fifth Avenue, Suite 2600
               Portland, Oregon 97204
               Attention: Annette M. Mulee
               Fax: (503) 220-2480

or to such other person or address as any party shall specify by notice in writing. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery or on the third business day after the mailing thereof.

    7.11 CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, exclusive of choice of law rules, except that the provisions of this Agreement relating to the Merger shall also be governed by the merger provisions of the DGCL.

    7.12 SEPARABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

    7.13 EXTINGUISHMENT. This Agreement, including all representations, warranties and covenants, shall be extinguished and be of no further force or effect after the Effective Time, except for Sections 4.3.3, 4.3.4 and 4.3.5, which will continue in accordance with their respective terms.

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

RADISYS CORPORATION

By /s/ GLENFORD J. MYERS
--------------------------------------------------
  Name: Glenford J. Myers
  Title: President and CEO

TEXAS MICRO INC.

By /s/ J. MICHAEL STEWART
--------------------------------------------------
  Name: J. Michael Stewart
  Title: President and CEO

TABOR MERGER CORP.

By /s/ GLENFORD J. MYERS
--------------------------------------------------
  Name: Glenford J. Myers
  Title: President and CEO

                                   APPENDIX B
                          19.9% STOCK OPTION AGREEMENT

    This 19.9% Stock Option Agreement is entered into as of May 24, 1999, between RadiSys Corporation, an Oregon corporation ("PARENT"), and Texas Micro Inc., a Delaware corporation (the "COMPANY").

    A. Contemporaneously with the execution and delivery of this Agreement, Parent, Tabor Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("NEWCO"), and the Company are entering into an Agreement of Reorganization and Merger, dated as of the date hereof (the "MERGER AGREEMENT"), which provides, among other things, for the merger of Newco with and into the Company (the "MERGER").

    B. As a condition to their willingness to enter into the Merger Agreement, Parent and Newco have requested that the Company grant to Parent an option to purchase shares of Common Stock, $.40 par value, of the Company (the "COMMON STOCK"), upon the terms and subject to the conditions hereof.

    C. In order to induce Parent and Newco to enter into the Merger Agreement, the Company is willing to grant Parent the requested option and the Board of Directors of the Company has approved the granting of such option and authorized the Company to enter into this Agreement.

                                   AGREEMENT

    NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

    1.  THE OPTION; EXERCISE; ADJUSTMENTS; PAYMENT OF SPREAD.

    1.1. On the terms and subject to the conditions set forth herein, the Company hereby grants to Parent an irrevocable option (the "OPTION") to purchase up to 2,683,619 shares of Common Stock (the "SHARES") at a price per Share equal to $4.4375 (the "PURCHASE PRICE"). Provided that Parent is not then in material breach of any representation, warranty, covenant or agreement contained in the Merger Agreement, the Option may be exercised by Parent, in whole or in part, at any time, or from time to time, following the termination by Parent of the Merger Agreement in any of the circumstances set forth in subparagraphs (i), (ii) or (iii) of Section 6.4 thereof, and prior to the termination of the Option in accordance with the terms of this Agreement.

    1.2. The number of Shares purchasable upon exercise of the Option and the Purchase Price are subject to adjustment as set forth in this Agreement.

    1.3. In the event Parent wishes to exercise the Option, Parent shall send a written notice to the Company (the "STOCK EXERCISE NOTICE") specifying a date for the closing of such purchase (subject to the HSR ACT (as defined below) and obtaining other applicable regulatory approvals) not earlier than two business days following the date the Stock Exercise Notice is given. In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Company, the number of Shares subject to this Option and the Purchase Price shall be appropriately adjusted to restore Parent to its rights hereunder, including its right to purchase Shares representing 19.9% of the capital stock of the Company.

    1.4. At any time after the Option is exercisable pursuant to the terms of
         Section 1.1 hereof, Parent may elect, in lieu of purchasing the Shares hereunder, to receive from the Company an amount in cash (the "CASH AMOUNT") equal to the Spread (as hereinafter defined) multiplied by all or such portion of the Shares subject to the Option as Parent shall specify in a written notice to the Company (the "CASH EXERCISE NOTICE") specifying a date not later than 20 business days and not earlier than five business days following the date the Cash Exercise Notice is given on which the Company shall pay to Parent such Cash Amount. As used herein "SPREAD" shall mean the excess, if any, over the Purchase Price of the higher of (x) if applicable, the highest price per share of Common Stock (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid or proposed to be paid by any person pursuant to an Acquisition Transaction (as defined in the Merger Agreement) (the "ALTERNATIVE PURCHASE PRICE") and (y) the closing price of the shares of Common Stock as quoted on the Nasdaq Stock Market and reported in THE WALL STREET JOURNAL on the last trading day prior to the date of the Cash Exercise Notice (the "CLOSING PRICE"). If the Alternative Purchase Price can be calculated by reference only to a cash amount paid or proposed to be paid for any shares of Common Stock outstanding, such cash amount shall be deemed to be the Alternative Purchase Price; if, in the case of clause (x) above, no shares of Common Stock will be purchased only for cash, the Alternative Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Purchase Price plus (ii) the fair market value of such property other than cash included in the Alternative Purchase Price. If, in the case of clause (x) above, such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending one day prior to the date of the Cash Exercise Notice shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement by the parties hereto on the value of such other property has not been reached, the Alternative Purchase Price shall be deemed to equal the Closing Price. Upon Parent's receipt of the Cash Amount, Parent shall not have the right to receive the Shares for which Parent shall have elected to be paid the Spread.

    2. CONDITIONS TO DELIVERY OF SHARES. The Company's obligation to deliver Shares upon exercise of the Option is subject only to the conditions that:

    2.1. No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Shares shall be in effect; and

    2.2. Any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") (as defined in the Merger Agreement) shall have expired or been terminated.

    3.  THE CLOSING.

    3.1. Any closing hereunder shall take place on the date specified by Parent in its Stock Exercise Notice or Cash Exercise Notice, as the case may be, at 9:00 A.M., local time, at the offices of Stoel Rives LLP, 900 SW Fifth Avenue, Suite 2600, Portland, Oregon 97204, or, if Shares are to be delivered and the conditions set forth in Section 2.1 or Section 2.2 have not then been satisfied, on the second business day following the satisfaction of such conditions, or at such other time and place as the parties hereto may agree in writing (the "CLOSING DATE"). On the Closing Date, (i) in the event of a closing pursuant to Section 1.2 hereof, the Company shall deliver to Parent a certificate or certificates, representing the Shares in the denominations designated by Parent in its Stock Exercise Notice and Parent shall purchase such Shares from the Company at the Purchase Price or (ii) in the event of a closing pursuant to Section 1.3 hereof, the Company shall deliver to Parent the Cash Amount. Any payment made by Parent to the Company, or by the Company to Parent, pursuant to this Agreement shall be made by certified or official bank check or by wire transfer of federal funds to a bank designated by the party receiving such funds.

    3.2. The certificates representing the Shares shall bear an appropriate legend relating to the fact that such Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act").

    4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Parent that (a) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to enter into and perform this Agreement; (b) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and this Agreement has been duly executed and delivered by a duly authorized officer of the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; (c) the Company has taken all necessary corporate action to authorize and reserve the Shares issuable upon exercise of the Option, and the Shares, when issued and delivered by the Company upon exercise of the Option and paid for by Parent as contemplated hereby, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights; (d) except as otherwise may be required by the HSR Act, the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby do not require the consent, waiver, approval or authorization of or any filing with any person or public authority and will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of the Company's certificate of incorporation or bylaws, or any indenture, mortgage, lien, lease, agreement, contract, instrument, order, law, rule, regulation, judgment, ordinance, or decree, or restriction by which the Company or any of its subsidiaries or any of their respective properties or assets is bound; and (e) no restrictive provision of any "fair price", "moratorium", "control share acquisition", or other form of antitakeover statute or regulation, including, without limitation, the provisions of Section 203 of the Delaware General Corporation Law, or similar provision contained in the certificate of incorporation or bylaws of the Company, is or shall be applicable to the acquisition of Shares by Parent pursuant to this Agreement.

    5. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent represents and warrants to the Company that Parent is acquiring the Option and, if and when it exercises the Option, will be acquiring the Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act.

    6. LISTING OF SHARES; FILINGS; GOVERNMENTAL CONSENTS. Subject to applicable law and the rules and regulations of the Nasdaq Stock Market, the Company shall promptly after receipt of Stock Exercise Notice file a notification form for listing of additional shares to list the Shares on the Nasdaq Stock Market and shall use its best efforts to obtain approval of such listing and to effect all necessary filings by the Company under the HSR Act; PROVIDED, HOWEVER, that if the Company is unable to effect such listing on the Nasdaq Stock Market by the Closing Date, the Company shall nevertheless be obligated to deliver the Shares upon the Closing Date and to continue diligently to pursue listing of the Shares on the Nasdaq Stock Market. Each of the parties hereto shall use its best efforts to obtain consents of all third parties and governmental authorities necessary to the consummation of the transactions contemplated.

    7. SALE OF SHARES. At any time prior to the one year anniversary of the date the Merger Agreement is terminated pursuant to the terms thereof (the "MERGER TERMINATION DATE"), Parent shall have the right to sell (the "SALE RIGHT") to the Company all or any portion of the Shares at the greater of (i) the Purchase Price, or (ii) the average of the last closing prices for shares of Common Stock on the last five trading days prior to the date Parent gives written notice of its intention to exercise the

Sale Right. If Parent does not exercise the Sale Right prior to the one year anniversary of the Merger Termination Date, the Sale Right shall terminate. In the event Parent wishes to exercise the Sale Right, Parent shall send a written notice to the Company specifying a date not later than 20 business days and not earlier than 5 business days following the date such notice is given for the closing of such sale.

    8.  REGISTRATION RIGHTS.

    8.1. In the event that Parent shall desire to sell any of the Shares within three years after the purchase of such Shares pursuant hereto, and such sale requires, in the opinion of counsel to Parent, which opinion shall be reasonably satisfactory to the Company and its counsel, registration of such Shares under the Securities Act, the Company shall cooperate with Parent and any underwriters in registering such Shares for resale, including, without limitation, promptly filing a registration statement which complies with the requirements of applicable federal and state securities laws, and entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided that the Company shall not be required to have declared effective more than two registration statements hereunder and shall be entitled to delay the filing or effectiveness of any registration statement for up to 60 days if the offering would, in the judgment of the Board of Directors of the Company, require premature disclosure of any material corporate development or material transaction involving the Company or interfere with any pending or proposed securities offering by the Company.

    8.2. If the Common Stock is registered pursuant to the provisions of this
         Section 8, the Company agrees (i) to furnish copies of the registration statement and the prospectus relating to the Shares covered thereby in such numbers as Parent may from time to time reasonably request and
         (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep available for at least 90 days a prospectus covering the Common Stock meeting the requirements of such securities laws, and to furnish Parent such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested. The Company shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Company, except that Parent shall pay the fees and disbursements of its counsel, and the underwriting fees and selling commissions applicable to the shares of Common Stock sold by Parent. Company shall indemnify and hold harmless (i) Parent, its affiliates and its officers and directors and (ii) each underwriter and each person who controls any underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (collectively, the "UNDERWRITERS") ((i) and (ii) being referred to as "INDEMNIFIED PARTIES") against any losses, claims, damages, liabilities or expenses, to which the Indemnified Parties may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to this paragraph, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; PROVIDED, HOWEVER, that the Company shall not be liable in any such case to the extent that any such loss, liability, claim, damage or expense arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any such documents in reliance upon and in conformity with written information furnished to the Company by the Indemnified Parties expressly for use or incorporation by reference therein. As used in this Agreement, "PERSON" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended.

    8.3. Parent and the Underwriters shall indemnify and hold harmless the Company, its affiliates and its officers and directors against any losses, claims, damages, liabilities or expenses to which the Company, its affiliates and its officers and directors may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon any untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to this paragraph, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by Parent or the Underwriters, as applicable, specifically for use or incorporation by reference therein.

    9. EXPENSES. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

    10.  LIMITATION ON PROFIT.

   10.1. Notwithstanding any other provision of this Agreement, in no event shall the Total Profit (as defined below) plus any Liquidation Amount (as defined below) exceed in the aggregate $5,394,000 and, if it otherwise would exceed this amount, Parent, at its sole election, shall either (i) reduce the number of Shares subject to the Option, (ii) deliver to the Company for cancellation Shares previously purchased by Parent pursuant to the Option, (iii) pay to the Company cash or refund in cash Liquidation Amounts previously paid or reduce or waive the amount of any Liquidation Amount payable pursuant to Section 6.4 of the Merger Agreement, or (iv) any combination thereof, so that Parent's realized Total Profit, when aggregated with any Liquidation Amounts so paid or payable to Parent, shall not exceed $5,394,000 after taking into account the foregoing actions.

   10.2. The term "Liquidation Amounts" means the aggregate amount of any termination fee payable or paid to Parent pursuant to Section 6.4 of the Merger Agreement (and not repaid or refunded to the Company pursuant to Section 10 or otherwise).

   10.3. As used in this Agreement, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: the total amount of
         (i) any Cash Amounts received by Parent pursuant to Section 1.3 and
         (ii) any amounts received by Parent pursuant to Section 7 upon the Company's repurchase of the Shares pursuant to Section 7, less (iii) in the case of the Company's repurchase of Shares pursuant to Section 7, the total amounts paid by Parent for all such Shares.

    11. SPECIFIC PERFORMANCE. The Company acknowledges that if the Company fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to Parent for which money damages would not be an adequate remedy. In such event, the Company agrees that Parent shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if Parent should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Company hereby waives the claim or defense that Parent has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Company further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

    12. NOTICE. All notices or other communications under this Agreement shall be in writing and shall be deemed duly given, effective (i) three business days later, if sent by registered or certified mail, return receipt requested, postage prepaid, (ii) when sent, if sent by telecopier or fax, provided that the telecopy or fax is promptly confirmed by telephone confirmation thereof, (iii) when served, if delivered personally to the intended recipient, and (iv) one business day later, if sent by overnight delivery via a national courier service, and in each case, addressed to the intended recipient at the address set forth in the preamble hereof. Any party may change the address to which notices or other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth:

If to Parent:

5445 NE Dawson Creek Parkway
Hillsboro, OR 97124
Attn: Glenford J. Myers
Telecopy: 503-615-1112

With a copy to:

Stoel Rives LLP
900 SW Fifth Avenue, Suite 2600
Portland, Oregon 97204,
Attn: Annette M. Mulee, Esq.
Telecopy: (503) 220-2480

If to the Company:

5959 Corporate Drive
Houston, TX
Attn: J. Michael Stewart
Telecopy: 713-541-8231

With a copy to:

Porter & Hedges, L.L.P.
700 Louisiana, Suite 3500
Houston, TX 77002-2764
Attn: T. William Porter, Esq.
Telecopy: (713) 228-1331

    13. PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns; PROVIDED, HOWEVER, that such successor in interest or assigns shall agree to be bound by the provisions of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Company or Parent, or their successors or assigns, any rights or remedies under or by reason of this Agreement.

    14. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, together with the Merger Agreement and the other documents referred to therein, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. This Agreement may not be changed, amended or modified orally, but may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

    15. ASSIGNMENT. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that Parent may assign its rights and obligations hereunder to any of its direct or indirect wholly owned subsidiaries (including Newco), but no such transfer shall relieve Parent of its obligations hereunder if such transferee does not perform such obligations.

    16. HEADINGS. The section headings herein are for convenience only and shall not affect the construction of this Agreement.

    17. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

    18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of Oregon (regardless of the laws that might otherwise govern under applicable Oregon principles of conflicts of law).

    19. TERMINATION. The right to exercise the Option granted pursuant to this Agreement shall terminate at the earlier of (i) the Effective Time (as defined in the Merger Agreement); and (ii) 180 days after the Merger Termination Date (the date referred to in clause (ii) being hereinafter referred to as the "OPTION TERMINATION DATE"); provided that, if the Option cannot be exercised or the Shares cannot be delivered to Parent upon such exercise because the conditions set forth in Section 2.1 or Section 2.2 hereof have not yet been satisfied, the Option Termination Date shall be extended until thirty days after such impediment to exercise or delivery has been removed.

    All representations and warranties contained in this Agreement shall survive delivery of and payment for the Shares.

    20. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, of the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

    21. PUBLIC ANNOUNCEMENT. Parent shall consult with the Company and the Company shall consult with Parent before issuing any press release with respect to the initial announcement of this Agreement, the Option, the Merger Agreement or the transactions contemplated hereby and neither party shall issue any such press release prior to such consultation except as may be required by law or the applicable rules and regulations of the Nasdaq Stock Market or any listing agreement with the NASD.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TEXAS MICRO INC.

By: /s/ J. MICHAEL STEWART
-----------------------------------------------
   Name: J. Michael Stewart
   Title: CEO

RADISYS CORPORATION

By: /s/ GLENFORD J. MYERS
   ---------------------------------------------
   Name: Glenford J. Myers
   Title: President and CEO

                                   APPENDIX C
                FAIRNESS OPINION OF BROADVIEW INTERNATIONAL LLC

May 23, 1999

                                                                    CONFIDENTIAL

Board of Directors
RadiSys Corporation
5445 NE Dawson Creek Drive
Hillsboro, OR 97124

Dear Members of the Board:

    We understand that RadiSys Corporation ("RadiSys" or "Parent"), Texas Micro Merger Corp., a wholly owned subsidiary of RadiSys ("Merger Sub"), and Texas Micro Inc. ("Texas Micro" or the "Company") propose to enter into an Agreement of Reorganization and Merger (the "Agreement") pursuant to which, through the merger of the Merger Sub with and into Texas Micro (the "Merger"), each share of Texas Micro common stock ("Texas Micro Common Stock") then outstanding shall be converted into the right to receive between 0.20 and 0.25 shares of common stock of RadiSys, ("RadiSys Common Stock") based on the average closing sale price of RadiSys Common Stock on the Nasdaq Stock Market for the ten full trading days immediately preceding the Merger. The Merger is intended to be a tax-free reorganization within the meaning of Section 368 of the United States Internal Revenue Code of 1986, as amended, and to be accounted for as a pooling of interests pursuant to Opinion No. 16 of the Accounting Principles Board. The terms and conditions of the Merger are more fully detailed in the Agreement.

    You have requested our opinion as to whether the consideration to be paid by RadiSys in the Merger is fair, from a financial point of view, to RadiSys shareholders.

    Broadview International LLC focuses on providing merger and acquisition advisory services to information technology ("IT") companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT mergers and acquisitions for comparative purposes. We are currently acting as financial advisor to the RadiSys Board of Directors and will receive a fee from RadiSys upon the successful conclusion of the Merger. In rendering our opinion, we have, among other things:

    1.) reviewed the terms of the Agreement in the form of the draft furnished to us by RadiSys's legal counsel on May 20, 1999 (which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the agreement to be executed);

    2.) reviewed Texas Micro's Form 10-K for its fiscal year ended June 30,
       1998, including the audited financial statements included therein, and Texas Micro's Form 10-Q for the three months ended March 28, 1999, including the unaudited financial statements included therein;

    3.) reviewed quarterly financial projections for Texas Micro for the calendar year ending December 31, 1999 and annual financial projections for the year ending December 31, 2000 prepared and provided to us by Texas Micro management;

    4.) participated in discussions with Texas Micro management concerning the operations, business strategy, financial performance and prospects for Texas Micro;

    5.) discussed with Texas Micro management its view of the strategic rationale for the Merger;

    6.) reviewed the reported closing prices and trading activity for Texas
       Micro Common Stock;

    7.) compared certain aspects of the financial performance of Texas Micro with public companies we deemed comparable;

    8.) analyzed available information, both public and private, concerning other mergers and acquisitions we believe to be comparable in whole or in part to the Merger;

    9.) reviewed RadiSys's Form 10-K for its fiscal year ended December 31, 1998, including the audited financial statements included therein, and RadiSys's Form 10-Q for the three months ended March 31, 1999, including the unaudited financial statements included therein;

    10.) participated in discussions with RadiSys management concerning the operations, business strategy, financial performance and prospects for RadiSys;

    11.) discussed with RadiSys management its view of the strategic rationale for the Merger;

    12.) reviewed the reported closing prices and trading activity for RadiSys
       Common Stock;

    13.) compared certain aspects of the financial performance of RadiSys with public companies we deemed comparable;

    14.) reviewed recent equity analyst reports covering Texas Micro and RadiSys;

    15.) analyzed the anticipated effect of the Merger on the future financial performance of the consolidated entity;

    16.) assisted in negotiations and discussions related to the Merger among RadiSys, Texas Micro and their financial and legal advisors; and

    17.) conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

    In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by Texas Micro or RadiSys. With respect to the financial projections examined by us, we have assumed that they were reasonably prepared and reflected the best available estimates and good faith judgments of the management of Texas Micro as to the future performance of Texas Micro.

    Based upon and subject to the foregoing, we are of the opinion that the consideration to be paid by RadiSys in the Merger is fair, from a financial point of view, to RadiSys shareholders.

    For purposes of this opinion, we have assumed that neither Texas Micro nor RadiSys is currently involved in any material transaction other than the Merger, any other transactions of which we are aware and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion, and any change in such conditions may impact this opinion. We express no opinion as to the price at which RadiSys Common Stock will trade at any time.

    This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Board of Directors of RadiSys in connection with its consideration of the Merger and does not constitute a recommendation to any RadiSys shareholder as to how such shareholder should vote on the Merger. This opinion may not be published or referred to, in whole or part, without our prior written permission, which shall not be unreasonably withheld. Broadview hereby consents to references to and the inclusion of this opinion in its entirety in the Proxy Statement/Prospectus to be distributed to RadiSys shareholders in connection with the Merger.

                                          Sincerely,

                                          Broadview International LLC

                                   APPENDIX D
              FAIRNESS OPINION OF SG COWEN SECURITIES CORPORATION

May 21, 1999

Board of Directors
Texas Micro Inc.
5959 Corporate Drive
Houston, TX 77036

Members of the Board of Directors:

    You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Texas Micro Inc. ("Texas Micro"), other than RadiSys Corporation ("RadiSys") and its affiliates, of the Conversion Ratio (as defined below) pursuant to the terms of that certain Agreement of Reorganization and Merger, to be dated as of May 24, 1999 (the "Merger Agreement"), by and among Texas Micro, RadiSys and Tabor Merger Corporation ("Tabor Merger Corp."), a wholly-owned subsidiary of RadiSys.

    As more specifically set forth in the Merger Agreement, and subject to the terms and conditions thereof, the Merger Agreement provides for the acquisition of Texas Micro by RadiSys through the merger of Tabor Merger Corp. with and into Texas Micro, with Texas Micro as the surviving company (the "Merger") as a wholly-owned subsidiary of RadiSys. In the Merger, among other things, each share of the common stock of Texas Micro, par value $0.40 per share ("Texas Micro Common Stock"), outstanding as of the effective time of the Merger, other than shares held in the treasury of Texas Micro or owned beneficially or of record by any direct or indirect wholly-owned subsidiary of Texas Micro, will be converted into the right to receive a fraction of a share (the "Conversion Ratio") of the common stock of RadiSys, no par value per share ("RadiSys Common Stock"), equal to $8.00 divided by the average closing sale price of RadiSys Common Stock on the NASDAQ Stock Market for the ten full and consecutive trading days ending on and including the trading day that is two trading days prior to the Texas Micro Special Stockholders' Meeting (the "Closing Sale Price"); provided, however, that if the Closing Sale Price is less than $32.00 the Conversion Ratio shall equal 0.250, and if the Closing Sale Price is greater than or equal to $40.00, the Conversion Ratio shall equal 0.200. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

    SG Cowen Securities Corporation ("SG Cowen"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates actively trade the equity securities of RadiSys for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

    We have been engaged to render to the Board of Directors of Texas Micro in connection with the Merger an opinion as to the fairness, from a financial point of view, to the stockholders of Texas Micro, other than RadiSys and its affiliates, of the Conversion Ratio. We will receive a fee from Texas Micro for providing this opinion, pursuant to the terms of our engagement letter with Texas Micro, dated as of March 26, 1999, all of which is contingent upon the consummation of the Merger. SG Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, investment banking services to Texas Micro and RadiSys, including serving as lead manager on RadiSys' initial public offering, and have received fees for the rendering of such services.

    In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

    (i) a draft of the Merger Agreement dated May 8, 1999;

Board of Directors
Texas Micro Inc.
May 21, 1999

Page 2

    (ii) certain publicly available information for Texas Micro and RadiSys, including the annual reports of Texas Micro and RadiSys filed on Form 10-K for each of the years ended June 30 1996-98 and December 31, 1996-98, respectively, each of the quarterly reports of Texas Micro filed on Form 10-Q for each of the quarters ended September 27 and December 27, 1998 and March 28, 1999, and the quarterly earnings press release of RadiSys for the quarter ended March 31, 1999;

   (iii) certain internal financial analyses, financial forecasts (the "Financial Forecasts"), reports and other information concerning Texas Micro prepared by the management of Texas Micro;

    (iv) First Call consensus earnings per share estimates of financial institutions (the "First Call Estimates") for Texas Micro and RadiSys, respectively, and financial projections provided in currently available Wall Street analyst reports (the "Analyst Projections") for Texas Micro and RadiSys, respectively, including, among other things, the capital structure, sales, net income, cash flow, capital requirements and other data of Texas Micro and RadiSys we deemed relevant;

    (v) discussions we have had with certain members of the managements of each of Texas Micro and RadiSys concerning the historical and current business operations, financial conditions and prospects of Texas Micro and RadiSys, and such other matters we deemed relevant;

    (vi) the reported price and trading histories of the shares of the common stock of Texas Micro and RadiSys as compared to the reported price and trading histories of certain publicly traded companies we deemed relevant;

   (vii) the respective financial conditions of Texas Micro and RadiSys as compared to the financial conditions of certain other companies we deemed relevant;

  (viii) certain financial terms of the Merger as compared to the financial terms of other selected business combinations we deemed relevant;

    (ix) the Financial Forecasts for the cash flows generated by Texas Micro on a stand-alone basis to determine the present value of the discounted cash flows;

    (x) based on the Financial Forecasts, the First Call Estimates and Analyst Projections, the potential pro forma financial effects of the Merger; and

    (xi) such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

    In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by Texas Micro and RadiSys, respectively, or which is publicly available, and we have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. In addition, we have not conducted any physical inspection of the properties or facilities of Texas Micro or RadiSys. We have further relied upon the assurance of management of Texas Micro that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the Financial Forecasts were reasonably prepared by the management of Texas Micro, and reflect the best currently available estimates and good faith judgments of such management as to the future performance of Texas Micro. Managements of Texas Micro and RadiSys, respectively, have confirmed to us and we have assumed, with your consent, that each of the Financial Forecasts, the First Call Estimates and the Analyst Projections with respect to Texas Micro and RadiSys provide a reasonable basis for our Opinion. We have not made or obtained any independent evaluations, valuations or

Board of Directors
Texas Micro Inc.
May 21, 1999

Page 3

appraisals of the assets or liabilities of Texas Micro or RadiSys, nor have we been furnished with such materials. With respect to all legal matters relating to Texas Micro and RadiSys, we have relied on the advice of legal counsel to Texas Micro. Our services to Texas Micro in connection with the Merger have been comprised solely of rendering an opinion from a financial point of view of the Conversion Ratio to be received by the shareholders of Texas Micro. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so. Additionally, we have not been authorized or requested to, and did not, solicit alternative offers for Texas Micro or its assets, nor have we investigated any other alternative transactions that may be available to Texas Micro. You have informed us, and we have assumed, that the Merger (i) will be recorded as a pooling-of-interests under generally accepted accounting principles and (ii) will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have not been asked to, nor do we, express any opinion with respect to the Option Agreement, as defined in Merger Agreement.

    For purposes of rendering our opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Merger.

    It is understood that this letter is intended for the benefit and use of the Board of Directors of Texas Micro in its consideration of the Merger and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger or to take any other action in connection with the Merger or otherwise. We are not expressing any opinion as to what the future price, trading range or value of RadiSys Common Stock will be following the Merger. We have not been requested to opine as to, and our opinion does not in any manner address, Texas Micro's underlying business decision to effect the Merger.

    Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Conversion Ratio is fair, from a financial point of view, to the stockholders of Texas Micro, other than RadiSys and its affiliates.

                                          Very truly yours,

                                          SG COWEN SECURITIES CORPORATION

                                   APPENDIX E
                             PROPOSED AMENDMENT TO
                              RADISYS CORPORATION
                           1995 STOCK INCENTIVE PLAN

    1. PURPOSE. The purpose of this Stock Incentive Plan (the "Plan") is to enable RadiSys Corporation (the "Company") to attract and retain the services of
(1) selected employees, officers and directors of the Company or of any subsidiary of the Company and (2) selected nonemployee agents, consultants, advisors, persons involved in the sale or distribution of the Company's products and independent contractors of the Company or any subsidiary.

    2. SHARES SUBJECT TO THE PLAN. Subject to adjustment as provided below and in paragraph 13, the shares to be offered under the Plan shall consist of Common Stock of the Company, and the total number of shares of Common Stock that may be issued under the Plan shall not exceed <#>2,250,000</#> 2,750,000 shares. The shares issued under the Plan may be authorized and unissued shares or reacquired shares. If an option, stock appreciation right or performance unit granted under the Plan expires, terminates or is canceled, the unissued shares subject to such option, stock appreciation right or performance unit shall again be available under the Plan. If shares sold or awarded as a bonus under the Plan are forfeited to the Company or repurchased by the Company, the number of shares forfeited or repurchased shall again be available under the Plan.

    3.  EFFECTIVE DATE AND DURATION OF PLAN.

        (a) EFFECTIVE DATE. The Plan shall become effective as of August 7, 1995. No option, stock appreciation right or performance unit granted under the Plan to an officer who is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (an "Officer") or a director, and no incentive stock option, shall become exercisable, however, until the Plan is approved by the affirmative vote of the holders of a majority of the shares of Common Stock represented at a shareholders meeting at which a quorum is present and any such awards under the Plan prior to such approval shall be conditioned on and subject to such approval. Subject to this limitation, options, stock appreciation rights and performance units may be granted and shares may be awarded as bonuses or sold under the Plan at any time after the effective date and before termination of the Plan.

        (b) DURATION. The Plan shall continue in effect until all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time except with respect to options, performance units and shares subject to restrictions then outstanding under the Plan. Termination shall not affect any outstanding options, any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.

    4.  ADMINISTRATION.

        (a) BOARD OF DIRECTORS. The Plan shall be administered by the Board of Directors of the Company, which shall determine and designate from time to time the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board of Directors may from time to time adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

        (b) COMMITTEE. The Board of Directors may delegate to a committee of the Board of Directors or specified officers of the Company, or both (the "Committee") any or all authority for administration of the Plan. If authority is delegated to a Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee except (i) as otherwise provided by the Board of Directors, (ii) that only the Board of Directors may amend or terminate the Plan as provided in paragraphs 3 and 15 and (iii) that a Committee including officers of the Company shall not be permitted to grant options to persons who are officers of the Company. If awards are to be made under the Plan to Officers or directors, authority for selection of Officers and directors for participation and decisions concerning the timing, pricing and amount of a grant or award, if not determined under a formula meeting the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, shall be delegated to a committee consisting of two or more disinterested directors.

    5. TYPES OF AWARDS; ELIGIBILITY. The Board of Directors may, from time to time, take the following action, separately or in combination, under the Plan:
(i) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as provided in paragraphs 6(a) and 6(b); (ii) grant options other than Incentive Stock Options ("Non-Statutory Stock Options") as provided in paragraphs 6(a) and 6(c); (iii) award stock bonuses as provided in paragraph 7; (iv) sell shares subject to restrictions as provided in paragraph 8; (v) grant stock appreciation rights as provided in paragraph 9; (vi) grant cash bonus rights as provided in paragraph 10; (vii) grant performance units as provided in paragraph 11 and (viii) grant foreign qualified awards as provided in paragraph 12. Any such awards may be made to employees, including employees who are officers or directors, and to other individuals described in paragraph 1 who the Board of Directors believes have made or will make an important contribution to the Company or any subsidiary of the Company; provided, however, that only employees of the Company shall be eligible to receive Incentive Stock Options under the Plan. The Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made. At the discretion of the Board of Directors, an individual may be given an election to surrender an award in exchange for the grant of a new award. No employee may be granted options or stock appreciation rights under the Plan for more than an aggregate of 450,000 shares of Common Stock in connection with the hiring of the employee or 100,000 shares of Common Stock in any calendar year otherwise.

    6.  OPTION GRANTS.

        (a)  GENERAL RULES RELATING TO OPTIONS.

        (i) TERMS OF GRANT. The Board of Directors may grant options under the Plan. With respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the option price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option. At the time of the grant of an option or at any time thereafter, the Board of Directors may provide that an optionee who exercised an option with Common Stock of the Company shall automatically receive a new option to purchase additional shares equal to the number of shares surrendered and may specify the terms and conditions of such new options.

        (ii) EXERCISE OF OPTIONS. Except as provided in paragraph 6(a)(iv) or as determined by the Board of Directors, no option granted under the Plan may be exercised unless at the time of such exercise the optionee is employed by or in the service of the Company or any subsidiary of the Company and shall have been so employed or provided such service continuously since the date such option was granted. Absence on leave or on account of illness or disability under rules established by the Board of Directors shall not, however, be deemed an interruption of employment or service for this purpose. Unless otherwise determined by the Board of Directors, vesting of options shall not continue during an absence on leave (including an extended illness) or on account of disability. Except as provided in paragraphs 6(a)(iv) and 13, options granted under the Plan may be exercised from time to time over the period stated in each option in such amounts and at such times as shall be prescribed by the Board of Directors, provided that options shall not be exercised for fractional shares. Unless otherwise determined by the Board of Directors, if the optionee does not exercise an option in any one year with respect to the full number of shares to which the optionee is entitled in that year, the optionee's rights shall be cumulative and the optionee may purchase those shares in any subsequent year during the term of the option. Unless otherwise determined by the Board of Directors, if an Officer exercises an option within six months of the grant of the option, the shares acquired upon exercise of the option may not be sold until six months after the date of grant of the option.

        (iii) NONTRANSFERABILITY. Each Incentive Stock Option and, unless otherwise determined by the Board of Directors with respect to an option granted to a person who is neither an Officer nor a director of the Company, each other option granted under the Plan by its terms shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee's domicile at the time of death.

        (iv)  TERMINATION OF EMPLOYMENT OR SERVICE.

           (A) GENERAL RULE. Unless otherwise determined by the Board of Directors, in the event the employment or service of the optionee with the Company or a subsidiary terminates for any reason other than because of physical disability or death as provided in subparagraphs 6(a)(iv)(B) and (C), the option may be exercised at any time prior to the expiration date of the option or the expiration of 30 days after the date of such termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination.

           (B) TERMINATION BECAUSE OF TOTAL DISABILITY. Unless otherwise determined by the Board of Directors, in the event of the termination of employment or service because of total disability, the option may be exercised at any time prior to the expiration date of the option or the expiration of 12 months after the date of such termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination. The term "total disability" means a medically determinable mental or physical impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the optionee to be unable, in the opinion of the Company and two independent physicians, to perform his or her duties as an employee, director, officer or consultant of the Company and to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the Company and the two independent physicians have furnished their opinion of total disability to the Company.

           (C) TERMINATION BECAUSE OF DEATH. Unless otherwise determined by the Board of Directors, in the event of the death of an optionee while employed by or providing service to the Company or a subsidiary, the option may be exercised at any time prior to the expiration date of the option or the expiration of 12 months after the date of death, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of death and only by the person or persons to whom such optionee's rights under the option shall pass by the optionee's will or by the laws of descent and distribution of the state or country of domicile at the time of death.

           (D) AMENDMENT OF EXERCISE PERIOD APPLICABLE TO TERMINATION. The Board of Directors, at the time of grant or, with respect to an option that is not an Incentive Stock Option, at any time thereafter, may extend the 30-day and 12-month exercise periods any length of time not longer than the original expiration date of the option, and may increase the portion of an option that is exercisable, subject to such terms and conditions as the Board of Directors may determine.

           (E) FAILURE TO EXERCISE OPTION. To the extent that the option of any deceased optionee or of any optionee whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to such option shall cease and terminate.

        (v) PURCHASE OF SHARES. Unless the Board of Directors determines otherwise, shares may be acquired pursuant to an option granted under the Plan only upon receipt by the Company of notice in writing from the optionee of the optionee's intention to exercise, specifying the number of shares as to which the optionee desires to exercise the option and the date on which the optionee desires to complete the transaction, and if required in order to comply with the Securities Act of 1933, as amended, containing a representation that it is the optionee's present intention to acquire the shares for investment and not with a view to distribution. Unless the Board of Directors determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an option, the optionee must have paid the Company the full purchase price of such shares in cash (including, with the consent of the Board of Directors, cash that may be the proceeds of a loan from the Company (provided that, with respect to an Incentive Stock Option, such loan is approved at the time of option grant)) or, with the consent of the Board of Directors, in whole or in part, in Common Stock of the Company valued at fair market value*, restricted stock, performance units or other contingent awards denominated in either stock or cash, promissory notes and other forms of consideration. The fair market value of Common Stock provided in payment of the purchase price shall be determined by the Board of Directors. If the Common Stock of the Company is not publicly traded on the date the option is exercised, the Board of Directors may consider any valuation methods it deems appropriate and may, but is not required to, obtain one or more independent appraisals of the Company. If the Common Stock of the Company is publicly traded on the date the option is exercised, the fair market value of Common Stock provided in payment of the purchase price shall be the closing price of the Common Stock as reported in THE WALL STREET JOURNAL on the last trading day preceding the date the option is exercised, or such other reported value of the Common Stock as shall be specified by the Board of Directors. No shares shall be issued until full payment for the shares has been made. With the consent of the Board of Directors (which, in the case of an Incentive Stock Option, shall be given only at the time of option grant), an optionee may request the Company to apply automatically the shares to be received upon the exercise of a portion of a stock option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option. Each optionee who has exercised an option shall immediately upon notification of the amount due, if any, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount to the Company on demand. If the optionee fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the optionee, including salary, subject to applicable law. With the consent of the Board of Directors an optionee may satisfy this obligation, in whole or in part, by having the Company

------------------------

* The Board of Directors has consented to the use of Common Stock in payment of the purchase price, at a fair market value equal to the closing price of the Common Stock as reported in THE WALL STREET JOURNAL on the last trading day preceding the date the option is exercised.

    withhold from the shares to be issued upon the exercise that number of shares that would satisfy the withholding amount due or by delivering to the Company Common Stock to satisfy the withholding amount. Upon the exercise of an option, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option.

        (b) INCENTIVE STOCK OPTIONS. Incentive Stock Options shall be subject to the following additional terms and conditions:

           (i) LIMITATION ON AMOUNT OF GRANTS. No employee may be granted Incentive Stock Options under the Plan if the aggregate fair market value, on the date of grant, of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by that employee during any calendar year under the Plan and under all incentive stock option plans (within the meaning of Section 422 of the Code) of the Company or any parent or subsidiary of the Company exceeds $100,000.

           (ii) LIMITATIONS ON GRANTS TO 10 PERCENT SHAREHOLDERS. An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company only if the option price is at least 110 percent of the fair market value, as described in paragraph 6(b)(iv), of the Common Stock subject to the option on the date it is granted and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

           (iii) DURATION OF OPTIONS. Subject to paragraphs 6(a)(ii) and 6(b)(ii), Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

           (iv) OPTION PRICE. The option price per share shall be determined by the Board of Directors at the time of grant. Except as provided in paragraph 6(b)(ii), the option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Incentive Stock Option at the date the option is granted. The fair market value shall be determined by the Board of Directors. If the Common Stock of the Company is not publicly traded on the date the option is granted, the Board of Directors may consider any valuation methods it deems appropriate and may, but is not required to, obtain one or more independent appraisals of the Company. If the Common Stock of the Company is publicly traded on the date the option is exercised, the fair market value shall be deemed to be the closing price of the Common Stock as reported in THE WALL STREET JOURNAL on the day preceding the date the option is granted, or, if there has been no sale on that date, on the last preceding date on which a sale occurred or such other value of the Common Stock as shall be specified by the Board of Directors.

           (v) LIMITATION ON TIME OF GRANT. No Incentive Stock Option shall be granted on or after the tenth anniversary of the effective date of the Plan.

           (vi) CONVERSION OF INCENTIVE STOCK OPTIONS. The Board of Directors may at any time without the consent of the optionee convert an Incentive Stock Option to a Non-Statutory Stock Option.

        (c) NON-STATUTORY STOCK OPTIONS. Non-Statutory Stock Options shall be subject to the following terms and conditions in addition to those set forth in
Section 6(a) above:

           (i) OPTION PRICE. The option price for Non-Statutory Stock Options shall be determined by the Board of Directors at the time of grant and may be any amount determined by the Board of Directors.

           (ii) DURATION OF OPTIONS. Non-Statutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors.

    7. STOCK BONUSES. The Board of Directors may award shares under the Plan as stock bonuses. Shares awarded as a bonus shall be subject to the terms, conditions, and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability and forfeiture of the shares awarded, together with such other restrictions as may be determined by the Board of Directors. If shares are subject to forfeiture, all dividends or other distributions paid by the Company with respect to the shares shall be retained by the Company until the shares are no longer subject to forfeiture, at which time all accumulated amounts shall be paid to the recipient. The Board of Directors may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares awarded shall bear any legends required by the Board of Directors. Unless otherwise determined by the Board of Directors, shares awarded as a stock bonus to an Officer may not be sold until six months after the date of the award. The Company may require any recipient of a stock bonus to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the recipient fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the recipient, including salary or fees for services, subject to applicable law. With the consent of the Board of Directors, a recipient may deliver Common Stock to the Company to satisfy this withholding obligation. Upon the issuance of a stock bonus, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued.

    8. RESTRICTED STOCK. The Board of Directors may issue shares under the Plan for such consideration (including promissory notes and services) as determined by the Board of Directors. Shares issued under the Plan shall be subject to the terms, conditions and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued, together with such other restrictions as may be determined by the Board of Directors. If shares are subject to forfeiture or repurchase by the Company, all dividends or other distributions paid by the Company with respect to the shares shall be retained by the Company until the shares are no longer subject to forfeiture or repurchase, at which time all accumulated amounts shall be paid to the recipient. All Common Stock issued pursuant to this paragraph 8 shall be subject to a purchase agreement, which shall be executed by the Company and the prospective recipient of the shares prior to the delivery of certificates representing such shares to the recipient. The purchase agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares shall bear any legends required by the Board of Directors. Unless otherwise determined by the Board of Directors, shares issued under this paragraph 8 to an Officer may not be sold until six months after the shares are issued. The Company may require any purchaser of restricted stock to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the purchaser fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the purchaser, including salary, subject to applicable law. With the consent of the Board of Directors, a purchaser may deliver Common Stock to the Company to satisfy this withholding obligation. Upon the issuance of restricted stock, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued.

    9.  STOCK APPRECIATION RIGHTS.

        (a) GRANT. Stock appreciation rights may be granted under the Plan by the Board of Directors, subject to such rules, terms, and conditions as the Board of Directors prescribes.

        (b)  EXERCISE.

            (i) Each stock appreciation right shall entitle the holder, upon exercise, to receive from the Company in exchange therefor an amount equal in value to the excess of the fair market value on the date of exercise of one share of Common Stock of the Company over its fair market value on the date of grant (or, in the case of a stock appreciation right granted in connection with an option, the excess of the fair market value of one share of Common Stock of the Company over the option price per share under the option to which the stock appreciation right relates), multiplied by the number of shares covered by the stock appreciation right or the option, or portion thereof, that is surrendered. No stock appreciation right shall be exercisable at a time that the amount determined under this subparagraph is negative. Payment by the Company upon exercise of a stock appreciation right may be made in Common Stock valued at fair market value, in cash, or partly in Common Stock and partly in cash, all as determined by the Board of Directors.

            (ii) A stock appreciation right shall be exercisable only at the time or times established by the Board of Directors. If a stock appreciation right is granted in connection with an option, the following rules shall apply: (1) the stock appreciation right shall be exercisable only to the extent and on the same conditions that the related option could be exercised; (2) the stock appreciation rights shall be exercisable only when the fair market value of the stock exceeds the option price of the related option; (3) the stock appreciation right shall be for no more than 100 percent of the excess of the fair market value of the stock at the time of exercise over the option price; (4) upon exercise of the stock appreciation right, the option or portion thereof to which the stock appreciation right relates terminates; and (5) upon exercise of the option, the related stock appreciation right or portion thereof terminates. Unless otherwise determined by the Board of Directors, no stock appreciation right granted to an Officer or director may be exercised during the first six months following the date it is granted.

           (iii) The Board of Directors may withdraw any stock appreciation right granted under the Plan at any time and may impose any conditions upon the exercise of a stock appreciation right or adopt rules and regulations from time to time affecting the rights of holders of stock appreciation rights. Such rules and regulations may govern the right to exercise stock appreciation rights granted prior to adoption or amendment of such rules and regulations as well as stock appreciation rights granted thereafter.

            (iv) For purposes of this paragraph 9, the fair market value of the Common Stock shall be determined as of the date the stock appreciation right is exercised, under the methods set forth in paragraph 6(b)(iv).

            (v) No fractional shares shall be issued upon exercise of a stock appreciation right. In lieu thereof, cash may be paid in an amount equal to the value of the fraction or, if the Board of Directors shall determine, the number of shares may be rounded downward to the next whole share.

            (vi) Each stock appreciation right granted in connection with an Incentive Stock Option, and unless otherwise determined by the Board of Directors with respect to a stock appreciation right granted to a person who is neither an Officer nor a director of the Company, each other stock appreciation right granted under the Plan by its terms shall be nonassignable and nontransferable by the holder, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the holder's domicile at the time of death, and each stock appreciation right by its terms shall be exercisable during the holder's lifetime only by the holder.

           (vii) Each participant who has exercised a stock appreciation right shall, upon notification of the amount due, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If the participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the participant including salary, subject to applicable law. With the consent of the Board of Directors a participant may satisfy this obligation, in whole or in part, by having the Company withhold from any shares to be issued upon the exercise that number of shares that would satisfy the withholding amount due or by delivering Common Stock to the Company to satisfy the withholding amount.

          (viii) Upon the exercise of a stock appreciation right for shares, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued. Cash payments of stock appreciation rights shall not reduce the number of shares of Common Stock reserved for issuance under the Plan.

    10.  CASH BONUS RIGHTS.

        (a) GRANT. The Board of Directors may grant cash bonus rights under the Plan in connection with (i) options granted or previously granted, (ii) stock appreciation rights granted or previously granted, (iii) stock bonuses awarded or previously awarded and (iv) shares sold or previously sold under the Plan. Cash bonus rights will be subject to rules, terms and conditions as the Board of Directors may prescribe. Unless otherwise determined by the Board of Directors with respect to a cash bonus right granted to a person who is neither an Officer nor a director of the Company, each cash bonus right granted under the Plan by its terms shall be nonassignable and nontransferable by the holder, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the holder's domicile at the time of death. The payment of a cash bonus shall not reduce the number of shares of Common Stock reserved for issuance under the Plan.

        (b) CASH BONUS RIGHTS IN CONNECTION WITH OPTIONS. A cash bonus right granted in connection with an option will entitle an optionee to a cash bonus when the related option is exercised (or terminates in connection with the exercise of a stock appreciation right related to the option) in whole or in part if, in the sole discretion of the Board of Directors, the bonus right will result in a tax deduction that the Company has sufficient taxable income to use. If an optionee purchases shares upon exercise of an option and does not exercise a related stock appreciation right, the amount of the bonus, if any, shall be determined by multiplying the excess of the total fair market value of the shares to be acquired upon the exercise over the total option price for the shares by the applicable bonus percentage. If the optionee exercises a related stock appreciation right in connection with the termination of an option, the amount of the bonus, if any, shall be determined by multiplying the total fair market value of the shares and cash received pursuant to the exercise of the stock appreciation right by the applicable bonus percentage. The bonus percentage applicable to a bonus right, including a previously granted bonus right, may be changed from time to time at the sole discretion of the Board of Directors but shall in no event exceed 75 percent.

        (c) CASH BONUS RIGHTS IN CONNECTION WITH STOCK BONUS. A cash bonus right granted in connection with a stock bonus will entitle the recipient to a cash bonus payable when the stock bonus is awarded or restrictions, if any, to which the stock is subject lapse. If bonus stock awarded is subject to restrictions and is repurchased by the Company or forfeited by the holder, the cash bonus right granted in connection with the stock bonus shall terminate and may not be exercised. The amount and timing of payment of a cash bonus shall be determined by the Board of Directors.

        (d) CASH BONUS RIGHTS IN CONNECTION WITH STOCK PURCHASES. A cash bonus right granted in connection with the purchase of stock pursuant to paragraph 8 will entitle the recipient to a cash bonus when the shares are purchased or restrictions, if any, to which the stock is subject lapse. Any cash bonus right granted in connection with shares purchased pursuant to paragraph 8 shall terminate and may not be exercised in the event the shares are repurchased by the Company or forfeited by the holder pursuant to applicable restrictions. The amount of any cash bonus to be awarded and timing of payment of a cash bonus shall be determined by the Board of Directors.

        (e) TAXES. The Company shall withhold from any cash bonus paid pursuant to paragraph 10 the amount necessary to satisfy any applicable federal, state and local withholding requirements.

    11. PERFORMANCE UNITS. The Board of Directors may grant performance units consisting of monetary units which may be earned in whole or in part if the Company achieves certain goals established by the Board of Directors over a designated period of time, but not in any event more than 10 years. The goals established by the Board of Directors may include earnings per share, return on shareholders' equity, return on invested capital, and such other goals as may be established by the Board of Directors. In the event that the minimum performance goal established by the Board of Directors is not achieved at the conclusion of a period, no payment shall be made to the participants. In the event the maximum corporate goal is achieved, 100 percent of the monetary value of the performance units shall be paid to or vested in the participants. Partial achievement of the maximum goal may result in a payment or vesting corresponding to the degree of achievement as determined by the Board of Directors. Payment of an award earned may be in cash or in Common Stock or in a combination of both, and may be made when earned, or vested and deferred, as the Board of Directors determines. Deferred awards shall earn interest on the terms and at a rate determined by the Board of Directors. Unless otherwise determined by the Board of Directors with respect to a performance unit granted to a person who is neither an Officer nor a director of the Company, each performance unit granted under the Plan by its terms shall be nonassignable and nontransferable by the holder, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the holder's domicile at the time of death. Each participant who has been awarded a performance unit shall, upon notification of the amount due, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If the participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the participant, including salary or fees for services, subject to applicable law. With the consent of the Board of Directors a participant may satisfy this obligation, in whole or in part, by having the Company withhold from any shares to be issued that number of shares that would satisfy the withholding amount due or by delivering Common Stock to the Company to satisfy the withholding amount. The payment of a performance unit in cash shall not reduce the number of shares of Common Stock reserved for issuance under the Plan. The number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon payment of an award.

    12. FOREIGN QUALIFIED GRANTS. Awards under the Plan may be granted to such officers and employees of the Company and its subsidiaries and such other persons described in paragraph 1 residing in foreign jurisdictions as the Board of Directors may determine from time to time. The Board of Directors may adopt such supplements to the Plan as may be necessary to comply with the applicable laws of such foreign jurisdictions and to afford participants favorable treatment under such laws; provided, however, that no award shall be granted under any such supplement with terms which are more beneficial to the participants than the terms permitted by the Plan.

    13.  CHANGES IN CAPITAL STRUCTURE.

        (a) STOCK SPLITS; STOCK DIVIDENDS. If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares or dividend payable in shares, recapitalization or reclassification appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for grants under the Plan. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, so that the optionee's proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.

        (b) MERGERS, REORGANIZATIONS, ETC. In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, separation, reorganization or liquidation to which the Company or a subsidiary is a party or a sale of all or substantially all of the Company's assets (each, a "Transaction"), the Board of Directors shall, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding options under the Plan:

           (i) Outstanding options shall remain in effect in accordance with their terms.

           (ii) Outstanding options shall be converted into options to purchase stock in the corporation that is the surviving or acquiring corporation in the Transaction. The amount, type of securities subject thereto and exercise price of the converted options shall be determined by the Board of Directors of the Company, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation to be issued to holders of shares of the Company. Unless otherwise determined by the Board of Directors, the converted options shall be vested only to the extent that the vesting requirements relating to options granted hereunder have been satisfied.

           (iii) The Board of Directors shall provide a 30-day period prior to the consummation of the Transaction during which outstanding options may be exercised to the extent then exercisable, and upon the expiration of such 30-day period, all unexercised options shall immediately terminate. The Board of Directors may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full during such 30-day period.

        (c) DISSOLUTION OF THE COMPANY. In the event of the dissolution of the Company, options shall be treated in accordance with paragraph 13(b)(iii).

        (d) RIGHTS ISSUED BY ANOTHER CORPORATION. The Board of Directors may also grant options, stock appreciation rights, performance units, stock bonuses and cash bonuses and issue restricted stock under the Plan having terms, conditions and provisions that vary from those specified in this Plan provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options, stock appreciation rights, stock bonuses, cash bonuses, restricted stock and performance units granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a Transaction.

    14. AMENDMENT OF PLAN. The Board of Directors may at any time, and from time to time, modify or amend the Plan in such respects as it shall deem advisable because of changes in the law while the Plan is in effect or for any other reason. Except as provided in paragraphs 6(a)(iv), 9, 10 and 13, however, no change in an award already granted shall be made without the written consent of the holder of such award.

    15. APPROVALS. The obligations of the Company under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company's shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate applicable state or federal securities laws.

    16. EMPLOYMENT AND SERVICE RIGHTS. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of the Company or any subsidiary or interfere in any way with the right of the Company or any subsidiary by whom such employee is employed to terminate such employee's employment at any time, for any reason, with or without cause, or to decrease such employee's compensation or benefits, or (ii) confer upon any person engaged by the Company any right to be retained or employed by the Company or to the continuation, extension, renewal, or modification of any compensation, contract, or arrangement with or by the Company.

    17. RIGHTS AS A SHAREHOLDER. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any Common Stock until the date of issue to the recipient of a stock certificate for such shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

    18.  OPTION GRANTS TO NON-EMPLOYEE DIRECTORS.

        (a) INITIAL BOARD GRANTS. Each person who becomes a Non-Employee Director after the Plan is adopted shall be automatically granted an option to purchase 15,000 shares of Common Stock when he or she becomes a Non-Employee Director, so long as such person has not previously served as a director of the Company. A "Non-Employee Director" is a director who is not an employee of the Company or any of its subsidiaries, but does not include such a director whose employer prohibits such director from receiving any grant of an option to purchase shares of Common Stock of the Company.

        (b) ADDITIONAL GRANTS. Each Non-Employee Director shall be automatically granted an option to purchase additional shares of Common Stock in each calendar year subsequent to the year in which such Non-Employee Director was granted an option pursuant to paragraph 18(a), such option to be granted as of the date of the Company's annual meeting of shareholders held in such calendar year, provided that the Non-Employee Director continues to serve in such capacity as of such date. The number of shares subject to each additional grant shall be 5,000 shares for each Non-Employee Director.

        (c) EXERCISE PRICE. The exercise price of all options granted pursuant to this paragraph 18 shall be equal to 100 percent of the fair market value of the Common Stock determined pursuant to paragraph 6(b)(iv).

        (d) TERM OF OPTION. The term of each option granted pursuant to this paragraph 18 shall be 10 years from the date of grant.

        (e) EXERCISABILITY. Until an option expires or is terminated and except as provided in paragraphs 18(g) and 13, an option granted under this paragraph 18 shall be exercisable in full on the date one year following the grant of the option.

        (f) TERMINATION AS A DIRECTOR. If an optionee ceases to be a director of the Company for any reason, including death, the option may be exercised at any time prior to the expiration date of the option or the expiration of 30 days (or 12 months in the event of death) after the last day the optionee served as a director, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option as of the last day the optionee served as a director.

        (g) NONTRANSFERABILITY. Each option by its terms shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee's domicile at the time of death, and each option by its terms shall be exercisable during the optionee's lifetime only by the optionee.

        (h) EXERCISE OF OPTIONS. Options may be exercised upon payment of cash or shares of Common Stock of the Company in accordance with paragraph 6(a)(v).

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Article VII of the Company's Second Restated Articles of Incorporation and
Article V of the Company's Restated Bylaws require indemnification of current or former directors of the Company to the fullest extent permitted by law. The right to and amount of indemnification will be ultimately subject to determination by a court that indemnification in the circumstances presented is consistent with public policy and other provisions of law. It is likely, however, that Article VII of the Company's Second Restated Articles of Incorporation and Article V of the Company's Restated Bylaws would require indemnification at least to the extent that indemnification is authorized by the Oregon Business Corporation Act. The effect of the indemnification provisions contained in Article VII of the Company's Second Restated Articles of Incorporation, Article V of the Company's Restated Bylaws and the Oregon Business Corporation Act (the "Indemnification Provisions") is summarized as follows:

        (a) The Indemnification Provisions grant a right of indemnification in respect of any action, suit or proceeding (other than an action by or in the right of the Company) against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, was not adjudged liable on the basis of receipt of an improper personal benefit and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction or plea of nolo contendere does not, of itself, create a presumption that the person did not meet the required standards of conduct.

        (b) The Indemnification Provisions grant a right of indemnification in respect of any action or suit by or in the right of the Company against the expenses (including attorney fees) actually and reasonably incurred if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, except that no right of indemnification will be granted if the person is adjudged to be liable to the Company.

        (c) Every person who has been wholly successful on the merits of a controversy described in (a) or (b) above is entitled to indemnification as a matter of right.

        (d) The Company may not indemnify a director unless it is determined by
    (1) a majority of a quorum of disinterested directors or a committee of disinterested directors, (2) independent legal counsel or (3) the shareholders that indemnification is proper because the applicable standard of conduct has been met. Indemnification can also be ordered by a court if the court determines that indemnification is fair in view of all of the relevant circumstances.

        (e) The Company will advance to a director the expenses incurred in defending any action, suit or proceeding in advance of its final disposition if the director affirms in good faith that he or she has met the standard of conduct to be entitled to indemnification as described in (a) or (b) above and undertakes to repay any amount advanced if it is determined that the person did not meet the required standard of conduct.

    Under the Oregon Business Corporation Act, an officer of the Company is entitled to mandatory indemnification to the same extent as a director of the Company if he or she was wholly successful on the merits of a controversy described in (a) or (b) above.

    The Company has obtained insurance for the protection of its directors and officers against any liability asserted against them in their official capacities. The Company has also entered into indemnification agreements with certain of the Company's directors. The indemnification agreements in part incorporate the indemnification provisions of the Oregon Business Corporation Act as described above. The indemnification provisions also alter or clarify the statutory indemnity in certain respects. The most significant effects of the indemnification agreements are to add indemnification for settlements of derivative lawsuits and for proceedings involving a breach of fiduciary duty, subject to specified exceptions. The indemnification agreements also set forth certain procedures that apply in the event of a claim for indemnification or advancement of expenses.

    The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of shareholders or otherwise.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  2.1      Agreement and Plan of Reorganization and Merger, dated as of May 24, 1999, among
           RadiSys Corporation, Texas Micro Inc. and Tabor Merger Corp. (included in the
           Joint Proxy Statement/Prospectus as Appendix A).

  3.1      Second Restated Articles of Incorporation and Amendments thereto. Incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1
           (Registration No. 33-95892) (the "Form S-1"), and by reference to Exhibit 3 to the
           Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30,
           1997.

  3.2      Restated Bylaws and amendments thereto. Incorporated by reference to Exhibit 3.2 to the Form S-1.

  4.1      See Article IV of Exhibit 3.1 and Article VI of Exhibit 3.2.

  5.1      Opinion of Stoel Rives LLP.

  8.1      Opinion of Stoel Rives LLP regarding certain tax matters.

  8.2      Opinion of Porter & Hedges, L.L.P. regarding certain tax matters.

  8.3      Fairness Opinion of Broadview International LLC (included in the Joint Proxy
           Statement/ Prospectus as Appendix C).

  8.4      Fairness Opinion of SG Cowen Securities Corporation (included in the Joint Proxy
           Statement/Prospectus as Appendix D).

*10.1      1988 Stock Option Plan, as amended. Incorporated by reference to Exhibit 10.1 to the Form S-1.

*10.2      1995 Stock Incentive Plan, as amended. Incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on From 10-Q for the quarterly period ended June
           30, 1997.

*10.3      1996 Employee Stock Purchase Plan. Incorporated by reference to Appendix A to the
           Company's Proxy Statement related to its annual meeting held on May 28, 1996, which was filed with the Securities and Exchange Commission on April 15, 1996.

*10.4      Form of Incentive Stock Option Agreement. Incorporated by reference to Exhibit
           10.3 to the Form S-1.

*10.5      Form of Non-Statutory Stock Option Agreement. Incorporated by reference to Exhibit
           10.4 to the Form S-1.

 10.6      Lease between Registrant and Commercial Real Estate Company, L.L.C. dated December
           15, 1995. Incorporated by reference to Exhibit 10.8 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

 10.7      Master Equipment Lease No. 10551, dated as of March 2, 1995, between U.S. Bancorp
           Leasing & Financial, as Lessor, and the Registrant, as Lessee, including Schedules
           10551.001, 10551.002 and 10551.003, dated March 2, 1995, March 29, 1995 and May
           23, 1995, respectively. Incorporated by reference to Exhibit 10.8 to the Form S-1.

*10.8      Form of Indemnity Agreement. Incorporated by reference to Exhibit 10.9 to the Form
           S-1.

 10.9      Revolving line of credit agreement between the Company and United States National
           Bank of Oregon dated September 12, 1996. Incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30,
           1996.

 10.9(a)   Renewal of September 12, 1996 revolving line of credit agreement between the
           Company and United States National Bank of Oregon dated September 1, 1998.
           Incorporated by reference to Exhibit 10.11(a) to the Company's Annual Report on
           Form 10-K for the year ended December 31, 1998.

 10.10     Dawson Creek II lease, dated March 21, 1997. Incorporated by reference to Exhibit
           10.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended
           June 30, 1997.

 10.11     19.9% Stock Option Agreement, dated as May 24, 1999, between RadiSys Corporation and Texas Micro Inc. (included in the Joint Proxy Statement/Prospectus as Appendix
           B).

 21.1      Subsidiaries of RadiSys Corporation (incorporated by reference to Exhibit 21.1 to
           RadiSys Corporation's Annual Report on Form 10-K for the year ended December 31,
           1998).

 23.1      Consent of PricewaterhouseCoopers LLP (Portland, Oregon).

 23.2      Consent of PricewaterhouseCoopers LLP (Houston, Texas).

 23.3      Consents of Stoel Rives LLP (included in Exhibits 5.1 and 8.1).

 23.4      Consent of Porter & Hedges, L.L.P. (included in Exhibit 8.2).

 23.5      Consent of Broadview International LLC (included in Exhibit 8.3).

 23.6      Consent of SG Cowen Securities Corporation.

 24.1      Powers of Attorney (included on Page II-5 of the Registration Statement).

 99.1      Form of Proxy of RadiSys Corporation.

 99.2      Form of Proxy of Texas Micro, Inc

------------------------

 * This Exhibit constitutes a management contract or compensatory plan or arrangement.

ITEM 22. UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the

       Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (e) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Hillsboro, Oregon, on July 6, 1999.

                                RADISYS CORPORATION

                                By:            /s/ STEPHEN F. LOUGHLIN
                                      ------------------------------------------
                                                 Stephen F. Loughlin
                                            VICE PRESIDENT OF FINANCE AND
                                      ADMINISTRATION AND CHIEF FINANCIAL OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 6, 1999.

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Glenford J. Myers and Stephen F. Loughlin his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sing any amendments (whether pre-effective or post-effective) to this registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their substitute or substitutes, may do or cause to be done by virtue hereof.

          SIGNATURE                         TITLE
------------------------------  ------------------------------
                                Chairman of the Board,
    /s/ GLENFORD J. MYERS         President, and Chief
------------------------------    Executive Officer (Principal
      Glenford J. Myers           Executive Officer)

                                Vice President of Finance and
                                  Administration and Chief
   /s/ STEPHEN F. LOUGHLIN        Financial Officer (Principal
------------------------------    Financial and Accounting
     Stephen F. Loughlin          Officer)

    /s/ WILLIAM W. LATTIN
------------------------------  Director
      William W. Lattin

     /s/ JAMES F. DALTON
------------------------------  Director
       James F. Dalton

          SIGNATURE                         TITLE
------------------------------  ------------------------------
    /s/ RICHARD J. FAUBERT
------------------------------  Director
      Richard J. Faubert

     /s/ C. SCOTT GIBSON
------------------------------  Director
       C. Scott Gibson

------------------------------  Director
    Jean-Pierre D. Patkay

 /s/ JEAN-CLAUDE PETERSCHMITT
------------------------------  Director
   Jean-Claude Peterschmitt

                                 EXHIBIT INDEX

EXHIBIT NO.   DESCRIPTION
------------  -----------------------------------------------------------------------------------------------------
    2.1       Agreement and Plan of Reorganization and Merger, dated as of May 24, 1999, among RadiSys Corporation,
                Texas Micro Inc. and Tabor Merger Corp. (included in the Joint Proxy Statement/Prospectus as
                Appendix A).

    3.1       Second Restated Articles of Incorporation and Amendments thereto. Incorporated by reference to
                Exhibit 3.1 to the Company's Registration Statement on Form S-1 (Registration No. 33-95892) (the
                "Form S-1"), and by reference to Exhibit 3 to the Company's Quarterly Report on Form 10-Q for the
                quarterly period ended June 30, 1997.

    3.2       Restated Bylaws and amendments thereto. Incorporated by reference to Exhibit 3.2 to the Form S-1.

    4.1       See Article IV of Exhibit 3.1 and Article VI of Exhibit 3.2.

    5.1       Opinion of Stoel Rives LLP.

    8.1       Opinion of Stoel Rives LLP regarding certain tax matters.

    8.2       Opinion of Porter & Hedges, L.L.P. regarding certain tax matters.

    8.3       Fairness Opinion of Broadview International LLC (included in the Joint Proxy Statement/ Prospectus as
                Appendix C).

    8.4       Fairness Opinion of SG Cowen Securities Corporation (included in the Joint Proxy Statement/Prospectus as Appendix D).

  *10.1       1988 Stock Option Plan, as amended. Incorporated by reference to Exhibit 10.1 to the Form S-1.

  *10.2       1995 Stock Incentive Plan, as amended. Incorporated by reference to Exhibit 10.2 to the Company's
                Quarterly Report on From 10-Q for the quarterly period ended June 30, 1997.

  *10.3       1996 Employee Stock Purchase Plan. Incorporated by reference to Appendix A to the Company's Proxy
                Statement related to its annual meeting held on May 28, 1996, which was filed with the Securities and Exchange Commission on April 15, 1996.

  *10.4       Form of Incentive Stock Option Agreement. Incorporated by reference to Exhibit 10.3 to the Form S-1.

  *10.5       Form of Non-Statutory Stock Option Agreement. Incorporated by reference to Exhibit 10.4 to the Form
                S-1.

   10.6       Lease between Registrant and Commercial Real Estate Company, L.L.C. dated December 15, 1995.
                Incorporated by reference to Exhibit 10.8 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

   10.7       Master Equipment Lease No. 10551, dated as of March 2, 1995, between U.S. Bancorp Leasing &
                Financial, as Lessor, and the Registrant, as Lessee, including Schedules 10551.001, 10551.002 and
                10551.003, dated March 2, 1995, March 29, 1995 and May 23, 1995, respectively. Incorporated by reference to Exhibit 10.8 to the Form S-1.

  *10.8       Form of Indemnity Agreement. Incorporated by reference to Exhibit 10.9 to the Form S-1.

   10.9       Revolving line of credit agreement between the Company and United States National Bank of Oregon
                dated September 12, 1996. Incorporated by reference to Exhibit 10.1 to the Company's Quarterly
                Report on Form 10-Q for the quarter ended September 30, 1996.

EXHIBIT NO.   DESCRIPTION
------------  -----------------------------------------------------------------------------------------------------
   10.9  (a)  Renewal of September 12, 1996 revolving line of credit agreement between the Company and United
                States National Bank of Oregon dated September 1, 1998. Incorporated by reference to Exhibit
                10.11(a) to the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

   10.10      Dawson Creek II lease, dated March 21, 1997. Incorporated by reference to Exhibit 10.1 to the
                Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997.

   10.11      19.9% Stock Option Agreement, dated as May 24, 1999, between RadiSys Corporation and Texas Micro Inc.
                (included in the Joint Proxy Statement/Prospectus as Appendix B)

   21.1       Subsidiaries of RadiSys Corporation (incorporated by reference to Exhibit 21.1 to RadiSys
                Corporation's Annual Report on Form 10-K for the year ended December 31, 1998).

   23.1       Consent of PricewaterhouseCoopers LLP (Portland, Oregon).

   23.2       Consent of PricewaterhouseCoopers LLP (Houston, Texas).

   23.3       Consents of Stoel Rives LLP (included in Exhibits 5.1 and 8.1).

   23.4       Consent of Porter & Hedges, L.L.P. (included in Exhibit 8.2).

   23.5       Consent of Broadview International LLC (included in Exhibit 8.3).

   23.6       Consent of SG Cowen Securities Corporation.

   24.1       Powers of Attorney (included on Page II-5 of the Registration Statement).

   99.1       Form of Proxy of RadiSys Corporation.

   99.2       Form of Proxy of Texas Micro, Inc.

------------------------

* This Exhibit constitutes a management contract or compensatory plan or arrangement.